EQUITY COMMITMENT AGREEMENT

BY AND AMONG

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.,

THE COMMITMENT PARTIES PARTY HERETO

AND

THE OTHER PARTIES SET FORTH HEREIN

Dated as of October 29, 2019

EQUITY COMMITMENT AGREEMENT
THIS EQUITY COMMITMENT AGREEMENT (together with all exhibits and schedules hereto, as each may be amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of October 29, 2019, is made by and among (i) Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), (ii) each Commitment Party (defined below), (iii) Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“Oaktree Power III”), (iv) Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“IEA LLC”), and (v)  OT POF IEA Preferred B Aggregator, L.P., a Delaware limited partnership. The Company, Oaktree and each Commitment Party is referred to herein individually as a “Party”, and, collectively as the “Parties.”
RECITALS
WHEREAS, on September 17, 2019, Ares duly delivered a notice to the Company pursuant to Section 5.5(b)(i)(A) of the August 2019 ECA confirming that Ares is ready, willing and able to consummate its portion of the investment contemplated by the Term Sheet;
WHEREAS, the financing from Non-Ares Investors (as such term is defined in the Term Sheet) necessary to consummate the transactions contemplated by the Term Sheet has not been obtained;
WHEREAS, subject to the terms and conditions contained in this Agreement, at the Closing (as defined below), the Company intends to issue and sell to the Commitment Parties, for an amount in cash equal to $80,000,000 in the aggregate, (a) an aggregate of 80,000 shares of newly created fully paid and non-assessable Series B-3 Preferred Stock and (b) 3,568,750 Warrants (as defined below) (as may be adjusted pursuant to Section 2.1(a)), and the Commitment Parties desire to purchase such shares of Series B-3 Preferred Stock and the Warrants from the Company;
WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to commit its respective Commitment Amount to purchase such number of shares of Series B-3 Preferred Stock and a pro rata portion of the Warrants to be issued at Closing, in each case, as set forth next to such Commitment Party’s name on the Commitment Schedule;
WHEREAS, on the date hereof, IEA LLC, the Company and the other parties thereto are entering into the Series A Preferred Exchange Agreement (the “Series A Preferred Exchange Agreement”) pursuant to which IEA LLC has agreed to exchange 17,482.5 shares of the Company’s Series A Preferred Stock representing 50% of the Company’s Series A Preferred Stock held by IEA LLC as of the date hereof in exchange for the number of shares of Series B-3 Preferred Stock and number of warrants to purchase Common Stock, in each case, calculated in accordance with the terms of the Series A Preferred Exchange Agreement;
WHEREAS, on the date hereof, the Commitment Parties, Oaktree and the Company are entering into the rights offering agreement (the “Rights Offering Agreement”), pursuant to which holders of Common Stock of the Company (other than Oaktree, Ares and certain other holders of Common Stock of the Company) will have the right to purchase shares of Series B-3 Preferred Stock and warrants to purchase Common Stock in accordance with the terms set forth therein;
WHEREAS, each of the Backstop Parties is committing to purchase additional shares of Series B-3 Preferred Stock and corresponding warrants to purchase Common Stock pursuant to, and in accordance with, the provisions set forth in Section 9.17 and Section 9.18 hereof;
WHEREAS, the special committee of the Board consisting of independent members of the Board (the “Special Committee”) has based upon the information provided to it, and subject to the satisfaction of certain conditions, recommended to the Company’s Board that the Board authorize the execution, delivery and performance of this Agreement; and
WHEREAS, the Board has unanimously determined that this Agreement and the transactions contemplated hereby are advisable, fair and in the best interests of the Company and its stockholders.
NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, the Company (on behalf of itself and each of its direct and indirect Subsidiaries) and each of the other Parties hereby agrees as follows:

ARTICLE 1

DEFINITIONS

Section 1.1    Definitions.

Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below:

“2019 Commitment Amount” means with respect to a Backstop Party the amount set forth on Schedule II opposite such Backstop Party’s name in the column 2019 Commitment Amount.
“2019 Commitment Closing” has the meaning set forth in Section 9.17(c).
“2019 Commitment Closing Date” has the meaning set forth in Section 9.17(c).
“2019 Commitment Fees” means the fees payable to Oaktree and Ares as set forth on Exhibit F which shall be payable in cash (pro rata in accordance with the Backstop Pro Rata Share) to Oaktree and Ares simultaneously with the 2019 Commitment Closing.
“2019 Commitment Purchase Price” has the meaning set forth in Section 9.17(b).
“2019 Commitment Warrants” has the meaning set forth in Section 9.17(c).
“2020 Commitment Amount” means with respect to a Backstop Party the amount set forth on Schedule II opposite such Backstop Party’s name in the column 2020 Commitment Amount.
“2020 Commitment Closing” has the meaning set forth in Section 9.18(d).
“2020 Commitment Closing Date” has the meaning set forth in Section 9.18(d).
“2020 Commitment Fees” means the fees payable to Oaktree and Ares as set forth on Exhibit F which shall be payable in cash (pro rata in accordance with the Backstop Pro Rata Share) to the Commitment Parties simultaneously with the 2020 Commitment Closing.
“2020 Commitment Purchase Price” has the meaning set forth in Section 9.18(b).
“2020 Commitment Warrants” has the meaning set forth in Section 9.18(d).
“A&R Registration Rights Agreement” has the meaning set forth in Section 5.7.
“Acquisition Proposal” means any inquiry, proposal or offer from any third party relating to (a) any direct or indirect acquisition or purchase, in a single transaction or a series of related transactions, of (i) $80,000,000 or more of preferred stock of the Company that ranks or would rank pari passu or senior to any of the Series B Preferred Stock, (ii) fifty percent (50%) or more of the outstanding Common Stock, (iii) fifty percent (50%) or more (based on the fair market value thereof) of the assets (including equity securities of the Company’s Subsidiaries) of the Company and the Company’s Subsidiaries, taken as a whole, or (iv) assets or businesses of the Company and the Company Subsidiaries that constitute or generate fifty percent (50%) or more of the total assets, consolidated revenues or net income of the Company and the Company’s Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any third party having beneficial ownership of, directly or indirectly, fifty percent (50%) or more of the outstanding Common Stock, (c) any merger, consolidation, amalgamation, business combination, or any combination of the foregoing or (d) any reorganization or other transaction having a similar effect to those described in clauses (a) through (c).
“Action” means, any action, suit, claim, arbitration, mediation, litigation, hearing, or other proceeding by or before any court, tribunal or arbitrator or any Governmental Entity.
“Additional Common Stock” has the meaning set forth in Section 5.6(e).

“Adjusted EBITDA” means Adjusted EBITDA calculated in accordance with the methodology historically used by the Company to calculate the projected Adjusted EBITDA previously provided to Ares.
“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person; provided, however, that none of the Commitment Parties, Oaktree or any of their respective Affiliates or Affiliated Funds shall be deemed to be an Affiliate of the Company or any of its direct and indirect Subsidiaries for purposes of this Agreement. “Affiliated” has a correlative meaning.
“Affiliated Fund” means, (i) in relation to each Commitment Party, any investment fund the primary investment advisor to or manager of which is such Commitment Party or an Affiliate thereof or (ii) in relation to Oaktree, any investment fund the primary investment advisor to or manager of which is Oaktree or an Affiliate thereof.
“Agreement” has the meaning set forth in the Preamble.
“Amended and Restated B-1 and B-2 Certificates” has the meaning set forth in Section 2.2(b)(ii).
“Applicable Ares Percentage” means, a fraction, expressed as a percentage (a) the numerator of which is the sum of (i) $130,000,000, (ii) the portion (if any) of the 2019 Commitment Purchase Price actually paid to the Company by Ares Special Situation Fund IV, L.P., ASOF Holdings I, L.P. or their or their respective Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts and (iii) the portion (if any) of the 2020 Commitment Purchase Price actually paid to the Company by Ares Special Situation Fund IV, L.P., ASOF Holdings I, L.P. or their or their respective Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts and (b) the denominator of which is the Applicable Funded Amount.
“Applicable Ares Share Factor” means, (x) the product of (a) Applicable Overall Share Factor and (b) Applicable Ares Percentage minus (y) 81/2255.
“Applicable Factor” means the product of (a) eighteen percent (18%) multiplied by (b) a quotient (i) the numerator of which is the Applicable Funded Amount and (ii) the denominator of which is $160,000,000.
“Applicable Funded Amount” means the sum of (a) $130,000,000, (b) the portion (if any) of the 2019 Commitment Purchase Price actually paid to the Company and (c) the portion (if any) of the 2020 Commitment Purchase Price actually paid to the Company.
“Applicable Oaktree Percentage” means, a fraction, expressed as a percentage (a) the numerator of which is the sum of (i) the portion (if any) of the 2019 Commitment Purchase Price actually paid to the Company by OT POF IEA Preferred B Aggregator, L.P. and (ii) the portion (if any) of the 2020 Commitment Purchase Price actually paid to the Company by OT POF IEA Preferred B Aggregator, L.P. and (b) the denominator of which is the Applicable Funded Amount.
“Applicable Oaktree Share Factor” means, the product of (a) Applicable Overall Share Factor and (b) Applicable Oaktree Percentage.
“Applicable Overall Share Factor” means a fraction (a) the numerator of which is the Applicable Factor and (b) the denominator of which is (i) one (1) minus (ii) the Applicable Factor.
“Ares” means Ares Special Situations Fund IV, L.P., a Delaware limited partnership, and ASOF Holdings I, L.P., a Delaware limited partnership.
“Ares Expense Reimbursement Payment” means all reasonable and documented out-of-pocket costs and expenses incurred by Ares and its Affiliates (including attorney and advisor fees) prior to, on or after the date hereof in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and funding of the transactions contemplated by this Agreement; provided that such amount reimbursable as an “Ares Expenses Reimbursement Payment” shall not exceed, in the aggregate together with all prior expense reimbursements, $3,000,000.
“August 2019 ECA” means that certain Equity Commitment Agreement, dated as of August 13, 2019, by and among the Company, the Commitment Parties thereto and Oaktree as amended through the date hereof.
“Backstop Party” means the Backstop Parties set forth on Schedule II, acting in their capacity as such and including each of their successors and permitted assigns.

“Backstop Pro Rata Share” means with respect to a Backstop Party the percentage set forth on Schedule II opposite such Backstop Party’s name in the column Backstop Pro Rata Share.
“Board” means the Board of Directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or the State of New York.
“Called 2019 Commitment” has the meaning set forth in Section 9.17(b).
“Called 2020 Commitment” has the meaning set forth in Section 9.18(b).
“Cap Amount” has the meaning set forth in Section 5.6(f)(i).
“Capital Stock” means (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation; (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, subscriptions, rights (including any preemptive or similar rights), calls or other rights to purchase or acquire any of the foregoing.
“Closing” has the meaning set forth in Section 2.2(a).
“Closing Date” has the meaning set forth in Section 2.2(a).
“Commitment” has the meaning set forth in Section 2.1(a).
“Commitment Amount” means the “Commitment Amount” set forth next to the name of each Commitment Party on the Commitment Schedule.
“Commitment Party” means the Commitment Parties set forth on the Commitment Schedule, acting in their capacity as such and including each of their successors and permitted assigns.
“Commitment Party Default” means the failure by a Commitment Party to deliver and pay (or cause to be delivered and paid) the aggregate Commitment Amount of such Commitment Party when due in accordance with Section 2.1(a).
“Commitment Schedule” means Schedule 1 to this Agreement, as may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.
“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any Capital Stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.
“Company” has the meaning set forth in the Preamble.
“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by contract or agency or otherwise. “Controlled” has a correlative meaning.
“Credit Agreement” means that certain Second Amended and Restated Credit and Guarantee Agreement, dated as of September 25, 2018, as amended and restated as of November 2, 2018, as further amended and restated as of November 16, 2018 and as further amended and restated as of May 20, 2019.
“Definitive Documents” means this Agreement, the Series B-3 COD, the Amended and Restated B-1 and B-2 Certificates, the A&R Registration Rights Agreement, the Investor Rights Agreement, the Series A Preferred Exchange Agreement, the Warrant Certificate and each of the other agreements and instruments entered into and delivered by the Parties hereto in connection with the transactions contemplated hereby.

“Expense Reimbursement Payments” means the Ares Expense Reimbursement Payment and the Oaktree Expense Reimbursement Payment.
“Funded Commitment Amount” means the Commitment Amount plus any Called 2019 Commitment and any Called 2020 Commitment.
“Fundamental Representations” has the meaning set forth in Section 7.4.
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.
“Governmental Entity” means any applicable nation, state, county, city, town, village, district or other political jurisdiction of any nature, federal, state, local, municipal, foreign, or other government, governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal), stock exchange, multi-national organization or body, or body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or Taxing authority or power of any nature or instrumentality of any of the foregoing, including any entity or enterprise owned or controlled by a government or a public international organization or any of the foregoing.
“IEA LLC” has the meaning set forth in the preamble.
“Indebtedness” means (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term and whether secured or unsecured; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (e) any liabilities under any performance bond or letter of credit or any bank overdrafts and similar charges; (f) any accrued interest, premiums, penalties and other obligations relating to the foregoing items in clauses (a) through (e); and (g) any indebtedness referred to in clauses (a) through (f) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, the Company or any of its Subsidiaries.
“Indemnified Person” has the meaning set forth in Section 7.1.
“Indemnifying Party” has the meaning set forth in Section 7.1.
“Investor Rights Agreement” means an Investor Rights Agreement to be entered into by the Company, Ares, Oaktree and the other parties thereto in substantially the form set forth on Exhibit A hereto.
“Law” means any law, statute, code, ordinance, regulation or rule of any Governmental Entity.
“Lien” means any lien, adverse claim, charge, option, right of first refusal, preemptive right, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, Taxes, conditional sale or other title retention agreement, defect in title or other restrictions of any kind; provided that restrictions on transfer arising under applicable securities Laws shall not be Liens.
“Liquidity” means, at any date of measurement, the sum of (a) the aggregate Revolving Commitments (as defined in the Credit Agreement) of all Lenders (as defined in the Credit Agreement) less (b) the aggregate Revolving Exposures (as defined in the Credit Agreement) of all Lenders (as defined in the Credit Agreement) plus (c) the Unrestricted Cash of the Company and its Subsidiaries.

“Losses” has the meaning set forth in Section 7.1.

“Make-Whole Premium” has the meaning set forth in the Credit Agreement.

“Material Adverse Effect” means any effect, change, event, development, condition or occurrence that, individually or together with one or more effects, changes, events, developments, conditions or occurrences, has had or would be reasonably expected to have or result in a material adverse effect or material adverse change on the business, assets, liabilities, properties, financial condition or operating results of the Company and its Subsidiaries, taken as a whole, or to the ability of the Company to consummate timely the transactions contemplated by this Agreement.

“Material Contract” means any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act.
“May 2019 ECA” means that certain Amended and Restated Equity Commitment Agreement, dated as of May 20, 2019, by and between the Company, the Commitment Parties thereto and Oaktree as amended through the date hereof.
“Nasdaq” means any national stock exchanges now or hereafter maintained by NASDAQ, including, without limitation, the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market.
“Nasdaq 20% Rule” has the meaning set forth in Section 5.6(f).
“November 2017 Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Company, IEA Energy Services, LLC, a Delaware limited liability company, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company, and the other parties thereto.
“Oaktree” means, collectively, Oaktree Power Opportunities Fund III Delaware, L.P., Infrastructure and Energy Alternatives, LLC and OT POF IEA Preferred B Aggregator, L.P.
“Oaktree Expense Reimbursement Payment” means all reasonable and documented out-of-pocket costs and expenses incurred by Oaktree and its Affiliates (including attorney and advisor fees) prior to, on or after the date hereof in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and funding of the transactions contemplated by this Agreement and the Series A Preferred Exchange Agreement; provided that such amount reimbursable as an “Oaktree Expenses Reimbursement Payment” shall not exceed, in the aggregate, $375,000.
“Order” means any judgment, order, award, injunction, writ, permit, license, settlement or decree issued, promulgated, made, rendered or entered into by or with any Governmental Entity or arbitrator of applicable jurisdiction (in each case, whether temporary, preliminary or permanent).
“Party” or “Parties” has the meaning set forth in the Preamble.
“Per Share Purchase Price” shall mean $1,000.
“Permitted Deleveraging Cash” means Unrestricted Cash, other than the proceeds generated by or on behalf of the Company or any of its Subsidiaries from the proceeds of any sale leaseback transaction, capital lease or other incurrence of Indebtedness (as defined in the Credit Agreement).
“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, association, trust, Governmental Entity or other entity or organization.
“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of March 26, 2018, as amended through the date hereof.
“Related Party” means, with respect to any Person, (a) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (b) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.
“Repayment Condition” means, that after giving effect to a proposed repayment of the Term Loans, any of (a) the Company will have at least $125 million of Liquidity or (b) the Company will have at least $107.5 million of Liquidity and will have delivered a certificate substantially in the form attached as Exhibit G hereto of its Chief Financial Officer to the Backstop Parties that as of the date of the proposed repayment of the Term Loans, the Company is projected to (or has) generate(d) Adjusted EBITDA for the year ended December 31, 2019 of at least 100.0 million.
“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.
“Rights Offering” has the meaning set forth in the Rights Offering Agreement.
“Rights Offering Agreement” has the meaning set forth in the Recitals.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.
“Senior Repayment Amount” has the meaning set forth in Section 2.2(b)(iii)(F).
“Series A COD” means the Amended and Restated Certificate of Designations of Series A Preferred Stock, dated May 20, 2019.
“Series A Preferred Stock” means the Series A preferred stock of the Company, par value $0.0001 per share.
“Series A Preferred Exchange Agreement” has the meaning set forth in the recitals.
“Series B Preferred Stock” means collectively, Series B-1 Preferred Stock and Series B-2 Preferred Stock.
“Series B-1 COD” means that certain Amended and Restated Certificate of Designations of Series B-1 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-1 Preferred Stock, dated as of August 30, 2019 as in effect immediately prior to the date hereof.
“Series B-1 Preferred Stock” means the Series B-1 Preferred Stock of the Company, par value $0.0001 per share, issued on the terms set forth in the Series B-1 COD.
“Series B-2 COD” means that certain Certificate of Designations of Series B-2 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-2 Preferred Stock, dated as of August 30, 2019 as in effect immediately prior to the date hereof.
“Series B-2 Preferred Stock” means the Series B-2 Preferred Stock of the Company, par value $0.0001 per share, issued on the terms set forth in the Series B-2 COD.
“Series B-3 COD” means a Certificate of Designations of Series B-3 Preferred Stock in substantially the form set forth on Exhibit B hereto.
“Series B-3 Preferred Stock” means the Series B-3 Preferred Stock of the Company par value $0.0001 per share, issued on the terms set forth herein and in the Series B-3 COD.
“Special Committee” has the meaning set forth in the Recitals.
“Stockholder Rule 5635 Approval” has the meaning set forth in Section 5.6(f).
“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.
“Superior Proposal” means an Acquisition Proposal made in writing to the Company that the Board or the Special Committee has determined in its good faith judgment, after consultation with outside counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the holders of the Company’s Common Stock from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement.
“Tax Contest” means any audit, suit, conference, action, assessment, investigation, claim, administrative or judicial proceeding, or other similar interaction with a Governmental Entity with respect to any Tax.
“Tax Returns” means any and all reports, returns, declarations, claims for refund, elections, disclosures, estimates, information reports or returns or statements supplied or required to be supplied to a Governmental Entity in connection with Taxes, including any schedule or attachment thereto or amendment thereof.
“Taxes” means (i) all taxes, assessments, duties, levies or other similar governmental charges paid or payable to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon, (ii) any liability for such amounts described in clause (i) as a result of being a member of a combined, consolidated, unitary, or affiliated group and (iii) any and all liability for the payment of any amounts described above in clauses (i) and (ii) as a result of any express or implied obligation to indemnify any other person, or any successor or transferee liability. “Taxing” and “Taxation” each have a correlative meaning.
“Term Loans” has the meaning set forth in the Credit Agreement.
“Term Sheet” means the Amended and Restated Non-Binding Indicative Terms for Investment and Merger, dated as of August 13, 2019, a copy of which is attached to the August 2019 ECA as Exhibit D on the terms set forth therein (as may be amended, supplemented or modified from time to time).
“Termination Date” has the meaning set forth in Section 8.1(b).
“Termination Fee” has the meaning set forth in Section 8.3.
“Third Party Claim” has the meaning set forth in Section 7.2(a).
“Unrestricted Cash” means, at any date of measurement, cash or cash equivalents of the Company and its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Company and its Subsidiaries.

“Warrant Certificate” means the certificate in substantially the form attached hereto as Exhibit D.
“Warrant Measurement Date” means the 2020 Commitment Closing (or if earlier, the termination of the obligations of the Backstop Parties set forth in Section 9.18 pursuant to Section 9.18(f)).
“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $0.0001 per share, represented by and on the terms set forth herein and in the Warrant Certificate (including Warrants as may be issued pursuant to and in accordance with Section 5.6. Section 9.17 or Section 9.18).

Section 1.2    Construction.

In this Agreement, unless the context otherwise requires:

(a)references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c)words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)the words “hereof,” “herein,” “hereto” and “hereunder,” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e)the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;
(f)“include,” “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g)references to “day” or “days” are to calendar days;

(h)if the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day;

(i)references to “the date hereof” or “the date of the Agreement” means the date of this Agreement;

(j)the word “or” is disjunctive but not necessarily exclusive;

(k)unless otherwise specified, references to any Law means such Law as amended from time to time and includes any successor Law thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(l)references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

ARTICLE II

COMMITMENT
Section 2.1    The Commitment and Issuance.

(a)On the terms and subject to the conditions set forth herein, each Commitment Party hereby agrees to purchase (or cause certain of its or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase) (the “Commitment”), and the Company shall sell to such Commitment Party (or such managed funds, investment vehicles, co-investment vehicles and/or accounts) for the applicable Commitment Amount, at the Closing, (i) the number of shares of Series B-3 Preferred Stock set forth next to such Commitment Party’s name on the Commitment Schedule, free and clear of all Liens and (ii) a pro rata portion of 3,568,750 Warrants to each Commitment Party based on the percentages set forth next to such Commitment Party’s name on the Commitment Schedule, free and clear of all Liens; provided, that, if during the period from the date hereof until and including the Closing, the Company issues to any Person any shares of Common Stock or Capital Stock or similar securities convertible into, exchangeable for or having the right to subscribe for shares of Common Stock, (excluding any securities issuable pursuant to the Series A Preferred Exchange Agreement, but including for the avoidance of doubt, without duplication, (A) any adjustments that are required to be made to the warrants evidenced by that certain Warrant, dated as of May 20, 2019, issued by the Company to Ares Special Situations Fund IV, L.P. (including Section 4 thereof), (B) any adjustments that are required to be made to the warrants evidenced by those certain Warrants, dated as of August 30, 2019, issued by the Company to Ares Special Situations Fund IV, L.P. and ASOF Holdings I, L.P. (including Section 4 thereof) or (C) any of the events contemplated by clauses (i) through (iv) of Section 5.6(e) hereof occur), the number of Warrants issued to the Commitment Parties hereunder will be proportionally and ratably increased such that the Warrants issued to the Commitment Parties will not be affected by any such dilution.
(b)The Parties agree that the Series B-3 Preferred Stock, the Warrants and any other warrants to purchase Common Stock contemplated hereby shall be issued in reliance upon the exemption from registration set forth in Section 4(a)(2) of the Securities Act.

Section 2.2    Closing.

(a)Except as set forth in Section 9.17 and Section 9.18, the closing of the transactions contemplated hereby (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures, or at such other time and place as the Parties may agree in writing, on the first (1st) Business Day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions); provided that in no event shall the Closing occur prior to November 14, 2019. The date on which the Closing actually occurs shall be referred to herein as the “Closing Date.” At the Closing, the Company shall issue the applicable Series B-3 Preferred Stock and Warrants to the applicable Commitment Party free and clear of all Liens against payment by such Commitment Party of its applicable Commitment Amount in complete satisfaction of such Commitment Party’s Commitment.

(b)At the Closing, the Company shall (and with respect to Oaktree’s deliverables set forth in Section 2.2(b)(iii)(E) and Section 2.2(b)(iii)(G), Oaktree shall):

(i)duly file, or cause to be duly filed, the Series B-3 COD with the Secretary of State of the State of Delaware and deliver a certified copy of the Series B-3 COD that was duly filed with the Secretary of State of the State of Delaware to each of the Commitment Parties;

(ii)duly file, or cause to be duly filed, each of (A) the Amended and Restated Series B-1 COD of the Company and (B) the Amended and Restated Series B-2 COD of the Company, each in substantially the form set forth on Exhibit E hereto (the “Amended and Restated B-1 and B-2 Certificates”), with the Secretary of State of the State of Delaware and deliver certified copies of the Amended and Restated B-1 and B-2 Certificates that were duly filed with the Secretary of State of the State of Delaware to the applicable Commitment Parties;

(iii)deliver or cause to be delivered to each Commitment Party:
(A)physical stock certificates, or such other evidence reasonably acceptable to such Commitment Party, evidencing the ownership by such Commitment Party of the applicable number of shares of Series B-3 Preferred Stock set forth on the Commitment Schedule;

(B)a certificate of good standing of the Company as of a date no earlier than two (2) Business Days prior to the Closing Date;
(C)the certificate contemplated by Section 6.1(f);
(D)subject to Section 5.6(f), counterparts to Warrant Certificates representing the number of Warrants issued to each Commitment Party as set forth on the Commitment Schedule (as may be adjusted pursuant to Section 2.1(a));
(E)counterparts to the A&R Registration Rights Agreement (in form and substance reasonably acceptable to Ares), duly executed by the Company and the other parties thereto;
(F)a payoff letter or other evidence in form and substance reasonably acceptable to Ares evidencing the repayment, using the proceeds from the Commitment Amount, of at least $80,000,000 of Term Loans (the “Senior Repayment Amount”) under the Credit Agreement at the Closing without the applicability of, and without triggering, any Make-Whole Premium;
(G)counterparts to the Investor Rights Agreement, duly executed by the Company, Ares, Oaktree and the other parties thereto; and
(H)copies of the resolutions or written consents duly adopted by the Board and certified by the Company’s secretary authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby;

(iv)pay, or cause to be paid to Ares (which may be set off against Ares’ Commitment Amount, at Ares’ option), the unpaid portion of the Ares Expense Reimbursement Payment; provided that, the Ares Expense Reimbursement Payment and the Oaktree Expense Reimbursement Payment shall in any event be due and payable to Ares and Oaktree, respectively, within two (2) Business Days following termination of this Agreement pursuant to Article VIII (other than (in the case of the Ares Expense Reimbursement Payment) in the event that the breach by Ares of its obligation to fund the Commitment Amount is the cause of such termination or (in the case of the Oaktree Expense Reimbursement Payment) the breach by Oaktree of its obligations hereunder is the cause of such termination);

(v)pay, or cause to be paid the Senior Repayment Amount; and

(vi)deliver or cause to be delivered any other customary documents or certificates reasonably requested by the Commitment Parties which are reasonably necessary to give effect to the Closing.

Section 2.3    Purchase Price Allocation.

The Parties agree that the aggregate fair market value of each of the Warrants on the date of its issuance is Two Dollars and Eighty Four Cents ($2.84) per share of Common Stock that each Warrant is exercisable into and that such amount of the Funded Commitment Amount will be allocable to the Warrants ratably on the basis of the number of shares of Common Stock each Warrant is exercisable into with the balance of the Funded Commitment Amount allocable to the Series B-3 Preferred Stock for U.S. federal, and applicable state and local, income tax purposes. If a Commitment Party receives additional Warrants pursuant to Section 5.6, such additional Warrants will be treated as an adjustment to purchase price for U.S. federal, and applicable state and local, income tax purposes, and the allocation of the Funded Commitment Amount pursuant to this Section 2.3 shall be readjusted accordingly. The Parties shall prepare their respective U.S. federal, and applicable state and local income Tax Returns in a manner consistent with the foregoing allocation.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Commitment Parties and Oaktree as of the date hereof and as of the Closing as set forth on Exhibit C hereto (which Exhibit C is hereby incorporated by reference thereto).
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party and Backstop Party (each a “Subject Party”), severally and not jointly, represents and warrants as to itself only, as of (x) the date hereof, (y) with respect to the Commitment Parties as of the Closing, and (z) with respect to the Backstop Parties as of the 2019 Commitment Closing and the 2020 Commitment Closing, as follows:

Section 4.1 Organization.

Such Subject Party, is a legal entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization.
Section 4.2 Organizational Power and Authority.

Such Subject Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and to perform its obligations hereunder and has taken or will take all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the transactions contemplated hereby.

Section 4.3 Execution and Delivery.

This Agreement has been validly executed and delivered by such Subject Party, and, assuming due and valid execution and delivery hereof by the Company and the other Subject Parties, will constitute valid and legally binding obligations of such Subject Party, enforceable against such Subject Party in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.4 No Conflict.

The execution and delivery by such Subject Party of this Agreement and the consummation of the transactions contemplated hereby (a) will not conflict with, or result in a breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Subject Party is party or is bound or to which any of the property or assets or such Subject Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Subject Party, and (c) will not result in any material violation of any Law or Order applicable to such Subject Party or any of its properties, except in each of the cases described in clauses (a) through (c), for any conflict, breach, modification, termination, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Subject Party’s performance of its obligations under this Agreement.

Section 4.5 Consents and Approvals.

No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Subject Party or any of its properties is required for the execution and delivery by such Subject Party of this Agreement, the compliance by such Subject Party with the provisions hereof and the consummation of the transactions (including the purchase by such Subject Party of Series B-3 Preferred Stock and Warrants pursuant to its Commitment) contemplated hereby, except any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Subject Party’s performance of its obligations under this Agreement.
Section 4.6 No Registration.

Such Subject Party understands that (a) the Series B-3 Preferred Stock and Warrants (including any shares of common stock of the Company issuable upon exercise thereof) have not been registered under the Securities Act by reason of a specific exemption or exclusion from the registration provisions of the Securities Act, the availability of which depends on, among other things, the bona fide nature of the investment intent and the accuracy of such Subject Party’s representations as expressed herein or otherwise made pursuant hereto and (b) the foregoing securities cannot be sold unless subsequently registered under the Securities Act or an exemption or exclusion from registration is available.

Section 4.7 Purchasing Intent.

Such Subject Party is acquiring the Series B-3 Preferred Stock and Warrants (including any shares of common stock of the Company issuable upon exercise thereof) for its own account or accounts or funds over which it or its Affiliates or Affiliated Funds hold voting and/or investment discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Subject Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 4.8 Sophistication; Investigation.

Such Subject Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Series B-3 Preferred Stock and Warrants (including any shares of common stock of the Company issuable upon exercise thereof). Such Subject Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and an “institutional account” within the meaning of Rule 4512 of the Financial Industry Regulatory Authority or a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Subject Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement, such Subject Party has independently evaluated the merits and risks of its decision to enter into this Agreement and consummate the transactions contemplated hereby. As of the date hereof, to its knowledge, such Subject Party has been furnished with all materials relating to the business, finances and operations of the Company, and materials relating to the offer and sale of the Series B-3 Preferred Stock and Warrants, that have been requested by such Subject Party. Such Subject Party has been afforded the opportunity to ask questions and receive answers from the Company. Based on the information such Subject Party has deemed appropriate, such Subject Party has independently made its own analysis and decision to enter into this Agreement and the Registration Rights Agreement.

Section 4.9 Sufficient Funds.

Such Subject Party has, or at the Closing, the 2019 Commitment Closing or the 2020 Commitment Closing, as applicable, will have, sufficient assets and the financial capacity to perform all of its obligations under this Agreement, including the ability to purchase the Series B-3 Preferred Stock and Warrants required to fund such Subject Party’s Commitment Amount.

ARTICLE V

ADDITIONAL COVENANTS

Section 5.1    Covenants of the Company. During the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause each of its direct and indirect Subsidiaries to, comply with the following covenants:

(a)Affirmative Covenants: Except (x) as otherwise expressly required by this Agreement, the Series A Preferred Exchange Agreement or the Rights Offering Agreement, (y) as required by applicable Law or (z) as consented to in writing by the Commitment Parties, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company shall, and shall cause each of its direct and indirect Subsidiaries to:

(i)use commercially reasonable efforts to preserve, in all material respects, present business organizations and relationships with suppliers, customers, lenders and others having business dealings with the Company and/or its Subsidiaries;
(ii)to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the transactions contemplated by this Agreement, support and take all steps reasonably necessary and desirable to address and resolve any such impediment;
(iii)use good faith and commercially reasonable efforts to obtain all required Governmental Entity and/or third-party approvals for the consummation of the transactions contemplated by this Agreement;
(iv)inform counsel to the Commitment Parties as soon as reasonably practicable after becoming aware of: (A) any Material Adverse Effect to the consummation of the transactions contemplated by this Agreement, the Rights Offering Agreement or the Series A Preferred Exchange Agreement, (B) any notice of any commencement of any material involuntary insolvency proceedings, legal suit for payment of debt or securement of security from or by any person in respect of the Company or any of its Subsidiaries, (C) a breach of this Agreement, the Rights Offering Agreement or the

Series A Preferred Exchange Agreement, and (D) any representation or statement made or deemed to be made by the Company or any of its Subsidiaries under this Agreement, the Rights Offering Agreement or the Series A Preferred Exchange Agreement which is or proves to have been materially incorrect or misleading in any respect when made or deemed to be made;
(v)maintain the good standing of the Company and any material Subsidiaries of the Company under the Laws of the state or other jurisdiction in which they are incorporated or organized;
(vi)make all necessary registrations, declarations and filings with, and notices to, Governmental Entities (including under the Securities Exchange Act of 1934) (a) in the ordinary course of business consistent with past practice and (b) with respect to the transactions contemplated by this Agreement;
(vii)operate their business in the ordinary course consistent with past practice; and
(viii)provide, and direct its Representatives to provide, to the Commitment Parties and their Representatives (A) reasonable access to the Company and its Subsidiaries’ books and records during normal business hours on reasonable advance notice to the Company and its Subsidiaries’ Representatives, (B) reasonable access to the Representatives of the Company and its Subsidiaries on reasonable advance notice to such persons and (C) such other information as reasonably requested by the Commitment Parties and their Representatives.

(b)Negative Covenants: Except (x) as otherwise expressly required by this Agreement, the Series A Preferred Exchange Agreement, or the Rights Offering Agreement, (y) as required by applicable Law or (z) as consented to by the Commitment Parties in writing, during the period from the date hereof until the earlier of the Closing and the termination of this Agreement in accordance with Article VIII, the Company shall not, and shall cause each of its direct and indirect Subsidiaries not to:
(i)transfer any material property, asset or right of the Company or its Subsidiaries or any material property, asset or right used in the business of the Company and its Subsidiaries to any person or entity outside of the ordinary course of business consistent with past practice;
(ii)engage in any material disposition, acquisition, leasing, investment or other similar transaction (whether by merger, consolidation or otherwise) outside of the ordinary course of business consistent with past practice;
(iii)incur, create, assume, guarantee or otherwise become liable for any Indebtedness, other than trade indebtedness, contingent liabilities under surety bonds, or Indebtedness under the Credit Agreement, in each case, in the ordinary course of business consistent with past practice;
(iv)amend the Company’s or any of its Subsidiaries’ organizational documents (whether by merger, consolidation or otherwise), other than the filing of the Series B-3 COD and the Amended and Restated B-1 and B-2 Certificates in accordance with the terms hereof;
(v)split, combine, reclassify, redeem, repurchase, acquire, issue or deliver or amend the terms of any Capital Stock of the Company or any of its Subsidiaries (whether by merger, consolidation or otherwise), other than the transactions expressly contemplated by this Agreement, the Rights Offering Agreement or the Series A Preferred Exchange Agreement;
(vi)enter into any transactions with a Related Party (other than the transactions expressly contemplated by this Agreement, the Clinton Lease Agreement disclosed in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2018, or the Series A Preferred Exchange Agreement);
(vii)create or incur any Lien on any capital stock, assets or properties of the Company or any of its Subsidiaries, other than (a) Liens related to the Credit Agreement or capital leases in place as of the date hereof or entered into after the date hereof in the ordinary course of business consistent with past practice or (b) immaterial Liens created or incurred in the ordinary course of business consistent with past practice;
(viii)adopt, establish, enter into, amend, terminate or increase the benefits under any of the Company’s or its Subsidiaries’ benefit plans, except for approval and adoption of annual compensation programs in the ordinary course of business consistent with past practice;
(ix)declare, set aside, make or pay any dividend or other distribution (whether in stock, cash, other property or any combination thereof) with respect to any Capital Stock of the Company and its Subsidiaries (other than to holders of Series A Preferred Stock and Series B Preferred Stock of the Company);
(x)amend or terminate any Material Contracts of the Company or its Subsidiaries, other than renewals, amendments, change orders and expirations of such Material Contracts in the ordinary course of business consistent with past practice;
(xi)waive, release, assign, settle or compromise any material action, suit, claim, cause of action, investigation, complaint, legal proceeding, administrative enforcement proceeding, arbitration proceeding or other proceeding or adjudicative matter by or before any Governmental Entity (other than settlements of force majeure claims or actions in the ordinary course of business consistent with past practice);
(xii)settle or compromise any material Tax Contest, consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes, make, change or revoke any material Tax election or materially change any of the Company’s or its Subsidiaries’ accounting principles and methodologies (other than as required by GAAP);
(xiii)take any action for which consent of Ares (as defined in the Series B-3 COD) would be required pursuant to Sections 6(b) or 6(c) of the Series B-3 COD if such Series B-3 COD were effective on the date hereof; or

(xiv)agree, commit or offer to do any of the foregoing.

Section 5.2    Pre-Closing Exclusivity.

(a)From the date hereof until the earlier of (x) the 2020 Commitment Closing, (y) the termination of the obligations of the Backstop Parties pursuant to Section 9.18(f), or (z) the termination of this Agreement in accordance with Article VIII (provided, that, in the case of clause (y) and (z), with respect to any termination, the primary cause of which is the material breach by the Company of any of its representation, warranties, covenants or other agreements contained in this Agreement, the obligations under this Section 5.2 shall extend until 180 days following the earlier of termination of this Agreement or Closing), (i) the Company shall not, and shall instruct its Affiliates and Representatives not to, directly or indirectly, initiate, solicit, facilitate, encourage, discuss, negotiate, endorse, engage in, enter into or accept any discussions, negotiations, proposals, inquiries, offers or agreements with any Person (other than the Commitment Parties, Oaktree and their Representatives pursuant to this Agreement) relating to the acquisition of the Company or its Subsidiaries, or greater than 20% of their businesses (whether by merger, stock sale, asset sale or otherwise), or, except pursuant to the Series A Preferred Exchange Agreement or the Rights Offering Agreement, relating to the issuance of (A) equity (other than Common Stock as incentive compensation or to the extent the proceeds thereof are used (1) to maintain the Company’s solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Company or any of its Subsidiaries are subject (e.g., an equity cure) with any lender or (2) for purposes of Section 7(a)(iv) of the Series B-1 COD, Section 7(a)(iv) of the Series B-2 COD or, from and after the Closing, Section 7(a)(iv) of the Series B-3 COD) or (B) debt (other than the refinancing of the Credit Agreement in full; provided that (1) the original principal amount of such refinanced debt does not exceed the aggregate amounts outstanding under the Credit Agreement as of the time such refinanced debt is incurred and (2) the terms of such refinanced debt are no more restrictive to the Company’s ability to make cash dividend payments, liquidation payments or redemption payments with respect to the Series B-3 Preferred Stock as the terms contained in the Credit Agreement in effect on the date hereof) by the Company or its Subsidiaries, (ii) the Company shall, and shall instruct its Affiliates and Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any third party (other than the Commitment Parties, Oaktree and their Representatives relating to this Agreement) conducted by or on behalf of the Company or any of its Subsidiaries on or prior to the date hereof in connection with any other transaction relating to the acquisition of the Company or any of its Subsidiaries or greater than 20% of their respective businesses whether by merger, stock sale, asset sale or otherwise or relating to the issuance of equity or debt by the Company or its Subsidiaries and (iii) the Company shall promptly inform the Commitment Parties in the event that the Company or any of its Affiliates or Representatives receives any inquiry, proposal or offer that could reasonably be expected to lead to an Acquisition Proposal.

(b)Notwithstanding the foregoing, if the Board determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that an Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, then the Company and its Representatives may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and the Company’s Subsidiaries to the Person who has made such Acquisition Proposal pursuant to a confidentiality agreement with customary terms and (y) participate in discussions and negotiations with such Person regarding such Acquisition Proposal; provided that the Company shall keep the Commitment Parties reasonably informed with respect to such discussions and negotiations.

(c)Notwithstanding anything herein to the contrary (but, for the avoidance of doubt, subject to Section 5.5 of the May 2019 ECA and payment in accordance with the definition of Optional Redemption Price in the Series B-1 COD and the Series B-2 COD), the Board or the Special Committee, to the extent it determines by resolution in good faith, after consultation with its outside financial advisors and outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties under Delaware Law, in response to a Superior Proposal received by the Board after the date of this Agreement, may (i) terminate this Agreement pursuant to Section 8.1(e) (and concurrently with or after such termination, if it so chooses, cause the Company to enter into an agreement with respect to such Superior Proposal) and/or (ii) exempt any Person from the restrictions contained in Article IX of the Company’s certificate of incorporation or in any state takeover or similar laws, including Section 203 of the Delaware General Corporation Law.

Section 5.3    Further Assurances; Closing Conditions.

Prior to the 2020 Commitment Closing, each Party shall, and shall cause its Affiliates to (a) execute and deliver such additional instruments and other documents and shall take such further actions as may be reasonably requested by the other Parties as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and (b) use commercially reasonable efforts to cause the conditions set forth in Article VI, Section 9.17 and Section 9.18 to be satisfied and to consummate the transactions contemplated herein.

Section 5.4    Post-Closing Books and Records.

From and after the Closing, for so long as Ares has the right to designate a director to the Board pursuant to Section 12 of either of the Amended and Restated B-1 and B-2 Certificates, the Company shall, and shall cause its Subsidiaries to, afford to Ares and its Representatives reasonable access, during normal business hours, in such manner as to not interfere with the normal operation of the Company and its Subsidiaries, to their respective properties, books, contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish Ares and its Representatives with financial and operating data and other information concerning the affairs of the Company and its Subsidiaries, in each case, as Ares and/or its Representatives may reasonably request; provided that such access shall only be upon reasonable advance notice and all reasonable, out-of-pocket expenses incurred by the Company and its Subsidiaries to accommodate such investigation shall be at Ares’ sole cost and expense.

Section 5.5    ROFR.

The Parties hereto acknowledge and agree that, notwithstanding anything set forth in the August 2019 ECA, (i) the rights of Ares set forth in Section 5.5(b) of the May 2019 ECA are and will remain in full force and effect in accordance with the terms thereof notwithstanding any action taken by Ares prior to, on or following the date hereof, (ii) for purposes of the definition of Change of Control in the Series B-1 COD and the Series B-2 COD, a “Reinstatement Event” shall be deemed to have occurred, (iii) for purposes of Section 7(a)(vi) of the Series B-2 COD, any redemption of Series B-2 Preferred Stock shall be redeemed at the Optional Redemption Price (as defined therein) per share and (iv) the consent rights of Ares set forth in Section 6(b) of each of the Series B-1 COD and the Series B-2 COD are in full force and effect.

Section 5.6    Additional Warrants.

(a)[Intentionally Omitted].

(b)[Intentionally Omitted].

(c)[Intentionally Omitted].

(d)The number of shares of Common Stock the Warrants issued to each Commitment Party pursuant to this Section 5.6 shall be exercisable into, shall be allocated between the Commitment Parties on a pro rata basis based on the Percentage of Aggregate Commitments for each Commitment Party listed on the Commitment Schedule.

(e)Post-Closing Warrant Adjustment.

(i)Triggered by Issuance of Additional Common Stock. Subject to obtaining any required Stockholder Rule 5635 Approval, within five (5) Business Days after:

(A)any issuance, from time to time following the Warrant Measurement Date, of shares of Common Stock (w) to Oaktree or its Affiliates pursuant to Section 3.6 of the November 2017 Merger Agreement, (x) upon the conversion of any shares of Series A Preferred Stock into Common Stock, (y) upon the exercise of any warrant with an exercise price of $11.50 or higher and (z) upon the exercise of any equity issued pursuant to the Company’s long term incentive plan or other equity plan with a strike price of $11.50 or higher (collectively, all shares issued at such time pursuant to clauses (w) through (z), the “Additional Common Stock”), (1) the Company shall issue to Ares (or its or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase of Ares as Ares may direct), a number of additional Warrants equal to (I) the number of shares of such Additional Common Stock multiplied by (II) the Applicable Ares Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date, and (2) the Company shall issue to OT POF IEA Preferred B Aggregator, L.P., a number of additional Warrants equal to (I) the number of shares of such Additional Common Stock multiplied by (II) the Applicable Oaktree Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date; and
(B)the Warrant Measurement Date, (1) the Company shall issue to Ares (or its or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase of Ares as Ares may direct), a number of additional Warrants equal to (I) the aggregate number of shares of Additional Common Stock issued during the period beginning on (and including) the Closing Date and ending on and (including) the Warrant Measurement Date multiplied by (II) the Applicable Ares Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date, and (2) the Company shall issue to OT POF IEA Preferred B Aggregator, L.P., a number of additional Warrants equal to (I) the number of shares of Additional Common Stock issued during the period beginning on (and including) the Closing Date and ending on and (including) the Warrant Measurement Date multiplied by (II) the Applicable Oaktree Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date; provided, that, if no shares of Additional Common Stock are issued during the period beginning on (and including) the Closing Date and ending on and (including) the Warrant Measurement Date, then no additional Warrants shall be issued to any Person under this Section 5.6(e)(i)(B).

(ii)Triggered by Issuance of Warrants Pursuant to Section 5.6(a), (b) or (c) of the May 2019 ECA. Subject to obtaining any required Stockholder Rule 5635 Approval, within five (5) Business Days after:

(A)any issuance, from time to time following the Warrant Measurement Date, of Warrants pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA, (x) the Company shall issue to Ares (or its or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase of Ares as Ares may direct), a number of additional Warrants equal to (1) the number of shares of such Warrants issued pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA multiplied by (2) the Applicable Ares Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date, and (y) the Company shall issue to Oaktree, a number of additional Warrants equal to (1) the number of shares of such Warrants issued pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA multiplied by (2) the Applicable Oaktree Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date; and
(B)the Warrant Measurement Date, (x) the Company shall issue to Ares (or its or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase of Ares as Ares may direct), a number of additional Warrants equal to (1) the aggregate number of shares of Warrants issued pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA during the period beginning on (and including) the Closing Date and ending on and (including) the Warrant Measurement Date multiplied by (2) the Applicable Ares Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date, and (y) the Company shall issue to Oaktree, a number of additional Warrants equal to (1) the number of shares of such Warrants issued pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA during the period beginning on (and including) the Closing Date and ending on and (including) the Warrant Measurement Date multiplied by (2) the Applicable Oaktree Share Factor, which additional Warrants shall be adjusted pursuant to any Adjustments (as defined in the Warrant Certificate) that have occurred since the Closing Date; provided, that, if no Warrants are issued pursuant to any of Section 5.6(a), (b) or (c) of the May 2019 ECA during the period beginning on (and including) the Closing Date and ending on and (including) the Warrant Measurement Date, then no additional Warrants shall be issued to any Person under this Section 5.6(e)(ii)(B).

(f)Nasdaq Rule 5635. The Parties hereto agree that the approval of the Company’s stockholders (the “Stockholder Rule 5635 Approval”) is required pursuant to Nasdaq Rule 5635 (or any other applicable Nasdaq Rules or any successor rule) (the “Nasdaq 20% Rule”) in connection with (x) the issuance of the Warrants pursuant to and in accordance with Sections 5.6, 9.17 and 9.18 (as may be integrated with the issuance of warrants to purchase Common Stock pursuant to the May 2019 ECA and/or the August 2019 ECA)), (y) the issuance of other warrants to purchase Common Stock pursuant to the Series A Preferred Exchange Agreement and the Rights Offering Agreement or (z) the issuance of Common Stock pursuant to the conversion of the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock. In respect of the foregoing,
(i)the Company agrees (A) to use its best efforts to obtain the Stockholder Rule 5635 Approval as soon as reasonably practicable following the Closing and take all actions that are necessary to obtain the Stockholder Rule 5635 Approval until such time as the Stockholder Rule 5635 Approval is obtained and (B) that as soon as practicable following the Closing Date, the Company shall hold a special meeting of the Company’s stockholders which includes the Stockholder Rule 5635 Approval as matters to be voted on by the Company’s stockholders at such meeting. Without limiting the generality of the foregoing, promptly following the Closing, and in any event no more than 30 days subsequent to the Closing Date, the Company shall prepare and file with the U.S. Securities and Exchange Commission (the “SEC”) a preliminary proxy statement relating to the Stockholder Rule 5635 Approval, in form and substance required by the

Securities Exchange Act of 1934 and the rules of the SEC; provided, that it shall not be a breach of this Section 5.6(f)(i) if the proxy statement includes the Registration Statement (as defined in the Rights Offering Agreement); and
(ii)until Stockholder Rule 5635 Approval is obtained, in no event shall the Company issue warrants to purchase Common Stock pursuant to the August 2019 ECA, this Agreement, the Rights Offering Agreement or any other Contract that are exercisable into a number of shares of Common Stock exceeding the maximum number of shares of Common Stock (the “Cap Amount”) that the Company can, without Stockholder Rule 5635 Approval, issue in compliance with the Nasdaq 20% Rule. If the issuance of any warrants to purchase Common Stock pursuant to the August 2019 ECA, this Agreement, the Rights Offering Agreement, the Series A Preferred Exchange Agreement or any other Contract after the Closing Date would cause the aggregate amount of warrants to purchase Common Stock issued under the August 2019 ECA, this Agreement, the Rights Offering Agreement or any other Contract be exercisable for in excess of the Cap Amount, such warrants to purchase Common Stock that may be issued without exceeding the Cap Amount shall be issued first to Ares and its Affiliates until all warrants to purchase Common Stock issuable to Ares have been issued, and then the remainder shall be issued to Oaktree, the participants in the Rights Offering and any other applicable Person.

Section 5.7    A&R Registration Rights Agreement.

Simultaneously with the Closing, the Company, Oaktree (including any applicable Affiliates) and Ares shall cause the Registration Rights Agreement to be duly amended in accordance with the terms thereof to add the Common Stock issuable upon exercise of the Warrants purchased by the Commitment Parties hereunder as “Registrable Securities” (as defined in the Registration Rights Agreement) (as amended, the “A&R Registration Rights Agreement”).

ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 6.1 Conditions to the Obligations of the Commitment Parties.

The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 6.2) the satisfaction of the following conditions prior to or at the Closing:
(a)Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
(b)Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed, for the avoidance of doubt, excluding the Stockholder Rule 5635 Approval.

(c)No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement.

(d)Accuracy of the Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (ii) the other representations and warranties of the Company set forth on Exhibit C (A) that are qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and (B) that are not qualified by “materiality”, “Material Adverse Effect” or similar qualifier shall be true and correct in all material respects as of the date hereof and as of the Closing as though made at and as of the Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date).

(e)Compliance with Covenants. The Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing.

(f)Delivery of the Closing Certificate. The Company shall have delivered to each Commitment Party a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (a), (d) and (e) of this Section 6.1 have been fully satisfied.

(g)Nasdaq Review. (i) The Company shall have timely provided notice to Nasdaq regarding the transactions contemplated by this Agreement, the Rights Offering Agreement and the Series A Preferred Exchange Agreement and (ii) Nasdaq shall have completed its review of (1) the issuance of the Series B-3 Preferred Stock, the Warrants and any other warrants to purchase Common Stock on the terms and conditions contemplated herein and (2) the transactions contemplated by the Rights Offering Agreement and the Series A Preferred Exchange Agreement.

(h)Series A Preferred Exchange Agreement. The closing of the transactions under the Series A Preferred Exchange Agreement shall be consummated substantially concurrently with the Closing.

(i)Other Deliverables and Actions. The Company shall have delivered or caused to be delivered and shall have taken each of the actions contemplated by Section 2.2(b).

Section 6.2 Waiver of Conditions to Obligations of Commitment Parties.

All or any of the conditions set forth in Section 6.1 may only be waived in whole or in part by a written instrument executed by all of the Commitment Parties; provided that (i) a Commitment Party may waive in writing any or all of the conditions set forth in Section 6.1 solely with respect to itself and (ii) notwithstanding anything to the contrary herein, without the prior written consent of Oaktree, the Commitment Parties may not waive the condition set forth in Section 6.1(h) (Series A Preferred Exchange Agreement) or otherwise consummate the transactions contemplated hereby without the closing of the transactions under the Series A Preferred Exchange Agreement being consummated substantially concurrently with the Closing.
Section 6.3 Conditions to the Obligations of the Company.

The obligations of the Company to consummate the transactions contemplated hereby shall be subject to (unless waived in writing by the Company) the satisfaction of each of the following conditions prior to or at the Closing:
(a)Governmental Approvals. All authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Agreement shall have been obtained or filed.

(b)No Legal Impediment to Issuance. No applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification Obligations.

(a)Following the Closing, the Company and its direct and indirect Subsidiaries (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and their respective Affiliates (other than the Indemnifying Parties), equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, charges, damages, liabilities, debts, penalties, fines, costs and expenses (including reasonable costs of investigation and defense and reasonable attorneys’ fees, costs and expenses) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with (i) any breach of, or any inaccuracy in, any representation or warranty made by the Company in this Agreement or in any of the Definitive Documents, or the Rights Offering Agreement and/or (ii) any breach or default in performance by the Company of any covenants, agreements or obligations contained in this Agreement or in any of the other Definitive Documents or the Rights Offering Agreement.

(b)Following the date hereof, the Indemnifying Parties shall, jointly and severally, indemnify and hold harmless each Indemnified Person from and against any and all Losses that any such Indemnified Person may incur or to which any such Indemnified Person or its assets or properties may become subject based upon, arising out of or in connection with any direct or indirect Action by stockholders or creditors of the Company (including, for the avoidance of doubt, any derivative action) arising out of, relating to or in connection with any of the transactions contemplated by the Term Sheet, the Definitive Documents, the May 2019 ECA, the August 2019 ECA or the Rights Offering Agreement or any investigation or other action by any Governmental Entity arising out of, relating to or in connection with any of the transactions contemplated by the Term Sheet, the Definitive Documents, the May 2019 ECA, the August 2019 ECA or the Rights Offering Agreement.

(c)For the avoidance of doubt, (x) the amount of any Losses subject to indemnification pursuant to this Article VII paid to an Indemnified Person shall include a gross-up to take into account such Indemnified Person’s and its Affiliates’ and Affiliated Funds’ ownership of Capital Stock in the Company such that, after payment of the grossed-up amount, such Indemnified Person will not have suffered any Losses and (y) the amount of any Losses for which indemnification is provided under this Article VII paid to an Indemnified Person by an Indemnifying Party shall be net of any amounts actually recovered by such Indemnified Person under insurance policies with respect to such Loss; provided that, for the avoidance of doubt, any such insurance policies shall be excess and non-contributory.

Section 7.2 Indemnification Procedure.

(a)If any third party shall notify any Indemnified Person in writing with respect to any matter (a “Third Party Claim”) which may reasonably give rise to a claim for indemnification under this Article VII, then the Indemnified Person shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided that the failure to so notify any Indemnifying Party shall not limit the indemnification obligations of the Indemnifying Parties under this Agreement, except to the extent that such failure to give notice has materially prejudiced a material defense or claim that would have otherwise been available to the Indemnifying Party.

(b)The Indemnifying Party will have the right to assume control of the defense against a Third Party Claim for Actions of the type described in Section 7.1(b) with counsel of its choice (reasonably satisfactory to the Indemnified Person) so long as the Indemnifying Party notifies the Indemnified Person promptly in writing (and in any event within 10 days after the Indemnified Person has provided notice to the Indemnifying Party in accordance with Section 7.2(a)) that (i) the Indemnifying Party is electing to assume control of the defense, (ii) such matter is subject to indemnification hereunder and (iii) the Indemnifying Party will satisfy its indemnification obligations to the extent required under this Article VII.

(c)Notwithstanding Section 7.2(b), the Indemnifying Party shall not have the right to participate in or assume the control of the defense against any Third Party Claim for Actions of the type described in Section 7.1(b) if: (i) the Third Party Claim relates to or arises in connection with any criminal matter; (ii) the Third Party Claim seeks an injunction or other equitable relief against any Indemnified Person other than precluding the consummation of the transactions contemplated by this Agreement; (iii) the Indemnifying Party has failed or is failing to defend in good faith the Third Party Claim; (iv) an Indemnified Person has been advised by outside counsel that a reasonable likelihood exists of a conflict of interest between an Indemnified

Person and an Indemnifying Party in the event the Indemnifying Party elects to control or defend the Third Party Claim or (v) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this Article VII. If the Indemnifying Party elects to assume such control, the Indemnified Person shall have the right to participate in the negotiation, settlement or defense of such Third Party Claim and to retain counsel to act on its behalf; provided that the fees and disbursements of such counsel shall be paid by the Indemnified Person unless, such Indemnified Person has been advised by outside counsel that a reasonable likelihood of a conflict of interest between an Indemnifying Party and an Indemnified Person exists in respect of such Action (and in which case, the Indemnifying Party shall pay the reasonable fees and expenses of one (1) additional counsel (plus any reasonably necessary local counsel) as may be retained by such Indemnified Person in order to resolve such conflict or to represent such Indemnified Person in such Action solely with regard to such conflict matters). Until such time as the Indemnifying Party has delivered a written notice of intent to defend a Third Party Claim to the Indemnified Person in accordance with Section 7.2(a), the Indemnified Person shall, at the expense of the Indemnifying Party, undertake the defense of such Third Party Claim, and shall not settle or compromise such Third Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim. If the Indemnifying Party exercises its right to control the defense of a Third Party Claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Person before entering into any settlement of a Third Party Claim or ceasing to defend such Third Party Claim if, (i) pursuant to or as a result of such settlement or cessation, injunctive or other equitable relief will be imposed against any Indemnified Person or any of its Affiliates, (ii) such settlement does not expressly and unconditionally release each of the Indemnified Persons and their respective Affiliates from all Losses with respect to such claim without prejudice, or (iii) if such settlement includes any statement as to an admission of fact, culpability or failure to act by or on behalf of any Indemnified Person or any of its Affiliates.

(d)In the event that the Indemnifying Party is not entitled, or otherwise elects not, to conduct the defense of a Third Party Claim in accordance with Section 7.2(a), Section 7.2(b) or Section 7.2(c), (i) the Indemnified Person may defend against the Third Party Claim in any manner it may deem appropriate (and the Indemnified Person shall reasonably consult with the Indemnifying Party in connection therewith), (ii) the Indemnifying Party shall reimburse the Indemnified Person promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses reasonably incurred), and (iii) the Indemnifying Party shall remain obligated to indemnify the Indemnified Person to the extent required under this Article VII. In the event the Indemnified Person is conducting the defense of the Third Party Claim, the Indemnified Person shall not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed) unless the Indemnified Person expressly waives any right to seek or obtain indemnification hereunder or any other remedy against the Indemnifying Party with respect to such Third Party Claim.
(e)Notwithstanding anything to the contrary set forth herein, the Indemnifying Party shall not be obligated to indemnify an Indemnified Person pursuant to Section 7.1(b) to the extent it is finally determined by a court of competent jurisdiction that any Losses relating to Actions of the type described in Section 7.1(b) incurred by such Indemnified Person arising out of such Indemnified Person’s bad faith or willful misconduct (and if prior indemnification payments have been made and it is later finally determined by a court of competent jurisdiction that such Indemnified Person acted (or failed to act) with bad faith or willful misconduct, such portion of the prior indemnification payments arising out of such Indemnified Person’s bad faith or willful misconduct shall be repaid to the Indemnifying Party).

Section 7.3 Treatment of Indemnification Payments.

All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article VII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement.
Section 7.4 Survival.

All pre-Closing, pre-2019 Commitment Closing and pre-2020 Commitment Closing covenants and other agreements contained in this Agreement shall survive for a period of twelve (12) months following the applicable date. All covenants and other agreements contained in this Agreement which by their terms are to be performed following the Closing shall survive the Closing until fully performed. The representations and warranties made in this Agreement shall survive the Closing Date as follows: (a) the representations and warranties set forth in Section (a) (Organization and Qualification), Section (b) (Authorization; Enforcement Validity), Section (c) (Issuance of Securities), Section (g) (No General Solicitation; Agent’s Fees), Section (p) (Transactions with Affiliates), Section (q) (Equity Capitalization) and Section (vv) (Disclosure) of Exhibit C (collectively, the “Fundamental Representations”) shall survive indefinitely, (b) the representations and warranties in Section (v), (Employee Relations), Section (aa) (Tax Status) and Section (ll) (ERISA Compliance) of Exhibit C shall survive until the expiration of the statute of limitations plus sixty (60) days and (c) all other representations and warranties shall survive until the two (2)-year anniversary of the Closing, the 2019 Commitment Closing and the 2020 Commitment Closing, as applicable.

Section 7.5 Subject Party Liabilities.

The aggregate liabilities of any Commitment Party and its Affiliates (in their capacity as such) and of any Backstop Party and its Affiliates (in its capacity as such) for Losses under this Agreement shall in no event exceed such Commitment Party’s Commitment Amount or Backstop Party’s 2019 Commitment Amount and 2020 Commitment Amount. For the avoidance of doubt, liabilities, if any, of each Commitment Party and each Backstop Party under this Agreement shall be several and not joint and several.

Section 7.6 Damages.

Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential (other than to the extent reasonably foreseeable) damages or damages for lost profits.

Section 7.7 Additional Matters.

For purposes of determining whether there has been a breach of a representation or warranty contained in this Agreement and for purposes of calculating Losses subject to indemnification pursuant to this Article VII, the representations and warranties contained in this Agreement shall be deemed to have been made without any qualifications as to materiality, Material Adverse Effect, specified dollar thresholds or similar qualifications.

Section 7.8 Exclusive Remedy.

From and after (x) the Closing, the sole and exclusive remedy of each of the Commitment Parties, and (y) the 2019 Commitment Closing and the 2020 Commitment Closing, as applicable, the sole and exclusive remedy of each of the Backstop Parties: with respect to any breach of a representation, warranty, covenant or agreement by the Company in this Agreement shall be pursuant (and only pursuant) to the indemnification provisions set forth in this Article VII; provided that nothing in this Section 7.8 shall limit (i) any claims for equitable remedies, and each Party shall be entitled to seek specific performance and injunctive relief and other equitable remedies in connection with any breach or threatened breach of a representation, warranty, covenant or agreement herein and (ii) any claims for fraud.
ARTICLE VIII

TERMINATION

Section 8.1    Termination.

This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:
(a)by mutual written consent of the Company and the Commitment Parties;

(b)by the Company, Oaktree or any of the Commitment Parties, upon written notice to the other Parties, if the Closing shall not have been consummated on or prior to 5:00 pm Pacific Time on December 2, 2019 (which date may be extended for up to an additional ten (10) Business Days to the extent necessary approval from the Principal Market for the transactions contemplated by the Definitive Documents has not been obtained by December 2, 2019) or such later date, if any, as the Company and the Commitment Parties may mutually agree upon in writing (such date, the “Termination Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure of the Closing to occur on or prior to the Termination Date;

(c)by the Company, Oaktree or any of the Commitment Parties, upon written notice to the other Parties, if a Governmental Entity of competent jurisdiction has issued an Order or has taken any other action permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, and such Order or action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure to avoid such Order or other action;

(d)by any of the Commitment Parties, upon written notice to the Company, if:

(i)(A) the Company has breached any representation, warranty, covenant or other agreement made by the Company in this Agreement or such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition to the Closing to not be able to be satisfied, (B) the Commitment Party shall have delivered written notice of such breach or inaccuracy to the Company and (C) such breach or inaccuracy is not cured by the Company before the earlier of (x) the third (3rd) Business Day after receipt of such notice and (y) one (1) Business Day before the Closing Date; or
(ii)the Company or any of its direct or indirect Subsidiaries (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect; (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the preceding subsection (A); (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official with respect to the Company or any Affiliate or for a substantial part of the Company’s assets; (D) makes a general assignment or arrangement for the benefit of creditors; or (E) takes any corporate action for the purpose of authorizing any of the foregoing;

(e)prior to the Closing, by the Company upon the Board or the Special Committee resolving to enter into, subject to the terms of this Agreement, a Superior Proposal; provided that, the right of the Company to terminate this Agreement pursuant to this (e) shall be subject to payment of the Termination Fee.

Section 8.2    Effect of Termination.

Upon termination of this Agreement pursuant to this Article VIII, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that, Section 2.2(b)(iv), Section 5.5, Article VII (other than Section 7.1(a)), Section 8.3, Section 9.1, Section 9.3 through Section 9.12 (except as otherwise set forth therein), Section 9.17(f) and Section 9.18(g) shall survive the termination of this Agreement; provided further that nothing set forth in this Agreement shall relieve any Party from liability for any Commitment Party Default or willful or intentional breach of this Agreement.

Section 8.3    Termination Fee.

In the event that the Company terminates this Agreement pursuant to Section 8.1(e) prior to the Closing, the Company shall pay, or cause to be paid, to the Commitment Parties, an amount equal to $2,400,000 (such amount, the “Termination Fee”), by wire transfer of immediately available funds to such accounts as directed by the Commitment Parties. Payment of the Termination Fee shall be made concurrently with the termination of this Agreement by the Company pursuant to Section 8.1(e). The Termination Fee shall be the sole and exclusive remedy of the Commitment Parties in the event of the termination pursuant to Section 8.1(e) it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1    Notices.

All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)	If to the Company:

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attn: Gil Melman, Esq.
Tel: (765) 828-3513
Email: Gil.Melman@iea.net

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
333 South Hope Street 29th Floor
Los Angeles, CA 90071
Attn: Tana Ryan, Esq.
Tel: (213) 680-8430
Email: tryan@kirkland.com

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attn: Michael Kim, Esq.
Tel: (212) 446 4746
Email: michael.kim@kirkland.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attn: Maurice Lefkort, Esq., Bradley Friedman, Esq.
Tel: (212) 728-8239, (212) 728-8514
Email: mlefkort@willkie.com, bfriedman@willkie.com

(b)	If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature in its signature page to this Agreement.
with copies (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Kenneth Schneider, Esq.
Attention: Chaim P. Theil, Esq
Tel: (212) 373-3303
Tel: (212) 373-3448
Email: kschneider@paulweiss.com
Email: ctheil@paulweiss.com

(c)	If to Oaktree:

Oaktree
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Ian Schapiro
Attention: Peter Jonna
Email: ischapiro@oaktreecapital.com pjonna@oaktreecapital.com with copies (which shall not constitute notice) to:
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ellen N. Ching, Esq.
Tel: (212) 373-3241
Email: eching@paulweiss.com

Section 9.2 Assignment; Third Party Beneficiaries.

Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or transferred (in whole or in part) by any Party (whether by operation of law or otherwise) without the prior written consent of the Company, the Commitment Parties and the Backstop Parties, and any purported assignment or transfer in violation of this Section 9.2 shall be null and void ab initio. Except as provided in Article VII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 9.3    Prior Negotiations; Entire Agreement.

This Agreement (including the agreements attached as Schedules and Exhibits to and the documents and instruments referred to in this Agreement, including the Definitive Documents) constitute the entire agreement of the Parties and supersede all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement.

Section 9.4 Governing Law; Venue: Forum.

THIS AGREEMENT (AND ANY CLAIMS OR CAUSE OF ACTION ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR STATUTE) SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. Each of the Parties irrevocably and unconditionally agrees that, subject to the immediately following sentence of this Section 9.4, any legal action, suit or proceeding against it with respect to any matter arising under, out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in the Delaware Chancery Court (or, if the Delaware Chancery Court shall be unavailable, then any federal court of the United States of America sitting in the State of Delaware), and by execution and delivery of this Agreement, each of the Parties: (a) irrevocably submits itself to the nonexclusive jurisdiction of such court, (b) waives any objection to laying venue in any such action, suit or proceeding and (c) waives any objection that such court is an inconvenient forum or does not have jurisdiction over such Party.

Section 9.5    Waiver of Jury Trial.

EACH PARTY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING UNDER, OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER IN CONTRACT, TORT OR STATUTE).

Section 9.6 Counterparts.

This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 9.7    Waivers and Amendments; Rights Cumulative; Consent; Severability.

(a)This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and all of the Commitment Parties and solely to the extent such amendment, modification or change either (i) adversely impacts Oaktree or (ii) is beneficial to one Backstop Party (solely in its capacity as such) in a manner that is not proportionately beneficial to the other Backstop Party (solely in its capacity as such), by Oaktree or such Backstop Party, as applicable.

(b) [Intentionally Omitted.]

(c)Unless otherwise expressly set forth herein, the terms and conditions of this Agreement may be waived (A) by the Company only by a written instrument executed by the Company, (B) by the Commitment Parties only by a written instrument executed by the Commitment Parties and (C) solely to the extent such waiver either (i) adversely impacts Oaktree or (ii) is beneficial to one Backstop Party (solely in its capacity as such) in a manner that is not proportionately beneficial to the other Backstop Party (solely in its capacity as such), by Oaktree or such Backstop Party, as applicable, only by a written instrument executed by Oaktree or such Backstop Party, as applicable. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

(d)In the event that any provision hereof would be invalid or unenforceable in any respect under applicable Law, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

Section 9.8 Headings.

The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 9.9 Specific Performance.

It is understood and agreed by the Parties that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 9.10 Publicity.

Except as may be required to comply with the requirements of any applicable Law, including the federal securities laws, or the rules and regulations promulgated by the U.S. Securities and Exchange Commission or Nasdaq, no Party will, and each Party will cause its Affiliates and its Representatives not to, issue any press release or other public announcement relating to the subject matter of this Agreement or the transactions contemplated by this Agreement without the prior written approval (which approval will not be unreasonably withheld, conditioned or delayed) of the other Parties; provided that, in any event, the use of a Commitment Party’s or Backstop Party’s name, or the names of any of its Affiliated funds, investment vehicles and/or managed accounts, in any press release or public announcement shall require the prior written consent of such Commitment Party or Backstop Party (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 9.11 No Recourse.

Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, Affiliated Funds or Related Parties or Representatives or any of such Party’s Affiliates’, Affiliated Funds’ or Related Parties’ Affiliates or Representatives in each case other than the Parties to this Agreement and each of their respective successors and permitted assigns under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties or Representatives, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, that nothing in this Section 9.11 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments. For the avoidance of doubt, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

Section 9.12    Relationship Among Parties.

(a)Notwithstanding anything herein to the contrary, the duties and obligations of the Commitment Parties arising under this Agreement shall be several, not joint. Nothing contained herein and no action taken by any Commitment Party pursuant to this Agreement shall be deemed to constitute or to create a presumption by any parties that the Commitment Parties, are in any way acting in concert or as a “group” (or a joint venture, partnership or association) with any Person, and the Company will not assert any such claim with respect to such obligations or the transactions contemplated by this Agreement. The Company acknowledges and each Commitment Party confirms that it has independently participated in the negotiation of the transactions contemplated under this Agreement with the advice of counsel and advisors.

(b)In connection with any matter requiring consent or a request of the Commitment Parties under this Agreement, there is no requirement or obligation that such holders agree among themselves to take such action and no agreement among such holders with respect to any such action. In connection with any matter that may be requested by the Commitment Parties, each such holder may, through its counsel, make such request; provided, that the Company will only be required to take such action if it receives the request of the Commitment Parties, as the case may be. In connection with any matter requiring consent of the Commitment Parties hereunder, the Company will solicit consent independently from each such holder or its respective counsel; provided, that such consent shall only be granted if the approval of the Commitment Parties (as applicable) is obtained.

(c)The Company acknowledges that each Commitment Party and each Backstop Party may be (or may be affiliated with) a full service financial firm and as such from time to time may, together with its Affiliates, effect transactions for its own account or the account of customers, and hold long or short positions in debt or equity securities or loans of business entities that may be the subject of the transactions contemplated by this Agreement. The Company hereby waives and releases, to the fullest extent permitted by Law, any claims the Company may have with respect to any conflict of interest arising from such transactions, activities, investments or holdings, or arising from the failure of any Commitment Party, any Backstop Party or any of their respective Affiliates to bring such transactions, activities, investments or holdings to the Company’s attention.

Section 9.13 Further Assurances.

From and after the Closing Date, upon the reasonable request of any Party hereto, any other Party hereto shall execute, acknowledge, file and/or deliver all such additional instruments, agreements and other documents, and shall do (or cause to be done) all such additional acts and things, that are necessary, proper, advisable or desirable to carry out, consummate and make effective any of the transactions contemplated by this Agreement.

Section 9.14 Guarantee.

Oaktree Power III hereby guarantees the payment by OT POF IEA Preferred B Aggregator, L.P. (in its capacity as a Backstop Party) of its portion of the 2019 Commitment Amount at the 2019 Commitment Closing and of the 2020 Commitment Amount at the 2020 Commitment Closing on the terms and conditions set forth in this Agreement. For the avoidance of doubt, following the 2019 Commitment Closing with respect to OT POF IEA Preferred B Aggregator, L.P.’s portion of the 2019 Commitment Amount and following the 2020 Commitment Closing with respect to OT POF IEA Preferred B Aggregator, L.P.’s portion of the 2020 Commitment Amount, Oaktree Power III shall have no further liability or obligation of any nature, whether in tort, contract (including a claim based on failure to act in good faith) or otherwise. To the extent that OT POF IEA Preferred B Aggregator, L.P. is relieved from all or any portion of its payment obligations under this Agreement or applicable Law, Oaktree Power III shall be similarly relieved of such payment obligations, to such extent, from its obligations pursuant to this Section 9.14. The provisions of this Section 9.14 are subject to Oaktree Power III’s right to assert any defense, right, remedies or set-offs that could be asserted by Oaktree. This guarantee shall apply regardless of any amendments, variations, alterations, waivers or extensions to this Agreement that are made in accordance with Section 9.7.

Section 9.15 Oaktree Consents.

Unless this Agreement is terminated pursuant to Section 8.1 in which case, for the avoidance of doubt, this Section 9.15 shall be null and void ab initio and shall not survive termination of this Agreement, Oaktree hereby irrevocably consents to the issuance of the Series B-3 Preferred Stock, the Warrants and the other warrants to purchase Common Stock contemplated by this Agreement, the Rights Offering Agreement and the Series A Preferred Exchange Agreement, the filing of the Amended and Restated B-1 and B-2 Certificates and the filing of the Series B-3 COD, in each case, on the terms and subject to the conditions in the Definitive Documents as in effect as of the date hereof or as amended in accordance with their respective terms, for purposes of (i) Section 6(c) of the Series A Certificate of Designations and waives its redemption right under Section 7(a) thereof with respect to such transactions, (ii) under Section 6(b) of each of the Series B-1 COD and Series B-2 COD and waives its redemption right under Section 7(a) thereof with respect to such transactions and (iii) Article III of the Investor Rights Agreement, dated as of May 22, 2019, as amended.

Section 9.16 Ares Consent and Covenant.

Unless this Agreement is terminated pursuant to Section 8.1 in which case, for the avoidance of doubt, this Section 9.16 shall be null and void ab initio and shall not survive termination of this Agreement, Ares hereby irrevocably consents to the issuance of Series B-3 Preferred Stock, the Warrants and the other warrants to purchase Common Stock contemplated by this Agreement, the Rights Offering Agreement and the Series A Preferred Exchange Agreement, the filing of the Amended and Restated B-1 and B-2 Certificates and the filing of the Series B-3 COD for purposes of (i) Section 6(b) of the Series B-1 COD and waives its redemption right under Section 7(a) thereof and (ii) Section 6(b) of the Series B-2 COD and waives its redemption right under Section 7(a) thereof with respect to such transactions.

Section 9.17     2019 Commitment.

(a)Until the earlier to occur of the termination of this Agreement pursuant to Section 8.1 and December 31, 2019, each Backstop Party hereby irrevocably commits to purchase (or cause any of each such Backstop Party’s or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase as each such Backstop Party may direct) from the Company an amount of Series B-3 Preferred Stock (including corresponding 2019 Commitment Warrants) up to the 2019 Commitment Amount at the Per Share Purchase Price. In no event shall a Backstop Party or its Affiliates be obligated to purchase an amount of Series B-3 Preferred Stock in excess of its 2019 Commitment Amount.

(b)In the event that, following the Closing but prior to December 20, 2019, the Company has not repaid an aggregate principal amount of at least $15,000,000 of Term Loans (in addition to the Senior Repayment Amount paid at Closing) using Permitted Deleveraging Cash without the applicability of, and without triggering, any Make-Whole Premium, the Company shall exercise the obligation of each Backstop Party set forth in Section 9.17(a) by delivering a written notice to each Backstop Party on or before December 20, 2019, which notice shall set forth the aggregate dollar value of the amount of Series B-3 Preferred

Stock that each Backstop Party shall be required to purchase (the “2019 Commitment Purchase Price”) which amount shall equal such Backstop Party’s Backstop Pro Rata Share of the Called 2019 Commitment, which in no event shall exceed such Backstop Party’s 2019 Commitment Amount. For purposes of this Section 9.17, “Called 2019 Commitment” shall be an amount in cash equal to (x) $15,000,000, less (y) the amount of Permitted Deleveraging Cash actually used, or irrevocably committed (in accordance herewith) to be used, by the Company following the Closing to repay Term Loans on or prior to December 31, 2019 without triggering or being subject to the Make-Whole Premium. Notwithstanding anything contained in this Agreement to the contrary, other than as required pursuant to the Credit Agreement and other than the use of amounts funded in respect of the 2019 Commitment Purchase Price and the 2020 Commitment Purchase Price, in no event shall the Company be permitted to repay or commit to repay any Term Loans using Permitted Deleveraging Cash unless at the time of repayment of such Term Loans, the Repayment Condition is satisfied.

(c)The closing of the purchase of Series B-3 Preferred Stock (and the corresponding 2019 Commitment Warrants) by each Backstop Party contemplated by this Section 9.17 (the “2019 Commitment Closing”) shall be consummated on or prior to December 31, 2019 (the “2019 Commitment Closing Date”). At the 2019 Commitment Closing, each Backstop Party shall pay to the Company its 2019 Commitment Purchase Price by wire transfer of immediately payable funds to an account specified in writing by the Company in exchange for (i) a number of fully paid and non-assessable shares of Series B-3 Preferred Stock determined by dividing such Backstop Party’s 2019 Commitment Purchase Price by the Per Share Purchase Price, (ii) a number of warrants to purchase Common Stock equal to the product of (x) such Backstop Party’s 2019 Commitment Purchase Price multiplied by (y) a fraction equal to 5,500,000/160,000,000 (the “2019 Commitment Warrants”, which warrants will be on substantially the same terms as the Warrants (and will be subject to the protections set forth in Section 2.1(a) and Section 5.6), in each case, free and clear of all Liens, (iii) its Backstop Pro Rata Share of the 2019 Commitment Fees by wire transfer of immediately available funds to such accounts as designated by each Backstop Party, and (iv) its Expense Reimbursement Payment to the extent not previously paid (which may be set off against such Backstop Party’s 2019 Commitment Amount, at such Backstop Party’s option). At the 2019 Commitment Closing, the Company shall use the proceeds from the 2019 Commitment Purchase Price exclusively to repay Term Loans.

(d)The obligation of each Backstop Party to consummate the transactions contemplated by this Section 9.17 are subject to the satisfaction of the following conditions (or written waiver thereof by each Backstop Party in its sole discretion) on or prior to the 2019 Commitment Closing:

(i)since the Closing, there shall not have occurred a Material Adverse Effect;
(ii)all authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Section 9.17 shall have been obtained or filed;
(iii)no applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Section 9.17;
(iv)the Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Section 9.17 that contemplate, by their terms, performance or compliance prior to the 2019 Commitment Closing;
(v)the Fundamental Representations shall be true and correct in all respects as of the Closing and as of the 2019 Commitment Closing as though made at and as of the 2019 Commitment Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and the Company shall have delivered a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (i), (iv) and (v) of this Section 9.17 have been fully satisfied;
(vi)the Closing shall have occurred;
(vii)evidence in form and substance reasonably acceptable to each Backstop Party shall be delivered to such Backstop Party that the 2019 Commitment Purchase Price will be used to repay Term Loans and that following such payment, the Company shall have repaid no less than $95,000,000 of Term Loans following the Closing and prior to December 31, 2019 (including payment of the Senior Repayment Amount on the Closing) without triggering or being subject to the Make-Whole Premium;
(viii)the other deliverables and actions contemplated by Section 2.2(b) (including Section 2.2(b)(iii)(A), (B), (D), (E), (F)) shall have been made or taken with respect to the transactions contemplated by this Section 9.17, mutatis mutandis; and
(ix)in the case of (1) Ares, the Backstop Party (other than Ares) shall have funded to the Company its 2019 Commitment Purchase Price and (2) the Backstop Party (other than Ares), Ares shall have funded to the Company its 2019 Commitment Purchase Price.

(e)The obligations of the Backstop Parties set forth in this Section 9.17 may be terminated prior to the 2019 Commitment Closing as follows:
(i)by mutual written agreement of the Company and the Backstop Parties;
(ii)automatically upon termination of this Agreement pursuant to Article VIII;
(iii)automatically (unless the Backstop Parties otherwise direct) if the 2019 Commitment Closing has not occurred by January 31, 2020, provided, that the right to terminate this Agreement pursuant to this Section 9.17(e) shall not be available to any Party (treating Ares as a single Party and, separately, Oaktree as a single Party) whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure of the 2019 Commitment Closing to occur prior to such date); and
(iv)by the Company following such time as the amount of Permitted Deleveraging Cash actually used, or irrevocably committed (in accordance herewith) to be used, by the Company following the Closing to repay Term Loans on or prior to December 31, 2019 without triggering or being subject to the Make-Whole Premium is equal to or exceeds $15,000,000; provided that any termination pursuant to this Section 9.18(e)(iv) shall be subject to the payment of the 2019 Commitment Fees by the Company.

(f)The 2019 Commitment Fees shall be due and payable to the Backstop Parties within two (2) Business Days following termination of the obligations of the Backstop Parties set forth in this Section 9.17 pursuant to Section 9.17(e), and (y) any remaining Expense Reimbursement Payments shall be due and payable to the Backstop Parties within two (2) Business Days following termination of the obligations of the Backstop Parties set forth in this Section 9.17 pursuant to Section 9.17(e) (other than to a Backstop Party whose breach of its obligation to fund its 2019 Commitment Purchase Price is the cause of such termination, treating Ares as a single Backstop Party).

Section 9.18     2020 Commitment.

(a)Pursuant to the terms of the Rights Offering Agreement, following the Closing, the Company has agreed to conduct and consummate the Rights Offering pursuant to which holders of Common Stock (other than Oaktree, Ares and certain other holders of Common Stock of the Company) will be offered the right to purchase up to $15,000,000 of newly issued shares of Series B-3 Preferred Stock at the Per Share Purchase Price and associated warrants to purchase Common Stock on the terms set forth in the Rights Offering Agreement and the other documents contemplated thereby. The Company shall use the proceeds from the Rights Offering (net of all costs and expenses incurred by the Company to consummate the Rights Offering) exclusively to repay Term Loans promptly following (and in any event within two (2) Business Days following) consummation of the Rights Offering.

(b)In the event that the Rights Offering is undersubscribed and the Company sells less than $15,000,000 of Series B-3 Preferred Stock in the Rights Offering or does not otherwise use the proceeds thereof to repay Term Loans, the Company shall exercise the obligations of the Backstop Parties set forth in Section 9.18 by delivering a written notice to the Backstop Parties no later than ten (10) Business Days prior to the proposed 2020 Commitment Closing Date, which notice shall set forth the aggregate dollar value of the amount of Series B-3 Preferred Stock the Backstop Parties shall be obligated to purchase (the “2020 Commitment Purchase Price”) which amount shall equal such Backstop Party’s Backstop Pro Rata Share of the Called 2020 Commitment, which in no event in no event exceed such Backstop Party’s 2020 Commitment Amount. For purposes of this Section 9.18, “Called 2020 Commitment” shall be an amount in cash equal to (x) $15,000,000, less (y) the proceeds to the Company from the Series B-3 Preferred Stock actually purchased in the Rights Offering (net of all costs and expenses incurred by the Company to consummate the Rights Offering), which net proceeds are actually used by the Company to repay Term Loans promptly following consummation of the Rights Offering, less (z) the amount of Permitted Deleveraging Cash actually used by the Company on or after January 1, 2020 to repay Term Loans prior to the 2020 Commitment Closing Date without triggering or being subject to the Make-Whole Premium (the sum of the immediately foregoing clauses (y) and (z), the “2020 Commitment Reduction Amount”). Notwithstanding anything contained in this Agreement to the contrary, other than as required pursuant to the Credit Agreement and other than the use of amounts funded in respect of the 2019 Commitment Purchase Price and the 2020 Commitment Purchase Price, in no event shall the Company be permitted to repay or commit to repay any Term Loans using Permitted Deleveraging Cash unless at the time of repayment of such Term Loans, the Repayment Condition is satisfied.

(c)Each Backstop Party hereby commits to purchase (or cause each such Backstop Party’s or its Affiliates’ managed funds, investment vehicles, co-investment vehicles and/or accounts to purchase as the Backstop Parties may direct) from the Company an amount of Series B-3 Preferred Stock (including the corresponding 2020 Commitment Warrants) up to such Backstop Party’s 2020 Commitment Amount at the Per Share Purchase Price. In no event shall any Backstop Party or its Affiliates be obligated to purchase an amount of Series B-3 Preferred Stock in excess of such Backstop Party’s 2020 Commitment Amount.

(d)The closing of the purchase of Series B-3 Preferred Stock (and the corresponding 2020 Commitment Warrants) by the Backstop Parties contemplated by this Section 9.18 (the “2020 Commitment Closing”) shall be consummated on or before the date that is 180 days following the Closing (subject to consummation of the Rights Offering prior to the end of such 180 days), or such other date as mutually agreed by the Backstop Parties and the Company (the “2020 Commitment Closing Date”). At the 2020 Commitment Closing, each Backstop Party shall pay to the Company its 2020 Commitment Purchase Price by wire transfer of immediately payable funds to an account specified in writing by the Company in exchange for (i) a number of fully paid and non-assessable shares of Series B-3 Preferred Stock determined by dividing such Backstop Party’s 2020 Commitment Purchase Price by the Per Share Purchase Price, (ii) a number of warrants to purchase Common Stock equal to the product of (x) such Backstop Party’s 2020 Commitment Purchase Price multiplied by (y) a fraction equal to 5,500,000/160,000,000 (the “2020 Commitment Warrants”, which warrants will be on substantially the same terms as the Warrants (and will be subject to the protections set forth in Section 2.1(a) and Section 5.6), in each case, free and clear of all Liens, (iii) its Backstop Pro Rata Share of the 2020 Commitment Fees by wire transfer of immediately available funds to such accounts as designated by each Backstop Party, and (iv) its Expense Reimbursement Payment to the extent not previously paid (which may be set off against such Backstop Party’s 2020 Commitment Amount, at such Backstop Party’s option).

(e)The obligations of the Backstop Parties to consummate the transactions contemplated by this Section 9.18 are subject to the satisfaction of the following conditions (or written waiver thereof by such Backstop Party in its sole discretion) on or prior to the 2020 Commitment Closing:
(i)since the Closing, there shall not have occurred a Material Adverse Effect;
(ii)the Rights Offering shall have been consummated in accordance with the Rights Offering Agreement and the proceeds therefrom used to repay Term Loans in accordance herewith;
(iii)all authorizations, approvals, consents or clearances under applicable Law required in connection with the transactions contemplated by this Section 9.18 shall have been obtained or filed;
(iv)no applicable Law will have been enacted or made effective and no Order will have been issued, promulgated, enforced or made that serves to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Agreement, and no action by a Governmental Entity will have been commenced and be continuing that seeks to restrain, enjoin, make illegal or prohibit the timely consummation of the transactions contemplated by this Section 9.18;
(v)the Company shall have performed and complied, in all material respects, with all of its covenants and agreements contained in this Section 9.18 that contemplate, by their terms, performance or compliance prior to the 2020 Commitment Closing;
(vi)the Fundamental Representations shall be true and correct in all respects as of the Closing and as of the 2020 Commitment Closing as though made at and as of the 2020 Commitment Closing (other than such representations and warranties as are made as of an earlier date, which shall be so true and correct as of such earlier date) and the Company shall have delivered a certificate duly executed by the Chief Executive Officer of the Company certifying that the conditions set forth in clauses (i), (v) and (vi) of this Section 9.18 have been fully satisfied;
(vii)the Closing shall have occurred;
(viii)the 2019 Commitment Closing shall have been consummated (or the Company shall have otherwise repaid $15,000,000 of additional Term Loans not triggering or subject to the Make-Whole Premium in accordance with Section 9.17 on or prior to December 31, 2019);
(ix)evidence in form and substance reasonably acceptable to Ares that the 2020 Commitment Purchase Price will be used to repay Term Loans and that following such payment, the Company shall have repaid no less than $110,000,000 of Term Loans under the Credit Agreement following the Closing without triggering or being subject to the Make-Whole Premium (other than proceeds from the Rights Offering and the 2020 Commitment Purchase Price which may be subject to the Make-Whole Premium);
(x)the other deliverables and actions contemplated by Section 2.2(b) (including Section 2.2(b)(iii)(A), (B), (D), (E), (F), Section 2.2(b)(iv) and Section 2.2(b)(vi)) shall have been made or taken with respect to the transactions contemplated by this Section 9.18, mutatis mutandis; and
(xi)in the case of (1) Ares, the Backstop Party (other than Ares) shall have funded to the Company its 2020 Commitment Purchase Price and (2) the Backstop Party (other than Ares), Ares shall have funded to the Company its 2020 Commitment Purchase Price.

(f)The obligations of the Backstop Parties set forth in this Section 9.18 may be terminated prior to the 2020 Commitment Closing as follows:
(i)by mutual written agreement of the Company and the Backstop Parties;
(ii)automatically upon termination of this Agreement pursuant to Article VIII;
(iii)automatically (unless the Backstop Parties otherwise direct) if the 2020 Commitment Closing has not occurred by the 2020 Commitment Closing Date; provided, that the right to terminate this Agreement pursuant to this Section 9.18(f) shall not be available to any Party (treating Ares as a single Party and, separately, Oaktree as a single Party) whose breach of any representation, warranty, covenant or other agreement contained in this Agreement is the primary cause of the failure of the 2020 Commitment Closing to occur prior to the 2020 Commitment Closing Date); and
(iv)by the Company following such time as the 2020 Commitment Reduction Amount is equal to or exceeds $15,000,000; provided that any termination pursuant to this Section 9.18(f)(iv) shall be subject to the payment of the 2020 Commitment Fees by the Company.

(g)The 2020 Commitment Fees shall be due and payable to the Backstop Parties within two (2) Business Days following termination of the obligations of the Backstop Parties set forth in this Section 9.18 pursuant to Section 9.18(f), and (y) any remaining Expense Reimbursement Payments shall be due and payable to the Backstop Parties within two (2) Business Days following termination of the obligations of the Backstop Parties set forth in this Section 9.18 pursuant to Section 9.18(f) (other than to a Backstop Party whose breach of its obligation to fund its 2020 Commitment Purchase Price is the cause of such termination), treating Ares as a single Backstop Party.

[Remainder of Page Intentionally Left Blank]
IN WITNESS WHEREOF, the undersigned Parties have duly executed this Agreement as of the date first above written.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

By: /s/ JP Roehm
Name: John P. Roehm
Title: President and Chief Executive Officer

ARES SPECIAL SITUATIONS FUND IV, L.P.
By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner
By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory

Notice Information:
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: sgraves@aresmgmt.com, PEGeneralCounsel@aresmgmt.com
Attn: Scott Graves

ASOF Holding I, L.P.
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By: /s/ Aaron Rosen
Name: Aaron Rosen
Title: Authorized Signatory

Notice Information:
c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor

Los Angeles, CA 90067
Email: sgraves@aresmgmt.com, PEGeneralCounsel@aresmgmt.com
Attn: Scott Graves

INFRASTRUCTURE AND ENERGY ALTERNATIVES, LLC, (solely for purposes of section 9.14(b))

By: /s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By: /s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

Notice Information:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com, pjonna@oaktreecapital.com
Attention: Ian Schapiro, Peter Jonna

OT POF IEA PREFERRED B AGGREGATOR, L.P. (solely for purposes of Section 9.14(b))

By: OT POF IEA PREFERRED B AGGREGATOR GP, LLC
Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: Managing Member

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner
By: Oaktree Fund GP I, L.P.
Its: Managing Member

By: /s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By: /s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

Notice Information:
333 South Grand Avenue, 28th Floor

Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com, pjonna@oaktreecapital.com
Attention: Ian Schapiro, Peter Jonna

OAKTREE POWER OPPORTUNITIES FUND III DELAWARE, L.P. (solely for purposes of Section 5.7 and 9.14)

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner
By: Oaktree Fund GP I, L.P.
Its: Managing Member

By: /s/ Ian Schapiro
Name: Ian Schapiro
Title: Authorized Signatory

By: /s/ Peter Jonna
Name: Peter Jonna
Title: Authorized Signatory

Notice Information:
333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Email: ischapiro@oaktreecapital.com, pjonna@oaktreecapital.com
Attention: Ian Schapiro, Peter Jonna

SCHEDULE 1

Commitment Schedule

Commitment Party	Commitment Amount	Percentage of Aggregate Commitments	Number of Shares of Series B Preferred Stock to be issued to Commitment Party	Percentage of Warrants to be issued to Commitment Party
Ares Special Situations Fund IV, L.P.	$25,000,000	31.25%	25,000	31.25%
ASOF Holdings I, L.P.	$55,000,000	68.75%	55,000	68.75%
Total:	$80,000,000	100%	80,000	100%

Schedule II

Backstop Commitment Schedule

Backstop Party	2019 Commitment Amount	2020 Commitment Amount	Backstop Pro Rata Share
Ares Special Situations Fund IV, L.P.	$3,750,000	$3,750,000	25%
ASOF Holdings I, L.P.	$3,750,000	$3,750,000	25%
OT POF IEA Preferred B Aggregator, L.P.	$7,500,000	$7,500,000	50%
Total:	$15,000,000	$15,000,000	100%

EXHIBIT A

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
INVESTOR RIGHTS AGREEMENT

DATED AS OF
October 29, 2019

INVESTOR RIGHTS AGREEMENT
INVESTOR RIGHTS AGREEMENT (this “Agreement”), dated as of October 29, 2019 by and among (i) Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), (ii) Ares Special Situations Fund IV, L.P., a Delaware limited partnership (“ASSF IV”) and ASOF Holdings I, L.P., a Delaware limited partnership (“ASOF” and together with ASSF IV, “Ares”), (iii) Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company (“IEA LLC”) and OT POF IEA Preferred B Aggregator, L.P., a Delaware limited partnership (the “OT POF” and together with IEA LLC, “Oaktree”) and (iv) any Transferees who become party hereto in accordance with this Agreement (each of the Persons in the foregoing clauses (i)-(iv), a “Party” and collectively, the “Parties”).

WHEREAS, on May 20, 2019, certain commitment parties purchased shares of Series B-1 Preferred Stock, par value $0.0001 per share (the “Series B-1 Preferred Stock”), together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Equity Commitment Agreement (the “Series B-1 Equity Commitment Agreement”, as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of May 14, 2019, between the Company, the commitment parties set forth therein and, (solely for purposes of Section 5.7, 5.8, 6.3 and 9.14 in the Series B-1 Equity Commitment Agreement), Oaktree Power;

WHEREAS, on August 30, 2019, certain commitment parties purchased shares of Series B-2 Preferred Stock, par value $0.0001 per share (the “Series B-2 Preferred Stock,”), together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Equity Commitment Agreement (the “Series B-2 Equity Commitment Agreement”, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of August 13, 2019, between the Company, the commitment parties set forth therein and the other parties set forth therein;

WHEREAS, on the date hereof, certain commitment parties purchased shares of Series B-3 Preferred Stock, par value $0.0001 per share (the “Series B-3 Preferred Stock,” and together with the Series A Preferred Stock (as defined herein), Series B-1 Preferred Stock and the Series B-2 Preferred Stock, “Preferred Stock”), together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Equity Commitment Agreement (the “Series B-3 Equity Commitment Agreement”, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof), dated as of October 29, 2019 (the “Signing Date”), between the Company, the commitment parties set forth therein and the other parties set forth therein;

WHEREAS, on the Signing Date, IEA LLC was issued shares of Series B-3 Preferred Stock, together with warrants to purchase shares of the Company’s Common Stock, pursuant to that certain Preferred Stock Exchange Agreement, dated as of the Signing Date, between the Company, IEA LLC and the other parties set forth therein;

WHEREAS, pursuant to the terms of the Series B-1 Certificate of Designations, the Series B-2 Certificate of Designations and Series B-3 Certificate of Designations (together the “Series B Certificates”), the Company is obligated to redeem all (and not less than all) of the shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock and the Series B-3 Preferred Stock (together, and to the extent outstanding as of the date hereof, the “Series B Preferred Stock”) on the Mandatory Redemption Date (as defined in the Series B Certificates) pursuant to and in accordance with the terms set forth in the Series B Certificates (such redemption, the “Mandatory Redemption”);

WHEREAS, ensuring that the Mandatory Redemption timely occurs in accordance with the Series B Certificates is in the best interest of the Company and all of the Company’s stockholders;

WHEREAS, Ares would not have consummated the transactions contemplated by the Series B-3 Equity Commitment Agreement (including, the purchase of Series B-3 Preferred Stock pursuant thereto) but for the entry into this Agreement by the other Parties with regard to the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock; and

WHEREAS, the Parties desire to ensure that if the Mandatory Redemption fails to timely occur in accordance with the Series B Certificates, the Series B Preferred Holders are enabled to effect a Redemption Sale without any impediment from the Parties or other stockholders of the Company.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.1Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided, any portfolio company of Oaktree Capital Management, L.P. or its Affiliates, that is not a portfolio company of Oaktree Power Opportunities Fund III Delaware, L.P., a Delaware limited partnership (“Oaktree Power”) (or any parallel or successor funds) shall be deemed not to be an “Affiliate” of Oaktree to the extent neither Oaktree Power nor any of its portfolio companies nor any officer, director, general partner or managing member of any of the foregoing has any material economic interest in, or exercises any control with respect to, any such portfolio company. For the purposes of this definition, “control” (including the terms “controlling” and “controlled”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of such subject Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Agreement” shall have the meaning assigned to such term in the Preamble.
“August 2019 IRA” means that certain Second Amended and Restated Investor Rights Agreement, dated as of August 30, 2019, by and between the Company, M III Sponsor I LLC, Oaktree, and the other parties listed thereto.
“Board of Directors” means the board of directors of the Company.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks are required or permitted to be closed in the State of California or the State of New York.
“By-Laws” means the by-laws of the Company, as they may be amended, restated or otherwise modified from time to time.
“Certificate of Incorporation” means the certificate of incorporation of the Company, as it may be amended, restated or otherwise modified from time to time.
“Claim” shall have the meaning assigned to such term in Section 4.1.
“Common Stock” the Company’s common stock, par value $0.0001 per share.
“Company” shall have the meaning assigned to such term in the Preamble.
“Covered Person” shall have the meaning assigned to such term in Section 4.1.
“Exit Right Period” shall have the meaning assigned to such term in Section 2.2.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor law or statute, in each case together with the rules and regulations promulgated thereunder.
“Fully Diluted Share Count” means, as of any date, the sum of (x) the number of shares of Common Stock outstanding on such date plus (y) the number of shares of Common Stock that may be issued pursuant to all restricted stock awards, restricted stock units, stock options and any other securities or rights (directly or indirectly) convertible into, exchangeable for or to subscribe for Common Stock that are outstanding on such date.
“Governmental Entity” means any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof.
“Mandatory Redemption” shall have the meaning assigned to such term in the Recitals.
“Necessary Series B Preferred Holders” shall have the meaning assigned to such term in Section 2.2(a)(iii).
“Other Indemnitors” shall have the meaning assigned to such term in Section 4.5.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust or other entity.
“Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Redemption Failure” shall have the meaning assigned to such term in Section 2.2.
“Redemption Sale” shall have the meaning assigned to such term in Section 2.2(a)(iii).
“SEC” means the United States Securities and Exchange Commission or any similar agency then having jurisdiction to enforce the Securities Act.
“SEC Documents” means the Company’s reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Securities Act filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.
“Series A Preferred Stock” means the Company’s Series A preferred stock, par value $0.0001 per share.
“Series B Certificates” shall have the meaning assigned to such term in the Recitals.
“Series B Preferred Holders” shall have the meaning assigned to such term in Section 2.1.
“Series B Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Series B-1 Certificate of Designations” means that certain Second Amended and Restated Certificate of Designations of Series B-1 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-1 Preferred Stock, and which has been filed with the Secretary of State of the State of Delaware on the date hereof.
“Series B-2 Certificate of Designations” means that certain Amended and Restated Certificate of Designations of Series B-2 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-2 Preferred Stock, and which has been filed with the Secretary of State of the State of Delaware on the date hereof.
“Series B-3 Certificate of Designations” means that certain Certificate of Designations of Series B-3 Preferred Stock of the Company, which sets forth the rights and obligations of the holders of Series B-3 Preferred Stock, and which has been filed with the Secretary of State of the State of Delaware on the date hereof.
“Series B-1 Equity Commitment Agreement” shall have the meaning assigned to such term in the Recitals.
“Series B-2 Equity Commitment Agreement” shall have the meaning assigned to such term in the Recitals.
“Series B-3 Equity Commitment Agreement” shall have the meaning assigned to such term in the Recitals.
“Series B-1 Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Series B-2 Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Series B-3 Preferred Stock” shall have the meaning assigned to such term in the Recitals.
“Stockholder” shall mean any Party (other than the Company) so long as such Party owns any shares of capital stock of the Company (or securities convertible into such shares).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Third Party” shall mean any Person (i) that is not Ares, Oaktree or an affiliate of Ares or Oaktree, (ii) that is not an affiliate of any holder of greater than 5% of any series of Series B Preferred Stock, and (iii) in which any holder of greater than 5% of any series of Series B Preferred Stock (including any affiliate of such holder) does not own a greater than 5% direct or indirect beneficial interest.

“Transfer” means any sale, assignment, bequest, conveyance, devise, gift (outright or in trust), pledge, encumbrance, hypothecation, mortgage, exchange, transfer or other disposition or act of alienation, whether voluntary or involuntary or by operation of law. The terms “Transferred” and “Transferring” have correlative meanings.
Section 1.2Rules of Construction. In this Agreement and in the exhibits hereto, except to the extent that the context otherwise requires:

(a)the headings are for convenience of reference only and shall not affect the interpretation of this Agreement;
(b)defined terms include the plural as well as the singular and vice versa;
(c)words importing gender include all genders;
(d)a reference to any statute or statutory provision shall be construed as a reference to the same as it may have been or may from time to time be amended, extended, re-enacted or consolidated and to all statutory instruments or orders made thereunder;
(e)any reference to a “day” shall mean the whole of such day, being the period of 24 hours running from midnight to midnight;
(f)references to Articles, Sections, subsections, clauses and Exhibits are references to Articles, Sections, subsections, clauses and Exhibits of and to, this Agreement;
(g)the words “including” and “include” and other words of similar import shall be deemed to be followed by the phrase “without limitation”; and
(h)unless otherwise specified, references to any party to this Agreement or any other document or agreement shall include its successors and permitted assigns.

ARTICLE II
REDEMPTION SALE

Section 2.1Redemption Sale. The Parties acknowledge and agree that, pursuant to the terms of the Series B Certificates, the Company is obligated to redeem all (and not less than all) of the shares of the Series B Preferred Stock on the Mandatory Redemption Date (as defined in the Series B Certificates) pursuant to and in accordance with the terms set forth in the Series B Certificates. The Parties additionally acknowledge and agree that (a) the Mandatory Redemption served as an inducement to holders of the Series B Preferred Stock (collectively, the “Series B Preferred Holders”) to purchase the Series B Preferred Stock, (b) but for the Mandatory Redemption, the Series B Preferred Holders would not have purchased the Series B Preferred Stock, (c) ensuring that the Mandatory Redemption timely occurs in accordance with the Series B Certificates is in the best interest of the Company and all of the Company’s stockholders, and as such, the Board of Directors has approved (i) the issuance of the Series B Preferred Stock, including the provisions of the Series B Certificates relating to the Mandatory Redemption, and the provisions set forth in this ARTICLE II and (ii) the taking of all other actions required by this ARTICLE II, (d) as of the date hereof, based on the existing capitalization of the Company, Ares and Oaktree together will have the necessary voting power without the vote of any other stockholder to ensure effectiveness of the provisions hereof as of the date that is sixty days following the Mandatory Redemption Date (as defined in the Series B Certificates) and (e) the Company and the Stockholders hereby consent to and approve the provisions set forth in this ARTICLE II.

Section 2.2Redemption Sale Obligations.

(a)Notwithstanding anything to the contrary set forth herein or in the Series B Certificates, the Parties hereby agree that if the Company has not (x) redeemed all shares of Series B-1 Preferred Stock then outstanding in accordance with Section 7(a)(ii) of the Series B-1 Certificate of Designations within sixty (60) days following the B-1 Mandatory Redemption Date (as defined in the Series B-1 Certificate of Designations), (y) redeemed all shares of Series B-2 Preferred Stock then outstanding in accordance with Section 7(a)(ii) of the Series B-2 Certificate of Designations within sixty (60) days following the B-2 Mandatory Redemption Date (as defined in the Series B-2 Certificate of Designations) and (z) redeemed all shares of Series B-3 Preferred Stock then outstanding in accordance with Section 7(a)(ii) of the Series B-3 Certificate of Designations within sixty (60) days following the B-3 Mandatory Redemption Date (as defined in the Series B Certificate of Designations; and each of clauses (x), (y) and (z), a “Redemption Failure”), then during the period from the sixtieth (60) day following the B-1 Mandatory Redemption Date, the B-2 Mandatory Redemption Date and the B-3 Mandatory Redemption Date (as applicable), until the date upon which the Series B-1 Preferred Stock, the Series B-2 Preferred Stock and the Series B-3 Preferred Stock (as applicable) are redeemed in full in accordance with the Series B Certificates (the “Exit Right Period”), the following provisions shall apply:

(i)to the fullest extent permitted by applicable law, the Board of Directors of the Company shall owe a fiduciary duty to all of the Series B Preferred Holders and, accordingly, shall owe the same fiduciary duties to the Series B

Preferred Holders and the holders of the Company’s Common Stock as if the Series B Preferred Stock and the Company’s Common Stock comprise a single class of common stock of the Company;
(ii)the size of the Board of Directors shall be increased such that the Series B Preferred Holders shall, so long as any shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock remain outstanding, have the right to designate and appoint (and the corresponding right to remove and fill vacancies respecting) a majority of the members of the Board of Directors (including any committees thereof) acting by a vote of a majority of shares of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock voting together as a class;
(iii)the Accumulated Dividend Rate and the Cash Dividend Rate (each as defined in the respective Series B Certificate) shall each be increased to a rate of 25% per annum on the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock until the redemption in full of all of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock in accordance with the terms of the Series B Certificates; and
(iv)the holders of a majority of the outstanding shares of the Series B Preferred Stock (the “Necessary Series B Preferred Holders”) shall have the right to cause the Company (A) in one or more transactions, to effect a sale (directly or indirectly) of some or all of the assets or equity of the Company and any of its Subsidiaries, or to sell (by merger, consolidation, sale of equity or otherwise) the Company and any of its Subsidiaries, to any Third Party (any such sale, a “Redemption Sale”) and (B) to use the proceeds of such a Redemption Sale to redeem in full (or if not in full, to the fullest extent such proceeds permit) the outstanding shares of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock, as applicable, and any remaining proceeds following a redemption in full of the outstanding shares of the Series B-1 Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock shall be available for distribution to holders of other classes of preferred stock or Common Stock of the Company or put to such other use as the Board of Directors may determine, in each case in accordance with the Company’s Certificate of Incorporation, the certificates of designation for any other classes of preferred stock and applicable law.
(b)The Company shall take all actions necessary or requested by the Necessary Series B Preferred Holders to implement and consummate any Redemption Sale and shall use (and cause its Subsidiaries to use) commercially reasonable efforts to cooperate to implement and consummate such Redemption Sale, including (without limitation) (i) preparing offering documents, (ii) facilitating due diligence by prospective purchasers, (iii) retaining the services of an investment bank designated by the Necessary Series B Preferred Holders, (iv) assisting in the drafting of definitive documentation, (v) entering into customary agreements with respect to the Redemption Sale and (vi) otherwise cooperating with the Necessary Series B Preferred Holders to implement and consummate any such Redemption Sale.

Section 2.3Absence of Action to Delay.

(a)From and after the date hereof and until such time as the Conversion Conditions (as defined in the Series B-3 Certificate of Designations) are satisfied, the Company shall not, and shall cause its Subsidiaries not to, take any actions that could reasonably be expected to delay, impede or prohibit a Redemption Sale (including, without limitation, the issuance of capital stock of the Company that would result in less than the required number of shares of the Company voting in favor of a Redemption Sale if a vote is required under applicable law or the Company’s governing documents (taking into account, for purposes of any such determination, that (x) any warrants to purchase Common Stock held by Ares and Oaktree would be exercised, (y) any shares of Common Stock (including those issued upon exercise of the warrants described in clause (x)) and any shares of Series B Preferred Stock (to the extent entitled to vote with respect to a Redemption Sale), in each case, held by Ares and Oaktree required to vote in favor of the Redemption Sale pursuant to Section 2.4 below are so voted, and (z) assuming for these purposes that all other shares of capital stock with the right to vote with respect to a Redemption Sale vote against a Redemption Sale); provided, that such restriction on the issuance of capital stock shall not apply with respect to (i) issuances of Common Stock at a time when the Total Net Leverage Ratio (as defined in the Credit Agreement as in effect on the date hereof, excluding, for purposes of determining such ratio, cash on the consolidated balance sheet of the Company at such time in excess of $50,000,000 but including the Stated Value (as defined in the Series B Certificates) of the then outstanding Series B-1 Preferred Stock, the then outstanding Series B-2 Preferred Stock and the then outstanding Series B-3 Preferred Stock in the calculation of Consolidated Total Debt (as defined in the Credit Agreement as in effect on the date hereof)) would be less than 4.00 to 1.00 after giving effect to the issuance of such capital stock, (ii) issuances of non-voting stock of the Company or any of its Subsidiaries that would not have the right under applicable law to vote on a Redemption Sale, (iii) issuances of Common Stock pursuant to the Company’s director, management, employee or consultant incentive plans which have been duly approved by the Board of Directors and (iv) issuances of Common Stock to any Person that irrevocably agrees in writing (and irrevocably agrees in writing that its transferees will), which writings shall be subject to the prior approval of the Necessary Series B Holders, vote in favor of any and all Redemption Sales requested by the Necessary Series B Preferred Holders).
(b)From and after the date hereof, the Company shall not, and shall cause its Subsidiaries not to, take any actions that would reasonably be expected to delay, impede or prohibit a Redemption Sale (including, without limitation, the issuance of Junior Stock (as defined in the Series B-3 Certificate of Designations) (other than Common Stock) that either (i) is entitled to vote as a separate class or otherwise on any manner related to the Redemption Sale, including a merger effecting a

Redemption Sale or (ii) (A) is convertible into shares of Common Stock and (B) if so converted on the date of the issuance of such Junior Stock would result in less than the required number of shares of the Company voting in favor of a Redemption Sale if a vote is required under applicable law or the Company’s governing documents (taking into account, for purposes of any such determination, that (x) any warrants to purchase Common Stock held by Ares would be exercised, (y) any shares of Common Stock (including those issued upon exercise of the warrants described in clause (x)) and any shares of Series B Preferred Stock (to the extent entitled to vote with respect to a Redemption Sale), in each case, held by Ares required to vote in favor of the Redemption Sale pursuant to Section 2.4 below are so voted, and (z) assuming for these purposes that all other shares of capital stock with the right to vote with respect to a Redemption Sale vote against a Redemption Sale)).

Section 2.4Further Actions. Each Stockholder hereby agrees (but only in its capacity as a stockholder, and not in any capacity as an officer or director of the Company, such Stockholder might have), during the Exit Right Period, to (i) vote all securities of the Company held by such Stockholder to ensure that the provisions set forth in Sections 2.2 and 2.3 shall be effectuated to the fullest extent permitted by applicable law (including, for the avoidance of doubt, voting all securities of the Company held by such Stockholder in favor of the Redemption Sale), (ii) vote in favor of any action required to ensure that the provisions set forth in this ARTICLE II and Sections 6(e), 8, 12 and 13 of the Series B-3 Certificate of Designations remain in full force and effect in accordance with their respective terms and (iii) vote against any actions by the Company or any of its Subsidiaries or any other Person that would reasonably be expected to delay, impede or prohibit the transactions contemplated by this ARTICLE II. In addition, during the Exit Right Period, each Stockholder hereby agrees to (i) waive any dissenter or appraisal rights that such Party may have with respect to a Redemption Sale, (ii) sell all of such Stockholder’s shares and participate in such a Redemption Sale, including by executing and delivering instruments of conveyance and Transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for Transfer and any similar or related documents, each on terms and conditions substantially similar to the other Stockholders and other holders of the applicable class of shares of the Company and making (as to itself) to the proposed purchaser the same representations, warranties, covenants, indemnities and agreements as the other holders agree to make to the proposed purchaser (provided, that (A) the representations, warranties, covenants and indemnities provided by such holders are made severally and not jointly, (B) each Stockholder shall only be required to make customary fundamental representations and warranties as to itself, including, respecting its organization, the unencumbered title to its shares, the power, authority and legal right to Transfer such shares and enter into and consummate the applicable agreements, and that the consummation of the applicable transactions does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Stockholder is a party or, if such Stockholder is an entity, the organizational documents of such Stockholder, (C) such Stockholder’s liability pursuant to such Redemption Sale shall not exceed the cash consideration actually received by such Stockholder and (D) if any Redemption Sale involves the sale of more than one class of shares, the proceeds thereof shall be allocated in accordance with the terms of such shares pursuant to the applicable certificate of designation or otherwise) and (iii) not deposit, and to cause their respective Affiliates not to deposit, except as provided in this Agreement, any shares owned by such Stockholder or Affiliate in a voting trust or subject any shares to any arrangement or agreement with respect to the voting of such shares in a manner inconsistent with this Agreement.

Section 2.5Disclaimer. EACH STOCKHOLDER HEREBY ACKNOWLEDGES AND AGREES THAT (a) A REDEMPTION SALE EFFECTED PURSUANT TO THIS AGREEMENT AND THE SERIES B CERTIFICATES MAY RESULT IN SUCH STOCKHOLDER RECEIVING NO VALUE FOR SUCH STOCKHOLDER’S SECURITIES, (b) IT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF WHETHER OR NOT TO ENTER INTO THIS AGREEMENT, AND (c) IT WILL HAVE NO CLAIM AGAINST ANY OF THE SERIES B HOLDERS OR ANY OF THEIR RESPECTIVE AFFILIATES WITH RESPECT THERETO ARISING OUT OF OR IN CONNECTION WITH A REDEMPTION SALE OTHER THAN TO THE EXTENT DUE TO THE SERIES B HOLDERS’ BAD FAITH OR BREACH OF THIS AGREEMENT.

ARTICLE III
TRANSFER

Section 3.1Joinder Requirement.

(a)From and after the date hereof until such time as the holders of the Corporation’s capital stock entitled to vote on such matters approve the issuance of the Common Stock upon conversion of the Series B-3 Preferred Stock in compliance with Nasdaq Marketplace Rule 5635, it shall be a condition to the Transfer by a Stockholder of any capital stock of the Company (or securities convertible or exchangeable into capital stock of the Company), to any Person (the “Transferee”) who is not a Party to this Agreement, that such Transfer shall not be effected unless and until the Transferee executes and delivers to the Company and the Stockholders a joinder to this Agreement, in form and substance reasonably acceptable to Ares, in which such Transferee agrees to be a “Party” and a “Stockholder” for all purposes of this Agreement, including Article II, and which provides that such Transferee shall be bound by and shall fully comply with the terms of this Agreement. For the avoidance of doubt, this Section 3.1 shall not apply to any hedging or other derivative transactions in respect of shares of Common Stock of the Company, so long as the applicable Stockholder retains the exclusive right to vote such shares.
(b)Notwithstanding Section 3.1(a), at all times, it shall be a condition to the Transfer by a Stockholder of any capital stock of the Company (or securities convertible or exchangeable into capital stock of the Company) to any Transferee who is an Affiliate of such Stockholder and not a Party to this Agreement, that such Transfer shall not be effected unless and until the Transferee executes and delivers to the Company and the Stockholders a joinder to this Agreement, in form and substance reasonably acceptable to Ares, in which such Transferee agrees to be a “Party” and a “Stockholder” for all purposes of this Agreement, including Article II, and which provides that such Transferee shall be bound by and shall fully comply with the terms of this Agreement.

Section 3.2Company Cooperation. Any Transfer made in contravention of Section 3.1 shall be null and void. In furtherance of the foregoing, the Company hereby covenants and agrees that it will not, and each Stockholder irrevocably and unconditionally acknowledges and agrees (with respect to the securities owned by such Stockholder) that the Company will not (and waives any rights against the Company in relation thereto) recognize any Transfer or agreement (other than this Agreement, or Transfers effected in accordance with this Agreement) on any of the stockholder securities subject to this Agreement.

ARTICLE IV
INDEMNIFICATION

Section 4.1Right to Indemnification. The Company shall indemnify, hold harmless, reimburse and pay to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, Ares, each Stockholder (other than Oaktree) and its respective Affiliates (other than the Company and its Subsidiaries) and direct and indirect partners (including partners of partners and stockholders and members of partners), members, stockholders, managers, directors, officers, employees and agents and each Person who controls any of them within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (the “Covered Persons”) from and against any and all losses, claims, damages, liabilities, expenses (including the cost of investigation and defense and reasonable attorneys’ fees and expenses), judgments, penalties, fines and amounts paid in settlement (including interest, assessments and other charges paid or payable in connection with or in respect of such losses, claims, damages, liabilities, expenses, judgments, penalties, fines and amounts paid in settlement) (collectively, “Losses”) sustained or suffered by any such Covered Person based upon, relating to, arising out of, or by reason of any third party or governmental claims actions, suits, proceedings, whether civil, criminal, administrative or investigative, relating to such Covered Person’s status as a stockholder or controlling person of the Company (including any and all losses, claims, damages or liabilities under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any equity securities of the Company or to any fiduciary obligation or other duty owed (or purportedly owed) by any Covered Person in its capacity as such), including in connection with any third party or governmental claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, relating to any action taken or omitted to be taken or alleged to have been taken or omitted to have been taken by any Covered Person as a stockholder or controlling person, including claims alleging so-called control person liability or securities law liability (any such claim, action, suit or proceeding, a “Claim”). For the avoidance of doubt, (i) the foregoing indemnification rights shall not apply to Oaktree and (ii) Oaktree shall remain entitled to the indemnification provisions set forth in Article VI of the August 2019 IRA.

Section 4.2Prepayment of Expenses. To the extent not prohibited by applicable law, the Company shall pay the expenses (including the cost of investigation and defense and reasonable attorneys’ fees and expenses) incurred by a Covered Person in defending any Claim in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of such Claim shall be made only upon receipt of an undertaking by such Covered Person to repay all amounts advanced if it should be ultimately determined that such Covered Person is not entitled to be indemnified under this ARTICLE VI or otherwise.

Section 4.3Claims. If a claim for indemnification or advancement of expenses under this ARTICLE VI is not paid in full within 30 days after a written claim therefor by the Covered Person has been received by the Company, such Covered Person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that the Covered Person is not entitled to the requested indemnification or advancement of expenses under applicable law.

Section 4.4Nonexclusivity of Rights. The rights conferred on any Covered Person by this ARTICLE VI shall not be exclusive of any other rights that such Covered Person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation or By-Laws or any agreement, vote of stockholders or disinterested directors or otherwise.

Section 4.5Other Sources. Subject to Section 4.6, the Company’s obligation, if any, to indemnify, hold harmless, reimburse and pay or to advance expenses to any Covered Person shall be reduced by any amount such Covered Person may collect as indemnification or advancement of expenses from any other Person.

Section 4.6Indemnitor of First Resort. The Company hereby acknowledges that the Covered Persons may have certain rights to advancement and/or indemnification by Ares or its Affiliates (in each case, other than the Company and collectively, the “Other Indemnitors”). In all events, (a) the Company hereby agrees that it is the indemnitor of first resort (i.e., its obligation to a Covered Person to provide advancement and/or indemnification to such Covered Person are primary and any obligation of the Other Indemnitors (including any Affiliate thereof other than the Company) to provide advancement or indemnification hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter), or any obligation of any insurer of the Other Indemnitors to provide insurance coverage, for any of the same Losses incurred by such Covered Person are secondary and (b) if any Other Indemnitor (or any Affiliate thereof, other than the Company) pays or causes to be paid, for any reason, any amounts otherwise indemnifiable hereunder or under any other indemnification agreement (whether pursuant to contract, by-laws or charter) with such Covered Person, then (x) such Other Indemnitor (or such Affiliate, as the case may be) shall be fully subrogated to all rights of such Covered Person with respect to such payment and (y) the Company shall fully indemnify, hold harmless, reimburse and pay such Other Indemnitor (or such other Affiliate, as the case may be) for all such payments actually made by such Other Indemnitor (or such other Affiliate, as the case may be).

ARTICLE V
TERMINATION
Section 5.1Term. The terms of this Agreement shall terminate, and be of no further force and effect (a) upon the date on which there are no shares of Series B Preferred Stock issued and outstanding, and (b) prior to such date, with respect to any Stockholder, upon the Transfer, made in accordance with Article III, of all (but not less than all) of the shares of capital stock of the Company (or securities convertible into such shares) held by such Stockholder.

Section 5.2Survival. If this Agreement is terminated pursuant to Section 5.1, with respect to the applicable Parties only, this Agreement shall become void and of no further force and effect with respect to such Parties, except for: (i) the provisions set forth in this Section 5.2, ARTICLE IV, and ARTICLE VII, (ii) the rights of the Stockholders with respect to the breach of any provision hereof by the Company prior to such termination and (iii) the liability of any Stockholder for the breach by such Stockholder of its obligation under this Agreement occurring on or prior to a termination of this Agreement with respect to such Stockholder pursuant to Section 5.1(b), which shall, in each case of clauses (i), (ii) and (iii), survive the termination of this Agreement.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.1Representations and Warranties of Stockholders.

a.Each Stockholder individually represents and warrants to the Company that (a) such Stockholder is duly authorized to execute, deliver and perform this Agreement; (b) this Agreement has been duly executed by such Stockholder and is a valid and binding agreement of such Stockholder, enforceable against such Stockholder in accordance with its terms; and (c) the execution, delivery and performance by such Stockholder of this Agreement does not violate or conflict with or result in a breach of or constitute (or with notice or lapse of time or both would constitute) a default under any agreement to which such Stockholder is a party or, if such Stockholder is an entity, the organizational documents of such Stockholder.
b.Oaktree represents and warrants to the Company and Ares that, as of the Signing Date, Oaktree has beneficial ownership (as defined in Rule 13d-3 and Rule 13d-5 of the Exchange Act) of the number of shares of each class of capital stock in the Company set forth on Exhibit A hereto.

Section 6.2Representations and Warranties of the Company.

(a)The Company represents and warrants to each of the Stockholders that (i) the Company is duly authorized to execute, deliver and perform this Agreement; (ii) this Agreement has been duly authorized, executed and delivered by the Company and is a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms; and (iii) the execution, delivery and performance by the Company of this Agreement does not violate or conflict with or result in a breach by the Company of or constitute (or with notice or lapse of time or both would constitute) a default by the Company under the Certificate of Incorporation or By-Laws, any existing applicable law, rule, regulation, judgment, order, or decree of any Governmental Entity exercising any statutory or regulatory authority of any of the foregoing, domestic or foreign, having jurisdiction over the Company or any of its Subsidiaries or Affiliates or any of their respective properties or assets, or any agreement or instrument to which the Company or any of its Subsidiaries or Affiliates is a party or by which the Company or any of its Subsidiaries or Affiliates or any of their respective properties or assets may be bound.
(b)Equity Capitalization.

(i)Authorized and Outstanding Capital Stock. As of the Signing Date, the authorized capital stock of the Company consists of (A) 100,000,000 shares of common stock, of which, 22,252,489 are issued and outstanding, (B) 1,000,000 shares of Series A Preferred Stock, 34,965 of which are issued and outstanding as the Series A Preferred Stock, 50,000 of which are issued and outstanding as the Series B-1 Preferred Stock, 50,000 of which are issued and outstanding as the Series B-2 Preferred Stock and 80,000 of which are issued and outstanding as the Series B-3 Preferred Stock. 13,722 shares of common stock are held in the treasury of the Company. Except for the foregoing Capital Stock, the Company has no other Capital Stock authorized, reserved for issuance or outstanding.
(ii)Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any of its Subsidiaries’ Capital Stock is subject to preemptive rights or any other similar rights or restrictions or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries, or Contracts by which the Company or any of its Subsidiaries is or may become bound to issue additional Capital Stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries; (C) there are no Contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments or capital stock containing anti-dilution or similar provisions that will be triggered by the issuance of the securities; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.
(iii)Warrants. As of the Signing Date, the aggregate number of Warrants (as defined in the Series B Certificates) represent (on an as-if-converted to common stock basis) 13.1% of the issued and outstanding common stock of the Company based on the Company’s Fully Diluted Share Count (including any outstanding securities, shares of Common Stock subject to repurchase rights, shares of Common Stock issued or issuable upon conversion of the Preferred Stock and any warrants and options authorized or reserved under a plan but not granted or issued and treating all outstanding securities of the Company that are convertible into or exercisable or exchangeable for shares of Common Stock as the maximum number of shares of Common Stock issuable with respect to such securities as of the signing date). The Company will comply with the terms of the Warrant Certificate (as defined in the Series B Certificates), including the reservation of such number of shares of Common Stock of the Company required for the conversion of the Warrants in accordance with the Warrant Certificate.

ARTICLE VII
MISCELLANEOUS

Section 7.1Entire Agreement. Subject to the last sentence of Section 4.1 herein, this Agreement, together with documents contemplated hereby, constitute the entire agreement between the Parties pertaining to the subject matter hereof and fully supersede any and all prior or contemporaneous agreements or understandings between the Parties pertaining to the subject matter hereof.

Section 7.2Further Assurances. Each of the Parties does hereby covenant and agree on behalf of itself, its successors, and its assigns, without further consideration, to prepare, execute, acknowledge, file, record, publish, and deliver such other instruments, documents and statements, and to take such other actions as may be required by law or reasonably necessary to effectively carry out the intent and purposes of this Agreement.

Section 7.3Notices. Any notice, consent, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, (b) sent by facsimile, overnight mail or registered or certified mail, return receipt requested, postage prepaid, or (c) sent by e-mail, with electronic or written confirmation of receipt, in each case addressed as follows:

(i)    if to the Company:

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attn:     Gil Melman, Esq.
Tel:     (765) 828-3513
Email:     Gil.Melman@iea.net

with a copy to:

Kirkland & Ellis LLP 333 South Hope Street, 29th Floor Los Angeles, CA 90071 Attn: Tana Ryan, P.C. Facsimile:(213) 680-8500 Email: tryan@kirkland.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Michael Kim Facsimile: (212) 446-4900 Email: michael.kim@kirkland.com

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:    Maurice Lefkort, Esq.
Bradley Friedman, Esq.
Tel:    (212) 728-8239
(212) 728-8514
Email:    mlefkort@willkie.com
bfriedman@willkie.com

(ii)    if to Ares, to:

c/o Ares Management LLC
2000 Avenue of the Stars, 12th Floor
Los Angeles, CA 90067
Email: sgraves@aresmgmt.com
PEGeneralCounsel@aresmgmt.com
Attention: Scott Graves

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention:    Kenneth Schneider, Esq.
Chaim P. Theil, Esq.
Tel:         (212) 373-3303
(212) 373-3448
Email:        kschneider@paulweiss.com
ctheil@paulweiss.com

(iii)     if to Oaktree, to:

333 South Grand Avenue, 28th Floor
Los Angeles, CA 90071
Attention: Ian Schapiro
Peter Jonna
Email: ischapiro@oaktreecapital.com
pjonna@oaktreecapital.com

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Ellen N. Ching
Facsimile: (212) 492-0241
Email: eching@paulweiss.com

(iv)	if to any other Stockholder, to the address and facsimile number of such Stockholder set forth in the records of the Company.

Any such notice shall be deemed to be delivered, given and received for all purposes as of: (A) the date so delivered, if delivered personally, (B) upon receipt, if sent by facsimile or e-mail, or (C) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage and charges prepaid and properly addressed.
Section 7.4Governing Law. ALL ISSUES AND QUESTIONS CONCERNING THE APPLICATION, CONSTRUCTION, VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, AND SPECIFICALLY THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW RULES OR PROVISIONS (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

Section 7.5Consent to Jurisdiction. ANY AND ALL SUITS, LEGAL ACTIONS OR PROCEEDINGS ARISING OUT OF THIS AGREEMENT (INCLUDING AGAINST ANY DIRECTOR OR OFFICER OF THE COMPANY) SHALL BE BROUGHT SOLELY IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE AND EACH PARTY HERETO HEREBY SUBMITS TO AND ACCEPTS THE EXCLUSIVE JURISDICTION OF SUCH COURT FOR THE PURPOSE OF SUCH SUITS, LEGAL ACTIONS OR PROCEEDINGS. IN ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING, EACH PARTY HERETO WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS AND AGREES THAT SERVICE THEREOF MAY BE MADE BY CERTIFIED OR REGISTERED MAIL DIRECTED TO IT AT ITS ADDRESS SET FORTH IN THE BOOKS AND RECORDS OF THE COMPANY. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OR ANY SUCH SUIT, LEGAL ACTION OR PROCEEDING IN ANY SUCH COURT AND HEREBY FURTHER WAIVES ANY CLAIM THAT ANY SUIT, LEGAL ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 7.6Equitable Remedies. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the Parties. Each Party further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 7.7Construction. This Agreement shall be construed as if all Parties prepared this Agreement.

Section 7.8Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same agreement.

Section 7.9Third Party Beneficiaries. Except as set forth in ARTICLE VI nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the Parties (or their respective legal representatives, successors, heirs and distributees) any legal or equitable right, remedy or claim under or in respect of any agreement or provision contained herein, it being the intention of the Parties that this Agreement is for the sole and exclusive benefit of such Parties (or such legal representatives, successors, heirs and distributees) and for the benefit of no other Person.

Section 7.10Binding Effect. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors of the Parties. Each Transferee shall be subject to all of the terms of this Agreement, and by taking and holding such shares such Person shall be entitled to receive the benefits of and be conclusively deemed to have agreed to be bound by and to comply with all of the terms and provisions of this Agreement. Notwithstanding the foregoing, no successor or assignee of the Company shall have any rights granted under this Agreement until such Person shall acknowledge its rights and obligations hereunder by a signed written statement of such Person’s acceptance of such rights and obligations.

Section 7.11Severability. In the event that any provision of this Agreement as applied to any party or to any circumstance, shall be adjudged by a court to be void, unenforceable or inoperative as a matter of law, then the same shall in no way affect any other provision in this Agreement, the application of such provision in any other circumstance or with respect to any other party, or the validity or enforceability of the Agreement as a whole.

Section 7.12Reporting. Each Party acknowledges and agrees that nothing in this Agreement shall be deemed to create a group between any of (i) Ares and its Affiliates, on the one hand, and (ii) Oaktree and its Affiliates, on the other hand and that the Parties shall not take a reporting position that is inconsistent with the foregoing without the prior consent of Ares and Oaktree.

Section 7.13Adjustments Upon Change of Capitalization. In the event of any change in the outstanding Common Stock, by reason of dividends, splits, reverse splits, spin-offs, split-ups, recapitalizations, combinations, exchanges of shares and the like, the term “Common Stock” shall refer to and include the securities received or resulting therefrom, but only to the extent such securities are received in exchange for or in respect of Common Stock.

Section 7.14Amendments; Waivers.

(a)No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Ares and Oaktree, or in the case of a waiver, by (i) the Company if such waiver is to be effective against the Company, (ii) Ares if such waiver is to be effective against Ares or (iii) Oaktree if such waiver is to be effective against Oaktree.
(b)No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 7.15Actions in Other Capacities. Nothing in this Agreement shall limit, restrict or otherwise affect any actions taken by any Stockholder in its capacity as a stockholder, partner or member of the Company or any of its Subsidiaries or Affiliates.

IN WITNESS WHEREOF, the Parties have caused this Investor Rights Agreement to be duly executed and delivered, all as of the date first set forth above.
COMPANY:
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
By:
Name:
Title:

ARES:
Ares Special Situations Fund IV, L.P.
By: ASSF Management IV, L.P., its general partner
By: ASSF Management IV GP LLC, its general partner

By:
Name:
Title:
ASOF Holdings I, L.P.
By: ASOF Management, L.P., its general partner
By: ASOF Management GP LLC, its general partner

By:
Name:
Title:

OAKTREE:

OT POF IEA Preferred B Aggregator,
L.P.

By: OT POF IEA Preferred B Aggregator GP, LLC
Its: General Partner

By: Oaktree Power Opportunities Fund III Delaware, L.P.
Its: Managing Member

By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:
Name:
Title: Authorized Signatory
By:
Name:
Title: Authorized Signatory

Oaktree Power Opportunities Fund III Delaware, L.P.

By: Oaktree Power Opportunities Fund III GP, L.P.
Its: General Partner

By: Oaktree Fund GP, LLC
Its: General Partner

By: Oaktree Fund GP I, L.P.
Its: Managing Member

By:
Name:

Title: Authorized Signatory
By:
Name:
Title: Authorized Signatory

Exhibit A
10,368,465 shares of capital stock in the Company, which consists of (i) 10,313,500 shares of Common Stock (of which 212,500 shares of Common Stock are subject to vesting), (ii) 34,965 shares of Series A Preferred Stock and (iii) 20,000 shares of Series B-1 Preferred Stock.

EXHIBIT B

CERTIFICATE OF DESIGNATIONS

OF

SERIES B‑3 PREFERRED STOCK

OF

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.

pursuant to Section 151 of the

General Corporation Law of the State of Delaware

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC., a Delaware corporation (the “Corporation”), hereby certifies that:
1.The Second Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) fixes the total number of shares of all classes of capital stock that the Corporation shall have the authority to issue at 100,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

2.The Certificate of Incorporation expressly grants to the Board authority to provide for the issuance of the shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.

3.The Board previously adopted resolutions on May 20, 2019 authorizing the creation and issuance of a series of such preferred stock designated as the “Series B Preferred Stock” and authorizing the issuance of 50,000 shares of Series B Preferred Stock (the “Original Series B Preferred Stock”) and the Certificate of Designations for the Original Series B Preferred Stock was filed with the Secretary of State of the State of Delaware on May 20, 2019 (the “Original Certificate of Designations”).

4.On August 13, 2019, in accordance with Section 6 of the Original Certificate of Designations, Ares approved (i) the re-designation of the Original Series B Preferred Stock as Series B‑1 Preferred Stock (as so amended and restated, the “Series B‑1 Preferred Stock”) and the amendment and restatement of the Original Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B‑1 Preferred Stock (the “First Amended Series B‑1 Certificate of Designations”), and (ii) the issuance of 50,000 shares of new Series B‑2 Preferred Stock, with terms substantially similar to the terms of Series B‑1 Preferred Stock (the “Series B‑2 Preferred Stock”) as set forth in the Certificate of Designations for the Series B-2 Preferred Stock (the “Series B-2 Certificate of Designations”).

5.The Series B-2 Certificate of Designations and the First Amended Series B-1 Certificate of Designations were filed with the Secretary of State of the State of Delaware on August 30, 2019.

6.The Board adopted resolutions on [•], 2019 (i) authorizing the creation and issuance of a series of preferred stock designated as the “Series B-3 Preferred Stock” and authorizing the issuance of up to [•] shares of Series B-3 Preferred Stock (collectively with Series B‑1 Preferred Stock and the Series B-2 Preferred Stock, the “Series B Preferred Stock”) as set forth in this Certificate of Designations for the Series B-3 Preferred Stock (the “Series B-3 Certificate of Designations”) and (ii) authorizing amendments to the First Amended Series B-1 Certificate of Designations and the Series B-2 Certificate of Designations.

7.On [•], 2019, in accordance with Section 6 of the First Amended Series B-1 Certificate of Designations and Section 6 of the Series B-2 Certificate of Designations, Ares approved (i) the amendment and restatement of the First Amended Series B-1 Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B-1 Preferred Stock (the “Second Amended Series B-1 Certificate of Designations”), (ii) the amendment and restatement of the Series B-2 Certificate of Designations as set forth in the Amended and Restated Certificate of Designations for the Series B-2 Preferred Stock (the “Amended and Restated Series B-2 Certificate of Designations”) and (iii) the issuance of up to [•] shares of new Series B-3 Preferred Stock, with terms substantially similar to the terms of the Series B-1 Preferred Stock and the Series B-2 Preferred Stock, as set forth in this Series B-3 Certificate of Designations.

8.Pursuant to the authority conferred upon the Board by the Certificate of Incorporation and in accordance with the provisions of the Certificate of Incorporation and the General Corporation Law of the State of Delaware, the Board, by action duly taken on [•], 2019, adopted resolutions (which resolutions have not been modified and are in full force and effect on the date hereof) (i) approving the amendment and restatement of the First Amended Series B-1 Certificate of Designations as set forth in the Amended and Restated Series B‑1 Certificate of Designations, (ii) approving the amendment and restatement of the Series B-2 Certificate of Designations as set forth in the Amended and Restated Series B‑2 Certificate of Designations, (iii) authorizing the issuance of up to [•] shares of Series B‑3 Preferred Stock, and (iv) fixing the designations, powers, preferences and rights of the shares of this Series B‑3 Preferred Stock and the qualifications, limitations or restrictions thereof as follows:

Section 1Designation. The designation of this series of preferred stock shall be “Series B‑3 Preferred Stock.” Series B‑3 Preferred Stock will rank (a) equally in right of payment with Parity Stock, if any, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, (b) senior in right of payment to Junior Stock, with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, and (c) junior in right of payment to Senior Stock, if any, with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2Number of Shares. The number of authorized shares of Series B‑3 Preferred Stock shall be [•]. Such number of authorized shares may, from time to time, be increased (subject to Section 6) or decreased (but not below the number of shares of Series B‑3 Preferred Stock then outstanding) by further resolution duly adopted by the Board and by the filing of a certificate pursuant to the provisions of the General Corporation Law of the State of Delaware (the “DGCL”) stating that such increase or reduction has been so authorized. The Corporation shall have the authority to issue fractional shares of Series B‑3 Preferred Stock. The date on which the Corporation initially issues any share of Series B‑3 Preferred Stock shall be deemed to be the “date of issuance” for such share of Series B‑3 Preferred Stock, in each case regardless of the number of times transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such share of Series B‑3 Preferred Stock.

Section 3Definitions.

“Accumulated Dividend Rate” means 15% per annum; provided that, from and after the occurrence of any Non-Payment Event or Default Event and until the cure, resolution or waiver of such Non-Payment Event or Default Event, as the case may be, the Accumulated Dividend Rate shall be the Accumulated Dividend Rate as otherwise determined pursuant to this definition plus 2% per annum.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.
“Applicable Issue Date” means the “date of issuance” as defined in Section 2.
“Ares” means Ares Management LLC, on behalf of its Affiliated funds, investment vehicles and/or managed accounts.
“Board” means the Corporation’s Board of Directors.
“Business Day” means any day except a Saturday, a Sunday or other day on which the U.S. Securities and Exchange Commission or banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.
“Bylaws” means the bylaws of the Corporation.
“Capital Stock” means, without duplication, (i) the Common Stock, (ii) the Series B Preferred Stock, (iii) the Series A Preferred Stock, (iv) any other equity or equity-linked securities issued by the Corporation or its Subsidiaries, and (v) any other shares of securities convertible into, or exchangeable or exercisable for, or options, warrants or other rights to acquire, directly or indirectly, any equity or equity-linked security issued by the Corporation or its Subsidiaries, whether at the time of issuance, upon the passage of time, or the occurrence of some future event.
“Cash Dividend Rate” means (i) with respect to any Dividend Period for which the Total Net Leverage Ratio is greater than 1.50 to 1.00, 13.5% per annum and (ii) with respect to any Dividend Period for which the Total Net Leverage Ratio is less than or equal to 1.50 to 1.00, 12% per annum.
“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Corporation (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Corporation, in each case for clauses (a) - (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, other than a Permitted Holder, acquiring direct or indirect ownership of equity securities of the Corporation which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Corporation, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to a Person other than the Corporation, any of its Subsidiaries, or a Permitted Holder; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its Affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its Affiliates on the date hereof into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any Warrants. For the avoidance of doubt, a Change of Control shall be deemed to have occurred if Oaktree acting alone or in a group (as defined in Section 13(d)(3) of the Exchange Act)) with any Person (other than another Permitted Holder) consummates a merger, acquisition or similar transaction with the Corporation or any of its Subsidiaries.
“Closing Date” means the date of the closing of the original issuance of the Original Series B Preferred Stock.
“Code” means the Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock of the Corporation, par value $0.0001 per share, or any other shares of the Capital Stock of the Corporation into which such shares of common stock shall be reclassified or changed.
“Competitor” means (i) any Person that is an operating company that primarily engages in the engineering, procurement and construction sector for renewable energy generation or (ii) any controlled Affiliate of the foregoing.
“control” means, with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.
“Conversion Agent” means, prior to the conversion date, such Person as the Corporation will appoint or such other person as determined by the Board, acting in its capacity as conversion agent for the Series B-3 Preferred Stock, and its successors and assigns.
“Credit Agreement” means that certain Third Amended and Restated Credit and Guarantee Agreement, dated as of September 25, 2018, as amended and restated as of November 2, 2018, as further amended and restated as of November 16, 2018 and as further Amended and Restated as of May 20, 2019.
“Default Event” means any material breach by the Corporation of its obligations under this Certificate of Designations, other than a Non-Payment Event, which, if curable, is not cured on or prior to the 30th day after receipt of written notice from Ares after such default.
“Debt Limit” means, as of any date of determination, an amount equal to (x) the aggregate Revolving Commitments (as defined in the Credit Agreement) as of the Series B-3 Closing Date plus (y) the outstanding principal amount of Term Loans (as defined in the Credit Agreement) as of the Series B-3 Closing Date minus (z) the aggregate principal amount of Term Loans repaid or prepaid on or following the Series B-3 Closing Date.
“Debtor Relief Laws” means the United States Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Dividend Date” means, to the extent that any shares of Series B‑3 Preferred Stock are then outstanding, each of March 31, June 30, September 30 and December 31 or, to the extent any of the foregoing is not a Business Day, the first Business Day following such date.
“Dividend Period” means, with respect to any shares of Series B-3 Preferred Stock, the period from the Applicable Issue Date of such shares of Series B-3 Preferred Stock to the first Dividend Date following such Applicable Issue Date and each quarterly period thereafter.
“IEA LLC” means Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company.
“Independent Directors” means members of the Board who are both: (a) an “Independent Director” within the meaning of NASDAQ Marketplace Rule 4200(a)(15) as in effect on the date hereof, and (b) not a designee for service on the board or affiliate of (i) Infrastructure and Energy Alternatives, LLC, (ii) Oaktree Power Opportunities Fund III Delaware, L.P., (iii) Ares Special Situations Fund IV, L.P., (iv) ASOF Holdings I, L.P., (v) any other person that holds greater than 1% of any class or series of equity securities of the Corporation or (vi) any Affiliate of any of the foregoing Persons.
“Junior Stock” means (i) the Series A Preferred Stock, (ii) the Common Stock and (iii) any other class or series of Capital Stock of the Corporation, other than Parity Stock, now existing or hereafter authorized not expressly ranking senior to any of the

Series B Preferred Stock with respect to the payment of dividends or the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.
“Liquidation Event” means (i) effecting any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, (ii) any voluntary or involuntary filing for bankruptcy, insolvency, receivership or any similar proceedings by or against the Corporation or any of its Subsidiaries that holds, directly or indirectly, all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis, (iii) a receiver or trustee is appointed for all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis or (iv) the Corporation or any Subsidiary of the Corporation that owns all or substantially all of the assets of the Corporation and its Subsidiaries on a consolidated basis makes an assignment for the benefit of its creditors.
“Market Disruption Event” means any of the following events: any suspension of, or limitation imposed on, trading of the Common Stock by the Relevant Exchange during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) and whether by reason of movements in price exceeding limits permitted by the Relevant Exchange as to securities generally, or otherwise relating to the Common Stock or options contracts relating to the Common Stock on the Relevant Exchange.
“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Corporation, IEA Energy Services LLC, a Delaware limited liability company, IEA LLC, and the other parties thereto.
“Net Cash Proceeds” means the excess of (a) the aggregate cash proceeds received by the Corporation and/or its Subsidiaries in connection with a Qualifying Equity Sale or Significant Disposition, as applicable, minus (b) the sum of (i) any out-of-pocket fees, commissions and expenses paid or payable by the Corporation and/or its Subsidiaries, (ii) any federal, state, local or other taxes paid or reasonably estimated to be payable by the Corporation, and (iii) any indebtedness which, by its terms, is required to be paid or prepaid by the Corporation or the applicable Subsidiary, and is paid or prepaid, in each case of the foregoing clauses (i) - (iii), in connection with such Qualifying Equity Sale or Significant Disposition (to the extent such amounts have not been deducted in calculating the cash proceeds received by the Corporation and/or its Subsidiaries in connection with such Significant Disposition), as applicable; provided that (i) proceeds received by a non-wholly owned Subsidiary in connection with a Qualifying Equity Sale or Significant Disposition shall constitute “Net Cash Proceeds” only to the extent that such proceeds may be distributed up to the Corporation without breaching any agreements with, or fiduciary duties owing to (upon advice of independent counsel), such Subsidiary’s minority shareholder(s) by which such Subsidiary is bound or any law to which such Subsidiary is subject and (ii) any proceeds required to be applied to a Pro Rata Series B-1 Redemption or to a Pro Rata Series B-2 Redemption pursuant to Section 7(h) shall be deducted from Net Cash Proceeds.
“Non-Payment Event” means failure of the Corporation to redeem any shares of Series B‑3 Preferred Stock as and when required in accordance with Section 7 of this Certificate of Designations, in either case which is not cured within five (5) days after written notice from Ares after such default.
“Oaktree” means Oaktree Power Opportunities Fund III Delaware, L.P, or any of its Affiliated funds, investment vehicles and/or managed accounts.
“Parity Stock” means any class or series of Capital Stock of the Corporation hereafter authorized that expressly ranks equally with the Series B‑3 Preferred Stock with respect to the payment of dividends and in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, including the Series B‑1 Preferred Stock and the Series B-2 Preferred Stock.
“Permitted Holder” means (x) Ares and (y) Oaktree when, with respect to any transaction, is acting in a group (as defined in Section 13(d)(3) of the Exchange Act) with Ares with respect to such transaction.
“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, governmental authority, trust, or other entity.
“Pro Rata Dividend Basis” means, with respect to any Series B‑3 Preferred Cash Dividend paid with respect to any Dividend Period, that (i) the ratio of (x) the per share amount of such Series B‑3 Preferred Cash Dividend to (y) the per share amount of the cash dividend to be paid on the Series B‑1 Preferred Stock plus the per share amount of the cash dividend to be paid on the Series B‑2 Preferred Stock is equal to (ii) the ratio of (x) the Cash Dividend Rate for such Dividend Period to (y) the “Cash Dividend Rate” (as defined in the Second Amended Series B‑1 Certificate of Designations) in effect for the corresponding dividend period for the Series B‑1 Preferred Stock plus the “Cash Dividend Rate” (as defined in the Amended and Restated Series B‑2 Certificate of Designations) in effect for the corresponding dividend period for the Series B‑2 Preferred Stock.
“Pro Rata Fraction” means, (i) with respect to any Series B‑3 Redemption, a fraction, (x) the numerator of which is equal to the Stated Value of the shares of Series B‑3 Preferred Stock subject to such Series B‑3 Redemption and (y) the denominator of which is equal to the Stated Value of all outstanding shares of Series B‑3 Preferred Stock as of immediately prior to such Series B‑3 Redemption, (ii) with respect to any Series B‑2 Redemption, a fraction, (x) the numerator of which is equal to the “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designation) of the shares of Series B‑2 Preferred Stock subject to such Series B‑2 Redemption and (y) the denominator of which is equal to the “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designation) of all outstanding shares of Series B‑2 Preferred Stock as of immediately prior to such Series B‑2 Redemption and (iii) with respect to any Series B-1 Redemption, a fraction, (x) the numerator of which is equal to the “Stated Value” (as defined in the Second Amended Series B-1 Certificate of Designations) of the shares of Series B-1 Preferred Stock subject to such Series B-1 Redemption and (y) the denominator of which is equal to the “Stated Value” (as defined in the Second Amended Series B‑1 Certificate of Designations) of all outstanding shares of Series B-1 Preferred Stock as of immediately prior to such Series B-1 Redemption.
“Pro Rata Series B‑1 Redemption” means, with respect to any Series B‑2 Redemption or Series B-3 Redemption, the redemption by the Corporation, pursuant to the provision of the Second Amended Series B‑1 Certificate of Designations corresponding to the Relevant Provision, of the Pro Rata Fraction of the “Stated Value” (as defined in the Second Amended Series B‑1 Certificate of Designations) of the outstanding shares of Series B‑1 Preferred Stock.
“Pro Rata Series B‑2 Redemption” means, with respect to any Series B-1 Redemption or Series B-3 Redemption, the redemption by the Corporation, pursuant to the provision of the Certificate of Designations corresponding to the Relevant Provision, of the Pro Rata Fraction of the “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designations) of the outstanding shares of Series B-2 Preferred Stock.
“Pro Rata Series B‑3 Redemption” means, with respect to any Series B-1 Redemption or Series B-2 Redemption, the redemption by the Corporation, pursuant to the provision of this Certificate of Designations, of the Pro Rata Fraction of the Stated Value of the outstanding shares of Series B-3 Preferred Stock.
“Qualifying Equity Sale” means the sale by the Corporation or any of its Subsidiaries of any Capital Stock of the Corporation or such Subsidiary, including the sale of such Capital Stock upon the cash exercise of any warrants issued by the Corporation; provided that “Qualifying Equity Sale” shall not include (i) sales of any Common Stock of the Corporation or derivatives thereof (such as options) to management, consultants or directors of the Corporation or any of its Subsidiaries pursuant to a stock incentive plan approved by the Board, (ii) sales of Capital Stock to the extent the proceeds thereof are used to maintain the Corporation’s solvency (as reasonably determined by the Board as of the date of issuance) or to avoid a default under any bona-fide credit agreement to which the Corporation or any of its Subsidiaries are subject (e.g., an equity cure) with any lender, (iii) issuances of Capital Stock of the Corporation to any Person as consideration for any bona-fide acquisition by the Corporation or any of its Subsidiaries approved by the Board (including any Board member nominated by Ares) and the primary purpose of which is not to obtain financing, (iv) issuance of Capital Stock pursuant to the Tranche 2 Equity Commitment Agreement, the Series A Exchange Agreement or the Rights Offering or (v) issuance of Common Stock upon exercise of outstanding options or warrants or conversion of convertible securities.
“Relevant Exchange” has the meaning set forth in the definition of the term “Trading Day”.
“Relevant Provision” means (i) with respect to any Series B-1 Redemption, the provision of the Second Amended Series B-1 Certificate of Designations pursuant to which such Series B-1 Redemption is being made, (ii) with respect to any Series B-2 Redemption, the provision of the Amended and Restated Series B-2 Certificate of Designations pursuant to which such Series B-2 Redemption is being made and (iii) with respect to any Series B-3 Redemption, the provision of this Certificate of Designations pursuant to which such Series B-3 Redemption is being made.
“Rights Offering” has the meaning set forth in the Rights Offering Agreement.
“Rights Offering Agreement” means that certain Rights Offering Agreement, dated as of October [•], 2019, by and among the Corporation and certain Affiliates of Ares and Oaktree, pursuant to which holders of Common Stock of the Corporation (other than Oaktree, Ares and certain other holders of Common Stock of the Corporation) will have the right to purchase shares of Series B-3 Preferred Stock and warrants to purchase Common Stock in accordance with the terms set forth therein.

“Senior Stock” means any class or series of Capital Stock of the Corporation hereafter authorized which expressly ranks senior to the Series B‑3 Preferred Stock and has preference or priority over the Series B‑3 Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.
“Series A Preferred Stock” means the Series A Preferred Stock of the Corporation.
“Series A Preferred Exchange Agreement” means that certain Preferred Stock Exchange Agreement, dated October [•], 2019, by and among the Corporation, Infrastructure and Energy Alternatives, LLC and certain Affiliates of Ares and Oaktree.
“Series B Preferred Stock” means, collectively the Series B‑1 Preferred Stock of the Company, the Series B-2 Preferred Stock of the Company and the Series B-3 Preferred Stock of the Company.
“Series B‑3 Closing Date” means the date of the closing of the original issuance of Series B‑3 Preferred Stock.
“Significant Disposition” means any direct or indirect sale, lease, license, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of any assets or businesses of the Corporation and/or its Subsidiaries outside the ordinary course of business for which the Corporation and/or its Subsidiaries receives consideration having a value in excess of $5,000,000.
“Stated Value” means, as of a particular time with respect to a share of Series B‑3 Preferred Stock, an amount equal to the sum of (i) $1,000, as equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B‑3 Preferred Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction with respect to the Series B‑3 Preferred Stock after the date of issuance of such share of Series B‑3 Preferred Stock, plus (ii) the amount of accumulated but unpaid dividends compounded and accumulated on such share as a result of Series B‑3 Preferred Dividends pursuant to Section 4(a).
“Subsidiary” means, with respect to any Person, any corporation or other entity of which a majority of (i) the voting power of the voting equity securities or (ii) the outstanding equity interests is owned, directly or indirectly, by such Person.
“Total Net Leverage Ratio” means, with respect to any Dividend Period, the “Total Net Leverage Ratio” (as defined under the Credit Agreement as in effect on the first Applicable Issue Date), calculated as of the date of the most recently provided Compliance Certificate (as defined in the Credit Agreement as in effect on the first Applicable Issue Date) as of the beginning of such Dividend Period.
“Trading Day” means a day (i) during which trading in the Common Stock generally occurs on The Nasdaq Stock Market or, if the Common Stock is not listed on The Nasdaq Stock Market, on the principal other national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not listed on a national or regional securities exchange, on the principal other market on which the Common Stock is then listed or admitted for trading (the “Relevant Exchange”) and (ii) on which there has not occurred a Market Disruption Event. If the Common Stock is not so listed or traded, Trading Day means a Business Day.
“Tranche 1 Equity Commitment Agreement” means that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of August 13, 2019, as may be amended, restated, supplemented or otherwise modified from time to time.
“Tranche 2 Equity Commitment Agreement” means that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of [•], 2019, as may be amended, restated, supplemented or otherwise modified from time to time.
“VWAP” means for any security as of any Trading Day, the per share volume-weighted average price for such security as displayed under the heading “Bloomberg VWAP” on Bloomberg page Ticker <IEA> VWAP (or its equivalent successor if such page is not available) in respect of the period from 9:30:01 a.m. to 4:00:00 p.m., New York City time, on such Trading Day or, if no weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the principal market maker for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the VWAP cannot be calculated for a security on a particular date on any of the foregoing bases, the “VWAP” of such security on such date shall be the fair market value as mutually determined by the Corporation and holders of a majority of the issued and outstanding shares of Series B-3 Preferred Stock. All such determinations are to be equitably adjusted for any stock dividend (including any dividend of securities convertible into or exchangeable for Series B-3 Preferred Stock or Common Stock), stock split (including a reverse stock split), stock combination, reclassification or similar transaction during the applicable calculation period.
“Warrants” means warrants to purchase shares of Common Stock, at an exercise price of $0.0001 per share, issued pursuant to either (i) that certain Equity Commitment Agreement by and among the Corporation and the commitment parties party thereto dated as of May 14, 2019 (as may be amended, restated, supplemented or otherwise modified from time to time), (ii) the Tranche 1 Equity Commitment Agreement, (iii) the Tranche 2 Equity Commitment Agreement, (iv) the Series A Preferred Exchange Agreement, or (iv) the Rights Offering.
Section 4Dividends.

(a)Accumulation and Payment of Dividends. No dividends shall be paid on any shares of Series B‑3 Preferred Stock unless as, if and when declared by the Board. Except as set forth below, commencing from and after the Applicable Issue Date, dividends will accumulate for each Dividend Period with respect to each share, or fraction of a share, of Series B‑3 Preferred Stock at the Accumulated Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will increase the Stated Value of such share of Series B‑3 Preferred Stock on and effective as of the applicable Dividend Date without any further action by the Board (the “Series B‑3 Preferred Accumulated Dividend”); provided, that, to the extent not prohibited by applicable law, and only as, if and when declared by the Board, dividends will be declared and paid in cash with respect to each share, or fraction of a share, of Series B‑3 Preferred Stock at the Cash Dividend Rate on the Stated Value per whole share (or fraction thereof with respect to fractional shares) and will be payable in cash quarterly in arrears on the applicable Dividend Date (the “Series B‑3 Preferred Cash Dividend” and together with the Series B‑3 Preferred Accumulated Dividend, the “Series B‑3 Preferred Dividend”). Other than as permitted pursuant to Section 4(d), any Series B‑3 Preferred Cash Dividend shall be paid prior and in preference to dividends or distributions on shares of Common Stock and any shares of other Junior Stock, pari passu with and on a Pro Rata Dividend Basis with any shares of Series B‑1 Preferred Stock and Series B-2 Preferred Stock and pari passu with any shares of any other Parity Stock (to the extent such Parity Stock is such because it ranks on a par with the Series B‑3 Preferred Stock as to dividends). For the avoidance of doubt, (x) commencing on the Applicable Issue Date, the applicable Series B‑3 Preferred Dividend shall accumulate daily on the basis of a 360-day year consisting of twelve 30-day periods on the Stated Value of each share of Series B‑3 Preferred Stock (as such Stated Value may be increased by any Series B‑3 Preferred Accumulated Dividends pursuant to this Section 4(a)) and (y) the amount of Series B‑3 Preferred Dividends accumulated on the Series B‑3 Preferred Stock for any period other than a full Dividend Period shall be computed on the basis of the actual number of days elapsed during the period over a 360-day year.
(b)Distribution of Partial Dividend Payments. For so long as any share of Series B‑3 Preferred Stock remains outstanding, if Series B‑3 Preferred Cash Dividends are not declared and paid in full upon the shares of Series B‑3 Preferred Stock and any Parity Stock with the same dividend payment date or with a dividend payment date which arises during the dividend period ending on a Dividend Date, all Series B‑3 Preferred Cash Dividends declared upon shares of Series B‑3 Preferred Stock and any such Parity Stock will be declared (x) on a Pro Rata Dividend Basis with any shares of Series B‑1 Preferred Stock and Series B-2 Preferred Stock, and (y) on a proportional basis with respect to any other Parity Stock, with the effect that the amount of dividends declared per share will be declared and paid among them in the same ratio as the amount of all accumulated but unpaid dividends as of the Dividend Date for the applicable dividend period per share of Series B‑3 Preferred Stock is to the amount of all accumulated accrued and unpaid dividends as of the end of the applicable dividend period per share of any such other Parity Stock.
(c)Dividends After Redemption. Notwithstanding anything to the contrary in this Section 4, no share of Series B‑3 Preferred Stock shall accrue any dividends after the date on which (i) such share has been redeemed or purchased by the Corporation in accordance with the terms hereof or (ii) the Corporation has validly sought to redeem or purchase such share in accordance with Section 7 but has been unable to do so because of the failure of the holder thereof to return the certificate representing such share, so long as the Corporation has set aside funds for such redemption or payment in accordance with Section 7(f). For each share of Series B‑3 Preferred Stock, the date that is the earliest of the dates specified in clauses (i) and (ii) of this Section 4(c) is referred to herein as such share’s “Dividend Cessation Date.”
(d)Restrictions. Until the Dividend Cessation Date of all shares of Series B‑3 Preferred Stock, neither the Corporation nor any of its Subsidiaries shall declare, pay or set aside any dividends on shares of any other class or series of Capital Stock of the Corporation or any of its Subsidiaries, other than (i) dividends payable on (A) Senior Stock, (B) Series B‑1 Preferred Stock in compliance herewith and with the Second Amended Series B‑1 Certificate of Designations and Series B‑2 Preferred Stock in compliance herewith and with the Amended and Restated Series B‑2 Certificate of Designations, (C) other Parity Stock in compliance, to the extent applicable, with the provisions of Section 4(a) and Section 4(b) and (D) Junior Stock payable solely in the form of additional shares of Junior Stock and (ii) dividends or distributions by a Subsidiary; provided that the Corporation may pay cash dividends on the Series A Preferred Stock (“Class A Cash Dividends”) if the terms of the Second Amended Series B‑1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations do not otherwise prohibit the payment of Class A Cash Dividends and either (x) no Series B‑3 Preferred Accumulated Dividends have accumulated on any shares of Series B‑3 Preferred Stock prior to or on the date such dividend is paid on the Series A Preferred Stock or (y) as of the date such dividend is paid on the Series A Preferred Stock, the Corporation has redeemed, in accordance with Section 7, shares of Series B‑3 Preferred Stock having a Stated Value that has been increased as a result of all Series B‑3 Preferred Accumulated Dividends that have accumulated since the Applicable Issue Date in respect of shares of Series B‑3 Preferred Stock outstanding as of such date and the Corporation has paid a Series B‑3 Preferred Cash Dividend for such Dividend Period with respect to any shares of Series B‑3 Preferred Stock that remain outstanding. Until the Dividend Cessation Date of all Series B‑3 Preferred Stock, neither the Corporation nor any of its Subsidiaries shall redeem, purchase or otherwise acquire directly or indirectly any (x) Junior Stock, other than repurchases of Common Stock of departing directors and officers of the Corporation and other than as set forth in the Series A Preferred Exchange Agreement or (y) Parity Stock, other than in compliance, to the extent applicable, with the provisions of Section 7(d), and other than Series B‑1 Preferred Stock redeemed in compliance with the Second Amended Series B‑1 Certificate of Designations and this Certificate of Designations and Series B‑2 Preferred Stock redeemed in compliance with the Amended and Restated Series B‑2 Certificate of Designations and this Certificate of Designations.
(e)Tax Treatment of Series B‑3 Preferred Accumulated Dividend. The Corporation shall not report any accumulation of a Series B‑3 Preferred Accumulated Dividend pursuant to Section 4(a) as a distribution or dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this treatment as defined in Treasury Regulations Section 1.6662-4(d)(2).
(f)Record Date. The Board may fix a record date for the determination of holders of shares of the Series B‑3 Preferred Stock entitled to receive payment of a dividend declared thereon, which record date shall be no more than 60 days and no less than ten days prior to the date fixed for the payment thereof.
(g)Credit Agreement. The Corporation shall not amend the Credit Agreement so as to further restrict the payment of cash dividends on the Series B-3 Preferred Stock or incur any new agreement with respect to indebtedness further restricting the payment of cash dividends on the Series B-3 Preferred Stock beyond those contained in the Credit Agreement without the consent of a majority of the Independent Directors.
(h)Books and Records. The Corporation shall record and retain books and records in respect of the holders of the Series B-3 Preferred Stock and to appropriately track the Applicable Issue Date of issued shares of Series B-3 Preferred Stock.

Section 5Liquidation Event.

(a)Distributions. Subject to the rights of the holders of any Senior Stock or Parity Stock in connection therewith, upon any Liquidation Event, each holder of Series B‑3 Preferred Stock shall be entitled to be paid, out of the assets of the Corporation legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock in connection with such Liquidation Event, an amount per share of Series B‑3 Preferred Stock held by such holder equal to the sum of (i) the Stated Value plus (ii) all accumulated and unpaid dividends, if any, with respect to such share calculated through the day prior to such payment. Other than as expressly set forth in the immediately foregoing sentence, upon receipt of the aggregate amount owed to such holder upon a Liquidation Event (as determined in accordance with the immediately foregoing sentence), no holder of Series B‑3 Preferred Stock, in its capacity as such, shall be entitled to any further payments upon the occurrence of any Liquidation Event. All shares of Series B‑3 Preferred Stock which have received the full amount to which they are entitled under this Certificate of Designations upon the occurrence of a Liquidation Event or for which the full amount to which they are entitled has been made available by the Corporation in accordance with Section 7(f) shall, automatically and without further action on the part of the Corporation or any holder thereof, be cancelled effective upon receipt or the making available by the Corporation of such amount in accordance with Section 7(f); provided that such cancellation shall not impair the right of a holder of such shares of Series B‑3 Preferred Stock to subsequently receive the amount that has been made available.
(b)Partial Distributions. If, upon any such Liquidation Event, the assets of the Corporation to be distributed in respect of the Series B‑3 Preferred Stock and any Parity Stock are insufficient to permit payment in respect thereof of the aggregate amount to which they are entitled under this Certificate of Designations upon such Liquidation Event, then the entire assets available to be distributed to the holders of Series B‑3 Preferred Stock and the Parity Stock shall be distributed pro rata among such holders of Series B‑3 Preferred Stock and Parity Stock based upon the aggregate amounts to which they would otherwise be entitled upon such Liquidation Event with respect to such Series B‑3 Preferred Stock or Parity Stock, as applicable.
(c)Notice of Liquidation Event. The Corporation shall provide written notice to Ares and each holder of Series B‑3 Preferred Stock at least 10 days prior to the consummation of a Liquidation Event.

Section 6Voting Rights.

(a)Voting Rights Generally. Other than any voting rights provided by applicable law or as expressly provided by this Certificate of Designations, the holders of the Series B‑3 Preferred Stock (in their capacities as such) shall not have voting rights of shareholders under this Certificate of Designations, the Certificate of Incorporation, the Bylaws and the Securities Act of 1933, as amended, on account of the shares of Series B‑3 Preferred Stock from time to time held by such holders.

(b)Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series B‑3 Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of Ares:
(i)create, or authorize the creation of, or issue or obligate itself to issue any shares of, (A) Senior Stock, (B) other than pursuant to the Series A Exchange Agreement or the Rights Offering, Parity Stock (including any Series B‑1 Preferred Stock, Series B‑2 Preferred Stock or Series B-3 Preferred Stock), (C) any Capital Stock that votes as a single class with the Series B‑1 Preferred Stock, Series B‑2 Preferred Stock or Series B-3 Preferred Stock on any of the matters which require the consent of the holders of a majority of the Series B‑3 Preferred Stock pursuant to this Section 6, or (D) any Capital Stock of a Subsidiary of the Corporation, other than issuances by a wholly owned Subsidiary of the Corporation to the Corporation;
(ii)reclassify, alter or amend any Capital Stock of the Corporation or its Subsidiaries if such reclassification, alteration or amendment would render such other Capital Stock senior to or pari passu with the Series B‑1 Preferred Stock, the Series B‑2 Preferred Stock or the Series B-3 Preferred Stock in respect of the distribution of assets on the liquidation, dissolution or winding up of the Corporation or the payment of dividends;
(iii)enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with any other Person pursuant to which the Corporation or such Subsidiary would not be the surviving entity in such transaction, if as a result of such transaction, any capital stock or equity or equity-linked securities of such Person would rank senior to or pari passu with the Series B‑1 Preferred Stock, the Series B‑2 Preferred Stock or the Series B-3 Preferred Stock as to the payment of dividends or in the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the surviving entity or such Subsidiary;
(iv)assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any indebtedness for borrowed money (specifically excluding letters of credit, performance or payment bonds, and capitalized lease obligations) if, after taking into account such assumption, incurrence or guarantee of such indebtedness for borrowed money, the aggregate outstanding amount of such indebtedness for borrowed money of the Corporation and its Subsidiaries would exceed $5,000,000 on a consolidated basis, other than any indebtedness for borrowed money under the Credit Agreement (or any refinancing thereof) in a principal amount not to exceed the Debt Limit;
(v)authorize or consummate any Change of Control or Liquidation Event unless on or prior to the consummation of such Change of Control or Liquidation Event, all shares of Series B‑1 Preferred Stock, Series B‑2 Preferred Stock and Series B-3 Preferred Stock will be redeemed, paid or purchased in full at the price specified in this Certificate of Designations, the Amended and Restated Series B-2 Certificate of Designations or the Second Amended Series B‑1 Certificate of Designations, as applicable;
(vi)alter, amend, supplement, restate, waive or otherwise modify any provision of this Certificate of Designations or any other governing document of the Corporation (including the Certificate of Incorporation, Bylaws and any other Certificate of Designations) in a manner that would reasonably be expected to be materially adverse to the rights or obligations of the holders of the Series B‑3 Preferred Stock; provided that any amendments that are either (i) adversely disproportionate to holders of the Series B‑3 Preferred Stock as compared to other holders of the Series B‑3 Preferred Stock or holders of Series B‑1 Preferred Stock or holders of Series B-2 Preferred Stock or (ii) adversely affect the definition of Cash Dividend Rate or Accumulated Dividend Rate or the redemption required by Section 7(a)(ii) shall require the prior written approval of each adversely affected holder of Series B‑3 Preferred Stock.
(vii)alter, amend, supplement, restate, waive or otherwise modify or enter into any governing document of the Corporation or any other document to which the Corporation is or will be party or by which it or any of its property is or will be bound in a manner that is reasonably expected to be adverse to the rights of the holders of the Series B‑1 Preferred Stock or the holders of the Series B‑2 Preferred Stock to appoint a Series B Director as set forth in Section 14;
(viii)at any time when the Corporation is prohibited from making Class A Cash Dividends pursuant to Section 4(d), utilize the restricted payment basket set forth in Section 8.05(l) of the Credit Agreement for any purpose other than (A) making a Series B‑3 Preferred Cash Dividend or redeeming, repurchasing or otherwise retiring Series B‑3 Preferred Stock, (B) making cash dividend payments on Series B‑1 Preferred Stock or redeeming, repurchasing or otherwise retiring Series B‑1 Preferred Stock, in accordance with the Second Amended Series B‑1 Certificate of Designations, and (C) making cash dividend payments on Series B‑2 Preferred Stock or redeeming, repurchasing or otherwise retiring Series B‑2 Preferred Stock, in accordance with the Amended and Restated Series B‑2 Certificate of Designations, provided that, in the case of each of clauses (A), (B) and (C), (x) any dividends paid in respect of each share of Series B‑1 Preferred Stock, Series B‑2 Preferred Stock and Series B-3 Preferred Stock shall be made on a Pro Rata Dividend Basis and (y) any redemptions, repurchases or other retirements of shares of Series B‑1 Preferred Stock, Series B‑2 Preferred Stock or Series B-3 Preferred Stock shall comply with Section 7(h);
(ix)enter into any amendment to the Credit Agreement (including an amendment and restatement or refinancing) that materially and adversely affects the ability of the Corporation to make cash dividend payments, liquidation payments or redemption payments compared to the Credit Agreement in effect on the Closing Date;
(x)increase the size of the Board;
(xi)conduct any business or enter into or conduct any transaction or series of transactions with, or for the benefit of, any Affiliate of the Corporation (other than transactions with or among wholly-owned Subsidiaries of the Corporation) other than (A) compensation of members of the Board and officers, in their capacity as such, as approved by the Board, (B)

payments of dividends on and redemption or repurchase of Series A Preferred Stock or Series B Preferred Stock, (C) actions taken pursuant to any agreement with an Affiliate in effect as of the Applicable Issue Date or (D) transactions with portfolio companies of Affiliates of the Corporation, including portfolio companies or Subsidiaries of any parent company of any Affiliate (including, with respect to Oaktree, Brookfield Asset Management, Inc.), in the ordinary course of business on arms-length terms; or
(xii)enter into any transaction, contract, agreement or series of related transactions, contracts or agreements with respect to the provision of services to customers involving aggregate consideration in excess of $175,000,000 in the case of the Issuer’s operations involved in the provision of rail infrastructure services or in case of other operations, in excess of $125,000,000.
(c)SAIIA Consent Rights. Notwithstanding the foregoing, until the Dividend Cessation Date of all Series B 3 Preferred Stock, the Corporation shall not, and shall cause its Subsidiaries (other than SAIIA Holdings, LLC (“SAIIA”) and Subsidiaries of SAIIA as of the date hereof) not to, directly or indirectly (whether by merger, consolidation, amendment of this Certificate of Designations or otherwise), without the prior written approval of Ares:
(i)enter into any agreement with respect to, or consummate, any merger, consolidation or similar transaction with SAIIA or any of its Subsidiaries;
(ii)assume, incur or guarantee, or authorize the creation, assumption, incurrence or guarantee of, any Indebtedness (as defined in the Credit Agreement as in effect on the Closing Date) or other obligations or liabilities of (including the assumption of any joint and several liabilities), by, or for the benefit of SAIIA or any of its Subsidiaries, other than Permitted Investments;
(iii)create, incur, assume or permit to exist any lien upon or with respect to any property or assets (whether now owned or hereafter acquired) for the benefit of SAIIA or any of its Subsidiaries or securing any obligations of SAIIA or any of its Subsidiaries, other than Permitted Investments;
(iv)consummate any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions), including any disposition by means of a merger, consolidation or similar transaction, of any shares of Capital Stock of a Subsidiary or any other assets of the Corporation or any Subsidiary to SAIIA or any of its Subsidiaries, other than Permitted Investments; or
(v)make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, SAIIA or any of its Subsidiaries (collectively, the “Investments”), except (x) in connection with intercompany services in the ordinary course of business and consistent with past practice as of the date of this Certificate of Designations, including services in connection with payroll, cash management, cash pooling, tax management and working capital management, (y) Investments and any other transaction described in Sections Section 6(c)(ii), (iii) or (iv) that in the aggregate do not to exceed in any fiscal year, $10,000,000 plus the actual cash dividends or other distributions in respect of capital stock received by the Corporation and its Subsidiaries (other than SAIIA and its Subsidiaries) from SAIAA and its Subsidiaries and (z) joint and several obligations of SAIIA and its Subsidiaries with the Corporation and its Subsidiaries with respect to (A) the Credit Agreement (including any refinancing thereof in compliance with Section 6(b)(iv)) and (B) surety bonds, in each case other than in connection with indebtedness, letters or credit, or surety bonds incurred for the benefit of SAIIA and its Subsidiaries subsequent to the date of this Agreement (collectively, “Permitted Investments”).
(d)Ares shall not, in the absence of bad faith, willful misconduct or gross negligence, have any liability to the holders of Series B Preferred Stock whatsoever with respect to its actions, decisions and determinations pursuant to Section 6(b) and 6(c).
(e)“As If Converted” Voting. From and after such time as the Conversion Conditions are satisfied, on each matter submitted to a vote of the stockholders of the Corporation other than the election of directors, the shares of Series B-3 Preferred Stock shall vote with the Common Stock as a single class. Each share of Series B-3 Preferred Stock shall have a number of votes equal to the number of shares of Common Stock that such share of Series B-3 Preferred Stock would have been converted into pursuant to Section 12(c) hereof as of the record date for the applicable vote of stockholders, with such record date being deemed for purposes of this Section 6(e) to be the Conversion Date under Section 12(c). Section 6(e) to be added to B-1 and B-2 Certificates of Designations.

Section 7Redemption Rights.

(a)Redemption Events.
(i)The Corporation may, at any time and from time to time, redeem all or any portion of the shares of Series B‑3 Preferred Stock then outstanding at the Optional Redemption Price per share; provided, that any such redemption shall be on a pro rata basis among the holders of Series B‑3 Preferred Stock in accordance with the number of shares of Series B‑3 Preferred Stock then held by such holders.
(ii)On February 15, 2025 (the “Mandatory Redemption Date”), the Corporation shall redeem all shares of Series B‑3 Preferred Stock then outstanding at the Mandatory Redemption Price per share. There shall be no premium or penalty payable in connection with any such mandatory redemption.

(iii)Concurrently with and as a condition to the consummation of a Change of Control, subject to the prior repayment in full of the obligations under the Credit Agreement as required pursuant to the terms thereof, the Corporation shall repurchase all Series B‑3 Preferred Stock then outstanding at the Optional Redemption Price per share.
(iv)In the event of a Qualifying Equity Sale, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Qualifying Equity Sale), use all of the Net Cash Proceeds from such Qualifying Equity Sale to redeem the maximum number of shares of Series B‑3 Preferred Stock that are redeemable from such Net Cash Proceeds from such Qualifying Equity Sale at the Optional Redemption Price per share; provided that any such redemption shall be on a pro rata basis among the holders of Series B‑3 Preferred Stock in accordance with the number of shares of Series B‑3 Preferred Stock then held by such holders; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (iv) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the Closing Date with respect to such redemptions).
(v)In the event of a Significant Disposition, the Corporation shall, as promptly as practicable (but in any event within three (3) Business Days of the consummation of such Significant Disposition), use all of the Net Cash Proceeds from such Significant Disposition to redeem the maximum number of shares of Series B‑3 Preferred Stock that are redeemable from such Net Cash Proceeds from such Significant Disposition at the Optional Redemption Price per share; provided that (x) any such redemption shall be on a pro rata basis among the holders of Series B‑3 Preferred Stock in accordance with the number of shares of Series B‑3 Preferred Stock then held by such holders and (y) if any portion of the consideration from such Significant Disposition is not in the form of cash consideration, then for purposes of this clause (v) any such non-cash consideration shall be included in the calculation of Net Cash Proceeds as and when converted to cash; provided, further, that the Corporation shall not be required to effect any redemption pursuant to this clause (v) unless such redemption is not prohibited by the Credit Agreement (or any credit facility that refinances or replaces the Credit Agreement so long as any such credit facility that refinances or replaces the Credit Agreement or any amendment of the Credit Agreement after the date hereof is not more restrictive than the Credit Agreement as in effect on the Closing Date with respect to such redemptions).
For the avoidance of doubt, all redemptions under this Section 7(a) shall be subject to compliance with Section 7(h).
(b)Redemption Price. The “Optional Redemption Price” shall be a price per share of Series B‑3 Preferred Stock in cash equal to the greater of (i) the Stated Value thereof plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption and (ii) $1,500, plus all accumulated and unpaid dividends thereon since the immediately preceding Dividend Date calculated through the day prior to such redemption, minus the amount of any Series B‑3 Preferred Cash Dividends actually paid on such share of Series B‑3 Preferred Stock since the Applicable Issue Date.
The “Mandatory Redemption Price” shall be a price per share of Series B‑3 Preferred Stock in cash equal to the Stated Value thereof plus all accumulated and unpaid dividends thereon calculated through the day prior to such redemption.
To the fullest extent permitted by law, if the Corporation pays or makes available in accordance with Section 7(f) to the holder of a share of Series B‑3 Preferred Stock the Optional Redemption Price or Mandatory Redemption Price, as applicable, in respect of such share of Series B‑3 Preferred Stock when and as required, such share of Series B‑3 Preferred Stock shall be cancelled notwithstanding failure of the holder thereof to return the certificate representing such share; provided that such cancellation shall not impair the right of the holder of such share to subsequently receive the amount that has been made available.
(c)Notice of Redemption. Except as otherwise provided herein, the Corporation shall provide written notice (a “Redemption Notice”) to each record holder of Series B‑3 Preferred Stock of any redemption not more than 60 nor less than 10 days prior to the date on which such redemption is to be made. Such notice shall set forth in reasonable detail the date on which such redemption is to be made (the “Redemption Date”) and a calculation specifying the amount owed to such holder by the Corporation in respect of each share of Series B‑3 Preferred Stock held by such holder as of the Redemption Date. To the extent that any redemption is being made in connection with the occurrence of one or more events, the Corporation may make the redemption contingent upon consummation of such event.
(d)Redemptions of Less than All Shares. If the Corporation is redeeming less than all of the shares of Series B‑3 Preferred Stock then outstanding, except as otherwise expressly set forth in Section 7(h), the Corporation shall redeem such number of shares of Series B‑3 Preferred Stock and each class or series of Parity Stock required to be redeemed, if any, such that the amount payable to each holder of Series B‑3 Preferred Stock and Parity Stock in respect of such shares of Series B‑3 Preferred Stock and/or Parity Stock, as the case may be, upon a Liquidation Event immediately after consummation of such redemption bears, as nearly as practicable, the same proportion to the total amount payable to holders of Series B‑3 Preferred Stock and Parity Stock upon a Liquidation Event in respect of such shares immediately prior to consummation of such redemption. In the event that, for any holder of Series B‑3 Preferred Stock, fewer than the total number of shares of Series B-3 Preferred Stock represented by any certificate are redeemed, a new certificate representing the number of unredeemed shares of Series B‑3 Preferred Stock shall be issued to the holder thereof without cost to such holder within five Business Days after surrender of the certificate representing the redeemed shares of Series B‑3 Preferred Stock.
(e)Other Redemptions or Acquisitions. Nothing herein shall be deemed to limit the right of the Corporation to purchase such Series B‑3 Preferred Stock from time to time.
(f)Effectiveness of Redemption. If a Redemption Notice has been duly given and if, on or before the Redemption Date specified in the Redemption Notice, all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust or escrow for the pro rata benefit of the holders of shares of Series B‑3 Preferred Stock called for redemption, so as to be and continue to be available therefor (subject to applicable escheat laws), or deposited by the Corporation with a bank or trust company in trust or escrow for the pro rata benefit of the holders of the shares of Series B‑3 Preferred Stock called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date, all shares of Series B‑3 Preferred Stock so called for redemption shall be cancelled and shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue on such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate without further liability to, or obligation of, the Corporation, except only the right of the holders thereof to receive the Optional Redemption Price or Mandatory Redemption Price, as applicable, without interest.
(g)Tax Treatment of Redemption.
(i)The Corporation and the applicable holder of any shares of Series B‑3 Preferred Stock being redeemed pursuant to this Section 7 shall use commercially reasonable efforts to structure any redemption of Series B‑3 Preferred Stock as a distribution received in full payment in exchange of such Series B‑3 Preferred Stock under Section 302(a) of the Code.
(ii)The Corporation shall not declare any accumulated but unpaid dividends on the Series B‑3 Preferred Stock in connection with any redemption of shares of the Series B‑3 Preferred Stock pursuant to this Section 7.
(iii)The Corporation shall report the redemption of any shares of Series B‑3 Preferred Stock as a sale or exchange and not as a dividend for U.S. federal income tax purposes as long as there is “substantial authority” for this reporting as defined in Treasury Regulations Section 1.6662-4(d)(2).
(h)Pro Rata Series B‑1 Redemptions, Pro Rata Series B-2 Redemptions and Pro Rata Series B-3 Redemptions. Notwithstanding anything to the contrary in this Certificate of Designations, in the Second Amended Series B‑1 Certificate of Designations or in the Amended and Restated Series B-2 Certificate of Designations, except for redemptions made pursuant to this Section 7(h) or the corresponding provisions of the Second Amended Series B-1 Certificate of Designations or the Amended and Restated Series B-2 Certificate of Designations, (i) the Corporation shall effect all redemptions, repurchases or other retirements of Series B‑3 Preferred Stock (each, a “Series B‑3 Redemption”) on a Pro Rata Series B‑2 Redemption basis and on a Pro Rata Series B‑1 Redemption basis, completed substantially concurrently with the Series B‑2 Redemption and Series B-1 Redemption (ii) the Corporation shall effect all redemptions, repurchases or other retirements of Series B-1 Preferred Stock (each, a “Series B-1 Redemption”) on a Pro Rata Series B‑2 Redemption basis and on a Pro Rata Series B‑3 Redemption basis, completed substantially concurrently with the Series B-2 Redemption and Series B-3 Redemption and (iii) the Corporation shall effect all redemptions, repurchases or other retirements of Series B-2 Preferred Stock (each, a “Series B-2 Redemption”) on a Pro Rata Series B-1 Redemption basis and on a Pro Rata Series B-3 Redemption basis, completed substantially concurrently with Series B-1 Redemption and Series B-3 Redemption. For the avoidance of doubt, any redemptions pursuant to this Section 7(h) shall be made in the same proportions of the outstanding “Stated Value” (as defined in the Second Amended Series B-1 Certificate of Designation) of Series B-1 Preferred Stock, the outstanding “Stated Value” (as defined in the Amended and Restated Series B-2 Certificate of Designation) of Series B-2 Preferred Stock and the outstanding Stated Value of Series B-3 Preferred Stock in accordance herewith.

Section 8Mandatory Redemption Failure. If the Corporation has not redeemed all shares of Series B-3 Preferred Stock then outstanding in accordance with Section 7 of this Certificate of Designations within sixty (60) days following the Mandatory Redemption Date, then during the period from the sixtieth (60) day following the Mandatory Redemption Date until the date upon which all shares of Series B-3 Preferred Stock then outstanding are redeemed in full in accordance with Section 7 of this Certificate of Designations, the following provisions shall apply:

(a)to the fullest extent permitted by applicable law, the Board shall owe a fiduciary duty to all holders of Series B Preferred Stock and accordingly, shall owe the same fiduciary duties to holders of Series B Preferred Stock and the holders of the Common Stock as if the Series B Preferred Stock and the Common Stock comprise a single class of common stock of the Corporation;
(b)the size of the Board shall be increased such that holders of Series B Preferred Stock shall, so long as any shares of Series B-1 Preferred Stock, Series B-2 Preferred Stock or Series B-3 Preferred Stock remain outstanding, at all times have the right to designate and appoint (and the corresponding right to remove and fill vacancies respecting) a majority of the members of the Board (including any committees thereof) acting by a vote of a majority of shares of the Series B-l Preferred Stock, Series B-2 Preferred Stock and Series B-3 Preferred Stock voting together as a class; and
(c)the Accumulated Dividend Rate and the Cash Dividend Rate shall each be increased to a rate of 25% per annum on the Series B-3 Preferred Stock until the redemption in full of all of the Series B-3 Preferred Stock in accordance with the terms of this Certificate of Designations, and the corresponding definitions of “Accumulated Dividend Rate” and the “Cash Dividend Rate” of the Second Amended Series B-1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations shall each be increased to a rate of 25% per annum on the Series B-1 Preferred Stock and the Series B-2 Preferred Stock until the redemption in full of all of the Series B-1 Preferred Stock and Series B-2 Preferred Stock in accordance with the terms of Second Amended Series B-1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations, respectively. Section 8 to be added to B-1 and B-2 Certificates of Designations.

Section 9Status of Redeemed or Otherwise Reacquired Shares. Shares of Series B‑3 Preferred Stock redeemed, converted or otherwise purchased or acquired by the Corporation, in accordance with this Certificate of Designations, shall be canceled and retired and shall not be reissued, sold or transferred, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to retire such shares and reduce the authorized number of shares of Series B‑3 Preferred Stock accordingly.

Section 10Preemptive Rights. Holders of Series B‑3 Preferred Stock, in their capacities as such, shall not have any preemptive rights.

Section 11Transfers. Notwithstanding anything to the contrary in this Certificate of Designations, a holder of Series B‑3 Preferred Stock may transfer all or any portion of shares of such Series B‑3 Preferred Stock to any Person who is not, at the time of such transfer, a Competitor. For the avoidance of doubt, the restrictions, conditions, and obligations contained in this Certificate of Designations to which such holder of Series B‑3 Preferred Stock is subject shall continue to be applicable to and binding upon the transferee(s) of such Series B‑3 Preferred Stock and the transferee(s) of such Series B‑3 Preferred Stock shall have agreed in writing to be bound by the provisions of this Certificate of Designations.

Section 12Conversion. Section 12 to be added to B-1 and B-2 Certificates of Designations.
(a)Conditions to Convertibility. The right of holders of Series B Preferred Stock to convert shares of Series B Preferred Stock into Common Stock as provided in Section 12(b) and the obligation of the Corporation to issue any shares of Common Stock upon conversion of any shares of Series B Preferred Stock, shall be subject to the satisfaction of the following conditions (the “Conversion Conditions”): Both (x) the holders of the Corporation’s capital stock entitled to vote on such matters shall have approved the issuance of the Common Stock upon conversion of the Series B Preferred Stock in compliance with Nasdaq Marketplace Rule 5635, and (y) at least sixty days shall have elapsed following the Mandatory Redemption Date.
(b)Conversion. Following the satisfaction of the Conversion Conditions, the holders of a majority of the outstanding Series B Preferred Stock may elect, by written notice to the Corporation to cause the Corporation to convert on the date specified in such notice (the “Conversion Date”), without the payment of additional consideration by any holder of Series B Preferred Stock, all or any portion of the issued and outstanding shares of Series B Preferred Stock into a number of shares of Common Stock determined in accordance with Section 12(c) on the terms described below and in the corresponding sections of the Second Amended Series B-1 Certificate of Designations and the Amended and Restated Series B-2 Certificate of Designations. Notwithstanding any other provision hereof, if a conversion of Series B Preferred Stock pursuant to this Section 12(b) is to be made in connection with a transaction involving the Corporation, the conversion of the Series B Preferred Stock may, at the election of the holders of a majority of the outstanding Series B Preferred Stock, be conditioned upon the consummation of such transaction, in which case such conversion shall not be deemed to be effective until such transaction has been consummated. Each holder of Series B Preferred Stock shall do each of the following in order to receive shares of Common Stock issuable upon conversion of such holder’s shares of Series B Preferred Stock (the “Surrender Requirements”): (i) complete the conversion notice provided by the Conversion Agent, and deliver an executed copy of such notice to the Conversion Agent; (ii) deliver a certificate or certificates representing the shares of Series B Preferred Stock to be converted to the Conversion Agent, or, if such certificates have been lost, mutilated or destroyed, an affidavit of loss; (iii) if reasonably required by the Conversion Agent, furnish appropriate endorsements and transfer documents; and (iv) if required, pay any stock transfer, documentary, stamp or similar taxes. The Conversion Agent shall, on behalf of all holders of Series B Preferred Stock, convert the Series B Preferred Stock into shares of Common Stock in accordance with this Certificate of Designations. On the Conversion Date, the shares of Series B Preferred Stock so converted will be canceled and will cease to be issued and outstanding (and all rights of the holder of such Series B Preferred Stock (in its capacity as such and only with respect to the shares of Series B Preferred Stock so converted) shall terminate without further liability to, or obligation of, the Corporation effective as of the Conversion Date) and the Common Stock issued upon such conversion in respect thereof shall be issued and outstanding (and no holder of shares of Series B Preferred Stock to be converted shall have any rights prior to the Conversion Date in respect of such Common Stock issued upon conversion). Notwithstanding the foregoing, any conversion of Series B Preferred Stock pursuant to this Section 12 and the corresponding Section 12 shall be on a pro rata basis with all shares of Series B Preferred Stock in proportion to the Stated Value of all Series B Preferred Stock and on a pro rata basis among the holders of Series B Preferred Stock in accordance with the number of shares of Series B Preferred Stock then held by such holders.
(c)Effect of Conversion. Subject to compliance by a holder of Series B Preferred Stock with the Surrender Requirements, the Corporation shall issue to such holder a number of shares of Common Stock determined by dividing (i) the

Stated Value plus, without duplication, accrued and unpaid dividends as of the Conversion Date for the share(s) of Series B Preferred Stock to be converted by (ii) the VWAP per share of Common Stock for the 30 consecutive Trading Days ending on the Trading Day immediately prior to the Conversion Date.
(d)Obligations of Corporation on Conversion. As promptly as practicable (but in any event within three (3) Business Days) after a conversion has been effected, the Corporation shall, or shall cause the Conversion Agent to, mail to the converting holder:
(i)a certificate or certificates representing the number of shares of Common Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified or, upon the request of the converting holder, evidence of the issuance of such shares in book-entry form; and
(ii)a certificate representing any shares of Series B Preferred Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.
(e)Reservation of Common Stock. The Corporation shall at all times after the satisfaction of clause (x) of the Conversion Conditions reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series B Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action required to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock, including engaging in best efforts to obtain the requisite stockholder consent of any necessary amendment to the Certificate of Incorporation. If, at any time after written notice electing to convert shares of Series B Preferred Stock has been provided in accordance with Section 12(b), there are an insufficient number of shares of Common Stock reserved in accordance with the foregoing provisions of this Section 12(e) to effect such conversion, then, in connection with any Redemption Sale, the shares of Series B Preferred Stock so elected to be converted shall be deemed to have been converted and each holder thereof shall be entitled to receive in the Redemption Sale, the full amount it would have received if such shares of Series B Preferred Stock were actually converted.
(f)Taxes and Governmental Matters.
(i)The issuance of certificates for shares of Common Stock pursuant to this Section 12 shall be made without charge to the holders of such Series B Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Common Stock; provided that the Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B Preferred Stock, Common Stock or other securities in a name other than that in which the shares of Series B Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, or in respect of any payment to any Person other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery, or payment unless and until the Person otherwise entitled to such issuance, delivery or payment has paid to the Corporation the amount of any such tax or has established, to the Corporation’s satisfaction, that such tax has been paid or is not payable.
(ii)The Corporation and the holders of the Series B Preferred Stock shall treat any conversion of the Series B Preferred Stock into Common Stock as a transaction described in Section 368(a)(1)(E) of the Code and the Treasury regulations promulgated thereunder, unless otherwise required pursuant to a change in applicable law occurring after the date hereof.
(iii)The Corporation shall not declare any accumulated but unpaid dividends on the Series B Preferred Stock in connection with any conversion of shares of the Series B Preferred Stock pursuant to this Section 12.
(g)Other Obligations of the Corporation in Respect of Conversions. Upon any conversion of any share of Series B Preferred Stock, the Corporation shall take all such actions as are necessary in order to assure that the Common Stock issuable upon such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof. The Corporation shall use reasonable best efforts to assist the holder of Series B Preferred Stock to ensure that shares of Common Stock issuable upon conversion may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be delivered as promptly as practicable by the Corporation upon each such issuance).
(h)Fractional Shares. The Corporation may not issue fractional interests in shares of Common Stock and, instead, shall pay to the holder in cash the then-current market value of any fraction of a share as promptly as practicable (and in any event no later than the date on which the certificate or certificates representing the Common Stock are issued) following the relevant Conversion Date.
(i)Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock issuable and/or cash payable upon conversion of Series B Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of the close of business on such Conversion Date. In the event that a holder of Series B Preferred Stock shall not by written notice designate the name in which shares of Common Stock to be issued (and/or cash payments in lieu of fractional shares to be paid) upon conversion of shares of Series B Preferred Stock should be registered or paid or the manner in which such shares should be delivered, the Corporation shall be entitled to register and deliver such shares, and make such payment, in the name of the holder shown on the records of the Corporation in any manner the Corporation in good faith deems reasonable.

Section 13Special Approval re: Debtor Relief Laws. From February 15, 2024 until such time as there are no longer any shares of Series B-3 Preferred Stock outstanding, the Corporation shall not, without the consent of a majority of the Independent Directors, (a) institute or consent to the institution of any proceeding with respect to the Corporation under any Debtor Relief Law; (b) make a general assignment for the benefit of creditors with respect to the Corporation; or (c) apply for or consent to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, ad hoc manager or similar officer for the Corporation or for all or any material part of the Corporation’s property.

Section 14Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any Series B‑3 Preferred Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor, its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such Capital Stock represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate. Dividends shall accrue on any Series B‑3 Preferred Stock represented by such new certificate from the date with respect to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.

Section 15Tax Matters.

(a)Withholding. All payments and distributions (or deemed payments and distributions) on the shares of Series B‑3 Preferred Stock shall be subject to withholding and backup withholding of tax to the extent required by law, subject to applicable exemptions, and amounts withheld, if any, shall be treated as received by holders. The Corporation shall use commercially reasonable efforts to avoid or minimize any direct or indirect withholding taxes that may become due in connection with any payment or distribution (or deemed payment or distribution) on the Series B‑3 Preferred Stock; provided that such cooperation does not cause material detriment to the Corporation or any of its Subsidiaries. The Corporation shall not withhold any U.S. federal income taxes with respect to a holder if such holder provides a properly completed and executed Internal Revenue Service Form W-9, unless otherwise required pursuant to a change in applicable law occurring after the date hereof. Any payments by the Corporation in respect of the Series B‑3 Preferred Stock shall be made out of funds legally available for payment thereof and shall only be made to the extent that the payment thereof would not cause the Corporation to be rendered insolvent or to violate any law to which the Corporation is subject.
(b)Calculation of Redemption Premium. Notwithstanding Sections 7(a) and 7(b), for purposes of determining “redemption premium” under Treasury Regulations Section 1.305-5(b), the redemption price of the Series B‑3 Preferred Stock shall be $1,000.
(c)Cooperation. Prior to issuing any Internal Revenue Service Form 1099 or reporting any other income or payment pursuant to Section 305 of the Code, in each case with respect to the Series B‑3 Preferred Stock, the Corporation shall provide Ares or IEA LLC, as applicable, with a draft of such reporting statement and the underlying calculations for the review and approval of Ares or IEA LLC, as applicable. To the maximum extent permitted by law, the Corporation shall not take an inconsistent position with respect to such reporting as approved by Ares or IEA LLC, as applicable, in any tax return or in connection with any tax audit. If at any time the Corporation believes it is not permitted under law to take a position approved by Ares or IEA LLC, as applicable, in any tax return or any tax audit, then the Corporation shall promptly notify Ares or IEA LLC, as applicable, in writing of such disagreement and cooperate, and direct its Affiliates and representatives to cooperate, in good faith with Ares or IEA LLC, as applicable, to give effect to such approved position to the greatest extent possible.
(d)The Corporation agrees that the Series B‑3 Preferred Stock is not “fast pay stock” as defined in Treasury Regulations Section 1.7701(l)-3(b) and shall not take any position inconsistent with such treatment.

Section 16Record Holders. To the fullest extent permitted by applicable law, the Corporation may deem and treat the record holder of any share of the Series B‑3 Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation shall not be affected by any notice to the contrary.

Section 17Notices.

(a)To Holders. All public announcements, notices or communications to the holders of, or otherwise in respect of, the Series B‑3 Preferred Stock shall be given or delivered for purposes of this Certificate of Designations if given in writing and delivered in person or by first class mail, postage prepaid. All notices or communications shall also be given or delivered for purposes of this Certificate of Designations if given or delivered in such manner as may be permitted in this Certificate of Designations, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Furthermore, if the Series B‑3 Preferred Stock is issued in book-entry form through The Depository Trust Company or any similar facility, such notices may be given or delivered to the holders of the Series B‑3 Preferred Stock in any manner permitted by such facility and such notices will be deemed given and delivered in compliance with this Certificate of Designations.
(b)To the Corporation. All notices or communications to the Corporation shall be deemed given and delivered to the Corporation if given in writing and delivered in person or by first class mail, postage prepaid to the Corporation’s principal place of business.

Section 18Other Rights. The shares of Series B‑3 Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as expressly set forth herein, in the Certificate of Incorporation or as provided by applicable law and regulation.

Section 19Remedies. The remedies available to the holders of Series B‑3 Preferred Stock under this Certificate of Designations shall be in addition to any other remedy to which such holders are entitled at law or in equity, and the election to pursue any such remedy shall not restrict, impair or otherwise limit the holders of Series B‑3 Preferred Stock from seeking to pursue any other remedy to which it is entitled under this Certificate of Designations, at law or in equity. Payment of the Optional Redemption Price or Mandatory Redemption, as applicable, in respect of a share of Series B‑3 Preferred Stock shall be in full satisfaction of any claim or remedy of a holder thereof in respect of such share of Series B‑3 Preferred Stock.

Section 20Tax Treatment of Series B‑3 Preferred Stock. The Corporation and the holders shall treat the Series B‑3 Preferred Stock as equity for all applicable U.S. federal income, state and local income tax purposes, unless otherwise required by a change in applicable law occurring after the date hereof. For so long as any holder holds Series B‑3 Preferred Stock, such holder shall be a United States person for U.S. federal tax purposes that is eligible to, and that does, deliver a properly completed and executed Internal Revenue Service Form W-9 to the Corporation or any applicable withholding agent thereof. Notwithstanding anything to the contrary herein, no holder shall be entitled to transfer any Series B‑3 Preferred Stock to any person that is not a United States person for U.S. federal tax purposes, and any such transfer shall be void ab initio.

Section 21Non-Circumvention. The Corporation shall not seek to avoid the observance or performance of any of the terms of this Certificate of Designations or the Second Amended Series B‑1 Certificate of Designations or the Amended and Restated Series B-2 Certificate of Designations, including, without limitation, by amending its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities.

IN WITNESS WHEREOF, this Certificate of Designations has been executed on behalf of the Corporation by its Chief Executive Officer this ____ day of __________, 2019.
INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
By:
Name:
Title:

EXHBIT C

REPRESENTATIONS AND WARRANTIES OF THE COMPANY.
Unless otherwise specified herein, capitalized terms used in this Exhibit C (this “Exhibit”) and not defined herein shall have the meanings ascribed to such terms in that certain Equity Commitment Agreement (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Agreement”), dated as of October 29, 2019, by and among the Company, the Commitment Parties thereto and Oaktree Power Opportunities Fund III Delaware, L.P., Infrastructure and Energy Alternatives, LLC and OT IEA Preferred B Aggregator, L.P. For the avoidance of doubt, Section 1.2 (Construction) of the Agreement shall apply to this Exhibit, mutatis mutandis.

The Company, on behalf of itself and each of its direct and indirect Subsidiaries, represents and warrants to each Commitment Party, as of the date of the Agreement and as of the Closing, as follows:
(a)Organization and Qualification. Each of the Company and each of its Subsidiaries are entities duly organized, validly existing and in good standing under the Laws of the jurisdiction in which they are formed, and each has the requisite power and authority to own its properties and to carry on its business as now being conducted and as presently proposed to be conducted. Each of the Company and each of its Subsidiaries is duly qualified as a foreign entity to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Other than the Persons set forth on Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Form 10-K”), the Company has no Subsidiaries and does not own Capital Stock in any other Person.

(b)Authorization; Enforcement; Validity. The Company has the requisite power and authority to enter into and perform its obligations under the Agreement and the other Definitive Documents, to consummate the transaction contemplated hereby and thereby and to issue the Securities (as defined below) in accordance with the terms hereof and thereof. The execution and delivery of the Agreement and the other Definitive Documents by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including the issuance of the Securities and the reservation for issuance and issuance of Common Stock (as defined below) issuable upon the exercise of the Warrants in accordance with, and pursuant to, the Warrant Certificate) have been duly authorized by the Company, and such authorization has not been, and as of the Closing will not have been, subsequently rescinded or modified in any way, and (other than the filing and effectiveness with the Securities and Exchange Commission (the “SEC”) of one or more Registration Statements in accordance with the requirements of the Rights Offering Agreement, the amended Registration Rights Agreement and Form D, if applicable, and the filing of the Amended and Restated Certificate of Designations pursuant to and in accordance with the Agreement), no further filing, consent or authorization is or will be required to be made by or on behalf of the Company, its Subsidiaries and their respective boards of directors, stockholders or other governing bodies in connection with the transactions contemplated by the Definitive Documents. The Agreement has been, and the other Definitive Documents to which the Company is a party will be, prior to the Closing, duly executed and delivered by the Company, and each constitutes the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by applicable federal or state securities Law (the “General Enforceability Exceptions”). At or prior to the Closing, the Company will cause the Series B-3 COD to be filed with the Secretary of State of the State of Delaware, and the Company will ensure that, at and as of the Closing, the Series B-3 Preferred Stock will be in full force and effect, enforceable against the Company in accordance with its terms and will not have been amended or modified. “Securities” means the Series B-3 Preferred Stock and the Warrants (including the shares of Common Stock issuable upon exercise of the Warrants), in each case, that will be delivered to each of the Commitment Parties at the Closing.

(c)Issuance of Securities. The issuance of the Securities is duly authorized, and upon issuance in accordance with the terms of the Definitive Documents will be validly issued, fully paid and non-assessable (to the extent such concepts are applicable) and free and clear of all Liens. The issuances of the Securities in connection with the transactions contemplated by the Definitive Documents are in compliance, in all respects, with all applicable Laws, and the Securities are not subject to, and will not be issued in violation of, any purchase options, call options, rights of first refusal, preemptive rights, subscription rights or any similar rights under applicable Law, the Company Organizational Documents or any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound. Subject to the accuracy of the representations and warranties of the Commitment Parties set forth in Article IV of the Agreement, the offer and issuance by the Company of the Securities is exempt from registration under the Securities Act. As of the Closing, the Company will have reserved from its duly authorized Capital Stock the maximum number of shares of Common Stock authorized under its Certificate of Incorporation that are available after giving effect to shares of Common Stock reserved for issuance or issuable upon the exercise of the Warrants. Upon the issuance of Common Stock following an exercise of the Warrants in accordance with the Warrant Certificate, such Common Stock, when issued, will be validly issued, fully paid and non-assessable and free and clear of all Liens, with the holders thereof being entitled to all rights accorded to a holder of Common Stock. “Company Organizational Documents” mean the Certificate of Incorporation of the Company, as amended through the date hereof (the “Certificate of Incorporation”), and the Company’s bylaws, as amended through the date hereof (the “Bylaws”).

(d)No Conflicts. The execution, delivery and performance of the Definitive Documents by the Company and the consummation by the Company of the transactions contemplated thereby (including the issuance of the Securities and the reservation for issuance and issuance of Common Stock issuable upon the exercise of the Warrants in accordance with the Warrant Certificate) will not (i) result in a violation of the Certificate of Incorporation (including any certificate of designation contained therein), Bylaws, certificate of formation, memorandum of association, articles of association, bylaws or other organizational documents of the Company or any of its Subsidiaries (collectively, the “Group Companies Organizational Documents”), or any Capital Stock or other securities of the Company or any of its Subsidiaries (after receiving a consent from the holders of the Series A Preferred Stock), (ii) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business of the Company and its Subsidiaries taken as a whole, conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) in any respect under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a “Material Contract”) or other agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party or (iii) result in a material violation of any Law (including, for the avoidance of doubt, foreign, federal and state securities Laws and the rules and regulations of the Nasdaq Capital Market (the “Principal Market”)) or Order that would be material to the business of the Company and its Subsidiaries taken as a whole.

(e)Consents. Neither the Company nor any Subsidiary is required to obtain any consent from, authorization or order of, or make any filing or registration with (other than the filing with the SEC of one or more Registration Statements in accordance with the requirements of the amended Registration Rights Agreement and Form D, if applicable, and the filing of the Series B-3 COD and the Amended and Restated B-1 and B-2 Certificates and making any required filings with the Principal Market), any Governmental Entity or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its respective obligations under or contemplated by the Definitive Documents, in each case, in accordance with the terms hereof and thereof. To the Company’s Knowledge, no facts or circumstances exist which might prevent the Company or any of its Subsidiaries from obtaining or effecting any of the registrations, applications or filings contemplated by the Definitive Documents. The Company is not in violation of the requirements of the Principal Market and has no Knowledge (as defined below) of any facts or circumstances which could reasonably lead to delisting or suspension of the Common Stock. “Knowledge” or “Company’s Knowledge” means the actual knowledge, after due inquiry, of JP Roehm, Andy Layman, Mike Stoecker, Brian Hummer, Frank Montgomery and Ben Holstrom.

(f)Acknowledgment Regarding Commitment Party’s Purchase of Securities. The Company acknowledges and agrees that each Commitment Party is acting solely in the capacity of an arm’s length purchaser with respect to the Definitive Documents and the transactions contemplated thereby, and that no Commitment Party is (i) an officer or director of the Company or any of its Subsidiaries, (ii) an “affiliate” (as defined in Rule 144) of the Company or any of its Subsidiaries or (iii) to the Company’s Knowledge, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “1934 Act”)), other than, in the case of each of clauses (ii) and (iii) above, a Commitment Party affiliated with the Company prior to the date hereof (the “Affiliated Commitment Party”). The Company further acknowledges that no Commitment Party is acting as a financial advisor or fiduciary of the Company or any of its Subsidiaries (or in any similar capacity) with respect to the Definitive Documents and the transactions contemplated thereby, and any advice given by a Commitment Party or any of its Representatives in connection with the Definitive Documents and the transactions contemplated thereby is merely incidental to such Commitment Party’s purchase of the Securities. The Company further represents to each Commitment Party that the Company’s decision to enter into the Definitive Documents to which it is a party has been based solely on the independent evaluation by the Company and its Representatives.

(g)No General Solicitation; Agents’ Fees. Neither the Company, nor any of its Subsidiaries, Affiliates, Representatives or any other Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities. Except as set forth on Schedule (g), no placement agent’s fees, financial advisory fees, or brokers’ commissions or fees or any similar fees are or will be owed or payable to any Person in connection with transactions contemplated by the Definitive Documents. The Company shall pay, and hold each Commitment Party harmless against, any Losses arising out of or in connection with any such claim. Neither the Company nor any of its Subsidiaries has engaged any placement agent or other agent in connection with the offer or sale of the Securities.

(h)No Integrated Offering. Neither the Company, its Subsidiaries nor, to the Company’s Knowledge, any of their Affiliates or Representatives, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security, or solicited any offers to buy any security, in each case, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or caused the offering of the Securities pursuant to the Definitive Documents to require approval of the stockholders of the Company for purposes of the Securities Act or under any applicable stockholder approval provisions, including under the rules and regulations of any exchange or automated quotation system on which any of the Capital Stock of the Company are listed or designated for quotation. Neither the Company, its Subsidiaries, nor, to the Company’s Knowledge, their Affiliates, Representatives nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the Securities under the Securities Act or cause the offering of any of the Securities pursuant to the Definitive Documents to be integrated with other offerings of securities of the Company.

(i)Application of Takeover Protections; Rights Agreement. The Company and its board of directors have taken all necessary actions, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including any distribution under a rights agreement), stockholder rights plan or other similar anti-takeover provision under any of the Group Companies Organizational Documents or the Laws of the jurisdiction of its incorporation or otherwise which is or could become applicable to any Commitment Party as a result of the transactions contemplated by the Definitive Documents, including the Company’s issuance of the Securities and ownership by any Commitment Party of the Securities. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of shares of Common Stock or a change in control of the Company or any of its Subsidiaries.

(j)SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has timely filed all reports, schedules, forms, proxy statements, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1934 Act or the Securities Act (all of the foregoing filed prior to the date hereof and all exhibits and appendices included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered or has made available to the Commitment Parties true, correct and complete copies of each of the SEC Documents not available on the EDGAR system. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1934 Act, the rules and regulations of the SEC promulgated thereunder and the rules and regulations of the Principal Market, in each case, applicable to the SEC Documents, and none of the SEC Documents contains any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is subject to the periodic reporting requirements of the 1934 Act. There are no outstanding or unresolved comments in comment letters from the SEC staff with respect to any of the SEC Documents. To the Company’s Knowledge, no SEC Document is the subject of ongoing SEC review or outstanding SEC investigation. As of their respective dates, the audited and unaudited financial statements of the Company included in the SEC Documents (including, in each case, the notes thereto, the “Financial Statements”) complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto as in effect as of the time of filing. The Financial Statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in such Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which will not be material, either individually or in the aggregate). The reserves, if any, established by the Company or the lack of reserves, if applicable, are reasonable based upon facts and circumstances known by the Company on the date hereof, and there are no loss contingencies that are required to be accrued by the Statement of Financial Accounting Standard No. 5 of the Financial Accounting Standards Board which are not provided for by the Company in the Financial Statements. No other information provided by or on behalf of the Company to any of the Commitment Parties which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein not misleading, in the light of the circumstance under which they are or were made. The Company is not currently contemplating to amend or restate any of the Financial Statements (including any notes or any letter of the independent accountants of the Company with respect thereto), nor, to the Company’s Knowledge, do there exist any facts or circumstances which would require the Company to amend or restate any of the Financial Statements, in each case, in order for any of the Financials Statements to be in compliance with GAAP and the rules and regulations of the SEC. The Company has not been informed by its independent accountants that they recommend that the Company amend or restate any of the Financial Statements or that there is any need for the Company to amend or restate any of the Financial Statements.

(k)Absence of Certain Changes. Except as set forth in the SEC Documents, since December 31, 2018 (the “10-K Date”), there has been no material adverse change and no material adverse development in the business, assets, liabilities, properties, operations (including results thereof), condition (financial or otherwise) or prospects of the Company or any of its Subsidiaries taken as a whole. Since the 10-K Date, except as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries has taken any action that if taken after the date hereof would require the consent of the Commitment Parties pursuant to Section 5.1(b) of the Agreement. Neither the Company nor any of its Subsidiaries has taken any steps to seek protection pursuant to any applicable Law relating to bankruptcy, insolvency, reorganization, receivership, liquidation or winding up, nor does the Company or any Subsidiary have any Knowledge or reason to believe that any of their respective creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so. The Company and its Subsidiaries, individually and on a consolidated basis, are not as of the date hereof, and, after giving effect to the transactions contemplated by the Definitive Documents to occur at the Closing, will not be, Insolvent (as defined below). “Insolvent” means, (i) with respect to the Company and its Subsidiaries, on a consolidated basis, (A) the present fair saleable value of the Company’s and its Subsidiaries’ assets is less than the amount required to pay the Company’s and its Subsidiaries’ total Indebtedness (as defined below), (B) the Company and its Subsidiaries are unable to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company and its Subsidiaries intend to incur or believe that they will incur debts that would be beyond their ability to pay as such debts mature; and (ii) with respect to the Company and each Subsidiary, individually, (A) the present fair saleable value of the Company’s or such Subsidiary’s (as the case may be) assets is less than the amount required to pay its respective total Indebtedness, (B) the Company or such Subsidiary (as the case may be) is unable to pay its respective debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured or (C) the Company or such Subsidiary (as the case may be) intends to incur or believes that it will incur debts that would be beyond its respective ability to pay as such debts mature. Neither the Company nor any of its Subsidiaries has engaged in any business or in any transaction, and does not plan to engage in any business or in any transaction, for which the Company’s or such Subsidiary’s remaining assets constitute unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.

(l)No Undisclosed Events, Liabilities, Developments or Circumstances. Except with respect to the transactions contemplated by the Definitive Documents, or in the SEC Documents, since the 10-K Date, no event, liability, obligation, development or circumstance (whether absolute, accrued, contingent, fixed or otherwise) has occurred or existed, or is reasonably expected to exist or occur with respect to the Company, any of its Subsidiaries or any of their respective businesses, properties, liabilities, prospects, operations (including results thereof) or condition (financial or otherwise), that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.

(m)Conduct of Business; Regulatory Permits. Except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries is in violation of any term of or in default under its Certificate of Incorporation, any certificate of designation, preferences or rights of any other outstanding series of preferred stock of the Company or any of its Subsidiaries or the other Group Companies Organizational Documents, respectively. Except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries (i) is, or has been in the last three (3) years, in violation of any applicable Law or Order applicable to the Company or any of its Subsidiaries, (ii) has received in the last three (3) years a notification or communication from any Governmental Entity asserting that it is not or has not been in compliance with any applicable Law or Order and (iii) will conduct its business in violation of any of the foregoing. Without limiting the generality of the foregoing, except as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, the Company is not in violation of any of the rules, regulations or requirements of the Principal Market, and has no Knowledge of any facts or circumstances that could reasonably lead to delisting or suspension of the Common Stock by the Principal Market in the foreseeable future. Except as set forth in the SEC Documents, during the two (2) years prior to the date hereof, (i) the Common Stock has been listed or designated for quotation on the Principal Market, (ii) trading in the Common Stock has not been suspended by the SEC or the Principal Market and (iii) the Company has received no communication, written or oral, from the SEC or the Principal Market regarding the suspension or delisting of the Common Stock from the Principal Market. The Company and each of its Subsidiaries possess all licenses, certificates, authorizations and permits issued by the appropriate Governmental Entity necessary to conduct their respective businesses, except where the failure to possess such certificates, authorizations or permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the business of the Company and its Subsidiaries taken as a whole, and neither the Company nor any such Subsidiary has received any notice of proceedings relating to the revocation or modification of any such license, certificate, authorization or permit. There is no Contract or Order binding upon the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party which, individually or together with any other Contract or Order, has had or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property by the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted.

(n)Foreign Corrupt Practices. Neither the Company, any of its Subsidiaries nor any of their respective directors, officers, or to the Company’s Knowledge, other Representatives (individually and collectively, a “Company Affiliate”) have violated the U.S. Foreign Corrupt Practices Act (the “FCPA”) or any other applicable anti-bribery or anti-corruption Law, nor has any Company Affiliate offered, paid, promised to pay, or authorized the payment of, any money, or offered, given, promised to give, or authorized the giving of, anything of value, to any officer, employee or any other person acting in an official capacity for any Governmental Entity or any political party or official thereof or to any candidate for political office (individually and collectively, a “Government Official”) or to any Person under circumstances in which such Company Affiliate knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any Government Official, for the purpose of:
(i)(A) influencing any act or decision of such Government Official in his/her official capacity, (B) inducing such Government Official to do or omit to do any act in violation of his/her lawful duty, (C) securing any improper advantage, or (D) inducing such Government Official to influence or affect any act or decision of any Governmental Entity, or
(ii)assisting the Company or its Subsidiaries in obtaining or retaining business for or with, or directing business to, the Company or its Subsidiaries.
The Company and each of its Subsidiaries have in place policies, procedures and controls that are reasonably designed to promote and ensure compliance with the (i) FCPA and (ii) other applicable anti-bribery or anti-corruption laundering Laws in each foreign jurisdiction in which the Company or any of the Subsidiaries do business.
(o)Sarbanes-Oxley Act. The Company and each Subsidiary is in material compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, and any and all applicable rules and regulations promulgated by the SEC thereunder.

(p)Transactions With Affiliates. Except as set forth in the SEC Documents, there have not been any transactions or Contracts or series of related transactions or Contracts required to be disclosed under Item 404 of Regulation S-K under the 1934 Act.

(q)Equity Capitalization.

(i)Definition: “Preferred Stock” means (x) the Company’s blank check preferred stock, $0.0001 par value per share (including the Series A Preferred Stock), the terms of which may be designated by the board of directors of the Company in a certificate of designations and (y) any Capital Stock of the Company into which such preferred stock shall have been changed or any share capital resulting from a reclassification of such preferred stock (other than a conversion of such preferred stock into Common Stock in accordance with the terms of such certificate of designations).
(ii)Authorized and Outstanding Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (A) 100,000,000 shares of Common Stock, of which, 22,252,489 are issued and outstanding and 20,000,000 shares will be reserved for issuance on the Closing Date pursuant to the conversion of Series A Preferred Stock into Common Stock, (B) 1,000,000 shares of Preferred Stock, 34,965 of which are issued and outstanding as the Series A Preferred Stock, $0.0001 par value, of the Company, the terms of which are set forth in the certificate of designations for such preferred stock (the “Series A Preferred Stock”) 50,000 of which are issued and outstanding as the Series B-1 Preferred Stock, $0.0001 par value, of the Company and 50,000 of which are issued and outstanding as the Series B-2 Preferred Stock, $0.0001 par value, of the Company, the terms of which are set forth in the respective certificates of designations for such preferred stock (the “Series B Preferred Stock”). 13,722 shares of Common Stock are held in the treasury of the Company. At the Closing, 216,606.5 shares of Preferred Stock will be issued and outstanding, 17,482.5 of which will remain issued and outstanding as the Series A Preferred Stock, and 199,124 of which will remain issued and outstanding as the Series B Preferred Stock, $0.0001 par value, of the Company. Except for the foregoing Capital Stock, the Company has no other Capital Stock authorized, reserved for issuance or outstanding.
(iii)Valid Issuance; Available Shares; Affiliates. All of the Company’s Capital Stock is, or, with respect to the Series B-3 Preferred Stock, will be at the Closing, duly authorized and have been, or upon issuance will be, validly issued, fully paid and non-assessable (as such concepts are applicable). All the outstanding shares of Capital Stock of each Subsidiary of the Company have been validly issued and are fully paid and non-assessable (to the extent such concepts are applicable) and are owned, directly or indirectly, by the Company free and clear of all Liens. Schedule q(iii) sets forth the number of shares of Common Stock that (A) will be reserved for issuance pursuant to the conversion of Series A Preferred Stock into Common Stock as of the Closing Date and (B) that are, as of the date hereof, owned by Persons who are “affiliates” (as defined in Rule 405 of the Securities Act and calculated based on the assumption that only officers, directors and holders of at least 10% of the Company’s issued and outstanding Common Stock are “affiliates” without conceding that any such Persons are “affiliates” for purposes of federal securities Laws) of the Company or any of its Subsidiaries. To the Company’s Knowledge, other than Affiliates of the Affiliated Commitment Party, no Person owns 10% or more of the Company’s issued and outstanding shares of Common Stock (calculated based on the assumption that all convertible Capital Stock (as defined in the Amended and Restated Certificate of Designations), whether or not presently exercisable or convertible, has been fully exercised or converted (as the case may be) taking account of any limitations on exercise or conversion (including “blockers”) contained therein) without conceding that such identified Person is a 10% stockholder for purposes of applicable federal securities Laws.
(iv)Existing Securities; Obligations. Except as disclosed in the SEC Documents: (A) none of the Company’s or any of its Subsidiaries’ Capital Stock is subject to preemptive rights or any other similar rights or restrictions or Liens suffered or permitted by the Company or any Subsidiary; (B) there are no outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries, or Contracts by which the Company or any of its Subsidiaries is or may become bound to issue additional Capital Stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any Capital Stock of the Company or any of its Subsidiaries; (C) there are no Contracts under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (D) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no Contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (E) there are no securities or instruments or Capital Stock containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; (F) neither the Company nor any Subsidiary has any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement; and (G) there are no stockholder agreements, voting trusts or other agreements to which the Company or any of its Subsidiaries is a party or by they are bound relating to the voting of any shares, interests or capital stock of the Company or any of its Subsidiaries.
(v)Warrants. At the Closing, the aggregate number of Warrants issued at the Closing will represent (on an as-if-converted to Common Stock basis) 13.1% of the issued and outstanding Common Stock of the Company based on the Company’s Fully Diluted Share Count (as defined below) (including any outstanding securities, shares of Common Stock subject to repurchase rights, shares of Common Stock issued or issuable upon conversion of the Preferred Stock and any warrants and options authorized or reserved under a Plan but not granted or issued and treating all outstanding securities of the Company that are convertible into or exercisable or exchangeable for shares of Common Stock as the maximum number of shares of Common Stock issuable with respect to such securities as of the Closing). From and after the Closing, the Company will comply with the terms of the Warrant Certificate, including the reservation of such number of shares of Common Stock of the Company required for the conversion of the Warrants in accordance with the Warrant Certificate. “Fully Diluted Share Count” means the sum of (x) the number of shares of Common Stock outstanding on the Closing Date plus (y) the number of shares of Common Stock that may be issued pursuant to all restricted stock awards, restricted stock units, stock options and any other securities or rights (directly or indirectly) convertible into, exchangeable for or to subscribe for Common Stock that are outstanding on the Closing Date (excluding any shares of Common Stock issuable (a) pursuant to Section 3.6 of the Merger Agreement, (b) upon conversion of shares of Series A Preferred Stock, (c) upon the exercise of any warrant with an exercise price of $11.50 or higher or (d) upon the exercise of any equity issued pursuant to the Company’s long term incentive plan or other equity plan with a strike price of $11.50 or higher).
(vi)Organizational Documents. True, correct and complete copies of the Company Organizational Documents, and the terms of all convertible securities and the material rights of the holders thereof in respect thereto, are set forth in, or filed as exhibits to the SEC Documents.

(r)Indebtedness. Other than as set forth in the SEC Documents, and except as set forth on Schedule (r), neither the Company nor any of its Subsidiaries, (i) has any outstanding debt securities, notes, credit agreements, credit facilities or other Contracts evidencing Indebtedness (as defined below) of the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is or may become bound, in each case, other than any such Contract solely between or among any of the Company and any of its Subsidiaries and other than pursuant to the Credit Agreement, (ii) has any financing statements securing obligations in any amounts filed in connection with the Company or any of its Subsidiaries; (iii) is in violation of any term of, or in default under, any Contract relating to any Indebtedness, except where such violations and defaults would not reasonably be expected to result, individually or in the aggregate, in a material adverse effect on the business of the Company and its Subsidiaries taken as a whole or (iv) is a party to any Contract relating to any Indebtedness, the performance of which has had, or is reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business of the Company and its Subsidiaries taken as a whole. No default or event of default (or occurrence or event that, with or without the passage of time, or both, would, individually or in the aggregate, result, or would reasonably be expected to result, in a default or event of default) exists with respect to the Indebtedness of the Company, and, to the Knowledge of the Company, there are no disputes between any holder of any such Indebtedness, on the one hand, and the Company or any of its Subsidiaries, on the other hand, with respect thereto (including the calculations or other determinations of any financial covenant of any such Indebtedness). All Indebtedness, trade payables (as determined in accordance to GAAP) and accounts payable (as determined in accordance to GAAP) of the Company and its Subsidiaries, on a consolidated basis, that are owed by the Company or any of its Subsidiaries to their respective suppliers, vendors, prime contractors, sub-contractors, third party service providers and/or any other related Person (collectively, the “Vendors”) and past due, as applicable, does not exceed, in the aggregate, $5,000,000. Neither the Company nor any of its Subsidiaries have any liabilities or obligations required to be disclosed in the SEC Documents which are not so disclosed in the SEC Documents. For purposes of this Exhibit: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness, liabilities or obligations for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (including “capital leases” in accordance with GAAP) (other than trade payables entered into in the ordinary course of business consistent with past practice), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in each case, including with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property) and any seller notes and “earn out” payments, (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness, (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above and (I), with respect to all indebtedness referred to in clauses (A) through (H) above, all accrued interest thereon, if any, and any termination fees, prepayment penalties, “breakage” cost or similar payments associated with the repayments of such Indebtedness; and (y) “Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

(s)Material Contracts. Other than as set forth in the SEC Documents, neither the Company nor any of its Subsidiaries is party to, and none of their respective properties or assets are bound by, a Material Contract. Each Material Contract set forth in the SEC Documents is in full force and effect, and is a legal, valid and binding agreement of the Company and/or its Subsidiaries, as applicable, and, to the Company’s Knowledge, the other parties thereto, subject only to the General Enforceability Exceptions. There is no material default or breach by the Company and/or any of its Subsidiaries, as applicable, with respect to any such Material Contract or, to the Company’s Knowledge, any other party thereto, and no event has occurred which, with notice or lapse of time or both, would constitute a material breach or default or would permit termination, material modification or acceleration thereof by any party to such Material Contract. Neither the Company nor any of its Subsidiaries has not waived any material rights under any such Material Contract. Neither the Company nor any of its Subsidiaries has received written notice of the intention of any third party under any such Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or accelerate the obligations of the Company or any of its Subsidiaries, as applicable, thereunder. There are no current or pending financing arrangements or assignments of proceeds with respect to any such Material Contract.

(t)Litigation. Except (i) as set forth in the SEC Documents or (ii) as would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the business of the Company and its Subsidiaries taken as a whole, there is no, and for the three (3) years prior to the date hereof there has not been, any action, charge, complaint, suit, arbitration, mediation, grievance, inquiry or investigation or other proceeding (each, an “Action”) before or by the Principal Market, any court, public board, other Governmental Entity, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, the Capital Stock of the Company or any of its Subsidiaries or any of the Company’s or its Subsidiaries’ current or former officers, directors, managers or employees, whether of a civil or criminal nature or otherwise, in their capacities as such. To the Knowledge of the Company, no current or former director, officer, manager or employee of the Company or any of its Subsidiaries has willfully violated 18 U.S.C. §1519 or engaged in spoliation in reasonable anticipation of litigation. Without limitation of the foregoing, there has not been, and to the Knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company, any of its Subsidiaries or any current or former director, officer, manager of employee of the Company or any of its Subsidiaries. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Securities Act or the 1934 Act. To the Company’s Knowledge, no fact exists which might result in or form the basis for any such Action. Neither the Company nor any of its Subsidiaries is subject to any Order.

(u)Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts, in each case, as is customary in the businesses in which the Company and its Subsidiaries are engaged. All premiums due and payable in respect of such insurance policies maintained by the Company and its Subsidiaries have been paid in full. Neither the Company nor any of its Subsidiaries have been refused any insurance coverage sought or applied for, and neither the Company nor any such Subsidiary has any reason to believe that it will be unable to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business on substantially the same terms as now in effect. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no such insurance policy of the Company or any of its Subsidiaries has been, or has been threatened to be, cancelled by the applicable insurer in the past three (3) years, and neither the Company nor any of its Subsidiaries has received any written notice of cancellation or non-renewal of any such insurance policy.

(v)Employee Relations. As disclosed in the SEC Documents, as of December 31, 2018, approximately 595 of the employees of the Company and its Subsidiaries were represented by unions or were subject to collective bargaining agreements. To the Knowledge of the Company, the Company and each of its Subsidiaries maintains good relationships with their respective employees. No executive officer (as defined in Rule 501(f) promulgated under the Securities Act) or other key employee of the Company or any of its Subsidiaries has notified the Company or the applicable Subsidiary that such executive officer or key employee intends to terminate, or materially amend the terms of, its employment with the Company or the applicable Subsidiary. No executive officer or other key employee of the Company or any of its Subsidiaries is or, to the Company’s Knowledge, will be (with or without the passage of time, or both), in violation of any material term of any employment Contract, confidentiality, disclosure or proprietary information Contract, non-competition Contract or any other Contract, or any restrictive covenant, and the continued employment of each such executive officer or other key employee (as the case may be) does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters. The Company and its Subsidiaries are in compliance with all applicable federal, state, local and foreign Laws respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. There are no strikes or other labor disputes against the Company or any of its Subsidiaries, and, to the Knowledge of the Company, there are no strikes or other labor disputes threatened against the Company or any of its Subsidiaries.

(w)Title.
(i)Real Property. The Company and each of its Subsidiaries holds good title to all real property, leases in real property, facilities or other interests in real property owned or held by the Company or any of its Subsidiaries, as applicable (the “Real Property”). The Real Property is free and clear of all Liens and is not subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except for (a) Liens for current taxes not yet due for which adequate reserves (as determined in accordance with the GAAP) have been established on the Financial Statements and (b) zoning Laws and other land use restrictions that do not, and will not (with or without the passage of time, or both) impair the present or anticipated use of the Real Property subject thereto. Each Real Property held under lease by the Company or any of its Subsidiaries is held by the Company or its applicable Subsidiary under a valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the current and anticipated use made and proposed to be made of such Real Property and buildings by the Company or any of its Subsidiaries, as applicable.
(ii)Fixtures and Equipment. Each of the Company and its Subsidiaries (as applicable) has good title to, or a valid leasehold interest in, the tangible personal property, equipment, improvements, fixtures, and other personal property and appurtenances that are used by the Company or its Subsidiary in connection with the conduct of its business (the “Fixtures and Equipment”). The Fixtures and Equipment are structurally sound, are in good operating condition and repair, are adequate for the uses to which they are being put, are not in need of maintenance or repairs, except for routine maintenance and repairs in the ordinary course of business, and are sufficient for the conduct of the Company’s and/or its Subsidiaries’ businesses (as applicable) in the same manner as conducted prior to the Closing. Except as set forth in the SEC Documents, the Company and its Subsidiaries collective own all of the Fixtures and Equipment free and clear of all Liens except for (a) Liens for current Taxes not yet due for which adequate reserves (as determined in accordance with GAAP) have been established on the Financial Statements and (b) zoning Laws and other land use restrictions that do not impair the present or anticipated use of the Fixtures and Equipment subject thereto.

(x)Intellectual Property Rights. The Company and its Subsidiaries collectively own or possess good and marketable title to, or valid licenses to use, all trademarks, trade names, service marks, service mark registrations, service names, original works of authorship, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and other intellectual property rights and all applications and registrations therefor (“Intellectual Property Rights”) necessary to conduct their respective businesses as now conducted and presently proposed to be conducted in all material respects. None of the Company’s material Intellectual Property Rights have expired or have been terminated or abandoned, or are expected to expire, or to be terminated or abandoned, in each case, within three (3) years from the date of the Agreement. The Company does not have any Knowledge of any infringement, misappropriate or violation by the Company or its Subsidiaries of Intellectual Property Rights of others. There is no Action being made, brought or pending, or to the Knowledge of the Company, being threatened, against the Company or any of its Subsidiaries regarding its Intellectual Property Rights. To the Knowledge of the Company,

there are no facts or circumstances which might give rise to any of the foregoing infringements or Actions regarding Intellectual Property Rights. The Company and its Subsidiaries have taken reasonable security measures to protect the secrecy, confidentiality and value of all of their Intellectual Property Rights.

(y)Environmental Laws.
(i) The Company and its Subsidiaries (A) are, and have been for the past three (3) years, in compliance with any and all Environmental Laws (as defined below), and neither the Company nor any of its Subsidiaries has received any written communication alleging that the Company is in violation of, or has any liability under, any Environmental Law, (B) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (C) are in compliance with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (A), (B) and (C), the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the business of the Company and its Subsidiaries taken as a whole. The term “Environmental Laws” means all applicable federal, state, local or foreign Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), including Laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, demands or demand letters, licenses, notices or notice letters, Orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
(ii)No Hazardous Materials:
(A)have been disposed of or otherwise released from any currently or formerly owned Real Property of the Company or any of its Subsidiaries in violation of any Environmental Laws; and
(B)are, to the Company’s Knowledge, present on, over, beneath, in or upon any Real Property or any portion thereof in quantities that would constitute a violation of any Environmental Laws. To the Company’s Knowledge, no prior use by the Company or any of its Subsidiaries of any Real Property has occurred that violates any Environmental Laws, which violation would have, individually or in the aggregate, a material adverse effect on the business of the Company and its Subsidiaries taken as a whole.
(iii)To the Knowledge of the Company, no other Person has stored, treated, recycled, disposed of or otherwise located on any Real Property any Hazardous Materials, including such substances as asbestos and polychlorinated biphenyls.
(iv)None of the Real Property are on any federal or state “Superfund” list or Liability Information System (“CERCLIS”) list or any state environmental agency list of sites under consideration for CERCLIS, nor subject to any environmental related Liens.

(z)Subsidiary Rights. Except as expressly set forth in the Credit Agreement, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable Law) to receive dividends and distributions on, all capital securities of its Subsidiaries as owned by the Company or such Subsidiary.

(aa)Tax Status. The Company and each of its Subsidiaries (i) has timely made or filed all Tax Returns required by any jurisdiction to which it is subject, (ii) has timely paid all Taxes and other governmental assessments and charges (including satisfying its withholding tax obligations) levied or imposed on their properties, income or assets or otherwise due and payable, except those being contested in good faith for which adequate reserves (as determined in accordance with the GAAP) have been established on the Financial Statements and (iii) has set aside on its books provision reasonably adequate for the payment of all Taxes for periods subsequent to the periods to which such Tax Returns apply. There are no unpaid Taxes claimed to be due and payable by the Taxing authority of any jurisdiction, and, to Knowledge of the Company, no facts or circumstances exist of that would be the basis for any such claim. The Company is not operated in such a manner as to qualify as a passive foreign investment company, as defined in Section 1297 of the Internal Revenue Code of 1986, as amended (the “Code”). The net operating loss carryforwards (“NOLs”), if any, for United States federal income tax purposes of the consolidated group of which the Company is the common parent shall not be adversely affected by the transactions contemplated by the Definitive Documents. The transactions contemplated by the Definitive Documents do not constitute an “ownership change” within the meaning of Section 382 of the Code, thereby preserving the Company’s ability to utilize such NOLs.

(bb)Internal Accounting and Disclosure Controls. The Company and each of its Subsidiaries (excluding those acquired through the Company’s acquisitions of Consolidated Construction Solutions I LLC and William Charles Construction Group) maintains internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) that are effective to provide reasonable assurances regarding the reliability of the financial reporting and the preparation of financial statements of the Company and its Subsidiaries for external purposes in accordance with GAAP, and includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) transactions are recorded as necessary to permit preparation of financial statements and (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company. The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act) that are effective in ensuring that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the 1934 Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure. Neither the Company nor any of its Subsidiaries has received any notice or correspondence from any accountants, Governmental Entities or other Person relating to (x) any potential material weakness or significant deficiency in any part of the internal controls over financial reporting of the Company or any of its Subsidiaries or (y) any fraud, whether or not material, that involves (or involved) the management or other employees of the Company or its Subsidiaries who have (or had) a significant role in the Company’s or its Subsidiaries’ internal controls.

(cc)Off Balance Sheet Arrangements. There is no transaction, arrangement, or other relationship between the Company or any of its Subsidiaries and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in its 1934 Act filings and is not so disclosed or that otherwise would be reasonably be expected to have a Material Adverse Effect.

(dd)Investment Company Status. The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” an affiliate of an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

(ee)U.S. Real Property Holding Corporation. The Company and each of its Subsidiaries is not, has not ever been, and, for so long as any of the Securities are held by any of the Commitment Parties, shall not become, a U.S. real property holding corporation within the meaning of Section 897 of the Code, and the Company and each Subsidiary shall so certify upon any Commitment Party’s request.

(ff)Registration Eligibility. The Company is, and from and after the Closing will be, eligible to register the Registrable Securities (as defined in the Registration Rights Agreement) for resale by the Commitment Parties using Form S-1 promulgated under the 1933 Act.

(gg)Transfer Taxes. On the Closing Date, all stock transfer or other Taxes (other than income or similar Taxes) which are required to be paid in connection with the issuance, sale and transfer of the Securities to be sold to each Commitment Party pursuant to the Definitive Documents will be, or will have been, fully paid or provided for by the Company, and all Laws imposing such Taxes will be or will have been complied with in all material respects.

(hh)Bank Holding Company Act. Neither the Company nor any of its Subsidiaries is subject to the Bank Holding Company Act of 1956, as amended (the “BHCA”) and to regulation by the Board of Governors of the Federal Reserve System (the “Federal Reserve”). Neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective Affiliates owns or controls, directly or indirectly, five percent (5%) or more of the outstanding shares of any class of voting securities or twenty-five percent (25%) or more of the total equity of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective Affiliates exercises a controlling influence over the management or policies of a bank or any entity that is subject to the BHCA and to regulation by the Federal Reserve.

(ii)Shell Company Status. The Company is an issuer identified in, and subject to, Rule 144(i).

(jj)Illegal or Unauthorized Payments; Political Contributions. Neither the Company, any of its Subsidiaries nor, to the Company’s Knowledge, any of their respective officers, directors, employees, agents or other Representatives or any other business entity or enterprise with which the Company or any Subsidiary is or has been Affiliated or associated, has, directly or indirectly, made or authorized any payment, contribution or gift of money, property, or services, whether or not in contravention of applicable Law, (i) as a kickback, bribe gratuity, lobbying expenditure, political contribution or contingent fee payment to any Person or (ii) to any political organization, or to the holder of or any aspirant to any elective or appointive public office except for personal political contributions not involving the direct or indirect use of funds of the Company or any of its Subsidiaries.

(kk)Money Laundering, Sanctions. The Company and its Subsidiaries are in compliance with, and have not previously violated, the USA Patriot Act of 2001 and all other applicable U.S. and non-U.S. anti-money laundering Laws and regulations and Sanctions (as defined below), including the Laws, executive orders and sanctions programs administered by OFAC

(as defined below), including, but not limited, to (i) Executive Order 13224 of September 23, 2001 entitled, “Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism” (66 Fed. Reg. 49079 (2001)); and (ii) any regulations contained in 31 CFR, Subtitle B, Chapter V. Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or, to the Knowledge of the Company, agents, employee or controlled Affiliates (x) is a Sanctioned Person (as defined below) or has any reason to believe that it is acting on behalf of, or for the benefit of, any Sanctioned Person or (y) has engaged in any dealings with or the benefit of any Sanctioned Person, or in or involving any Sanctioned Country (as defined below). “Sanctioned Country” means any country or region that is subject or target of a comprehensive trade embargo under Sanctions (including as of the date of the Agreement, Cuba, Iran, North Korea, Russia, Syria, Venezuela and the Crimea region of Ukraine). “Sanctioned Person” means any individual or entity that is the subject or target of Sanctions, including (A) any individual or entity listed on any Sanctions-related restricted party list, including the U.S. Department of Treasury, Office of Foreign Asset Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List and the EU Consolidated List, (B) any entity that is owned, directly or indirectly, or otherwise controlled by a Person or Persons described in (B) above, (C) any national, resident, government, agency, or instrumentality of a Sanctioned Country or (D) any individual or entity otherwise the subject or target of Sanctions. “Sanctions” means all applicable Laws relating to economic, financial or trade sanctions, including any such Laws administered or enforced by the U.S. government (including by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, the United Kingdom (include by Her Majesty’s Treasury) or any other relevant Governmental Entity that administers or enforces economic, financial or trade sanctions.

(ll)ERISA Compliance.

i.Except as would not, either individually or in the aggregate, reasonably be expected to result in a material adverse effect on the Company and its Subsidiaries taken as a whole, each Plan is in compliance with the applicable provisions of ERISA, the Code and other applicable federal or state Laws. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder. “ERISA Affiliate” means any trade or business (whether or not incorporated) that together the Company or any of its Subsidiaries is treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA. “Plan” means any material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Company or any of its Subsidiaries, or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any of their respective ERISA Affiliates.
ii.(A) No ERISA Event has occurred for which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has any residual liability; and (B) no ERISA Event is expected to occur, except as would not reasonably be expected, individually or in the aggregate, to result in a material adverse effect on the Company and its Subsidiaries taken as a whole. “ERISA Event” means (1) a Reportable Event with respect to a Pension Plan; (2) a withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as a termination under Section 4062(e) of ERISA; (3) a complete or partial withdrawal by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan, written notification of any member of the Consolidated Group or any of their respective ERISA Affiliates concerning the imposition of Withdrawal Liability or written notification that a Multiemployer Plan is in reorganization within the meaning of Title IV of ERISA or that a Multiemployer Plan has been determined to be in “endangered” or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA); (4) the filing under Section 4041(c) of ERISA of a notice of intent to terminate a Pension Plan, the treatment of a Pension Plan or Multiemployer Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (5) the imposition of any liability under Title IV of ERISA, other than for the payment of plan contributions or PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company, any of its Subsidiaries or any of their respective ERISA Affiliates, (6) the failure to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) with respect to any Pension Plan, (7) the application for a minimum funding waiver under Section 302(c) of ERISA with respect to a Pension Plan, (8) the imposition of a Lien under Section 303(k) of ERISA with respect to any Pension Plan, (9) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 303 of ERISA), or (10) the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA. “Multiemployer Plan” means any multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA, to which any member of the Consolidated Group or any of their respective ERISA Affiliates makes or is obligated to make contributions, or, during the preceding five (5) plan years, has made or has been obligated to make contributions. “PBGC” means the Pension Benefit Guaranty Corporation. “Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the thirty (30) day notice period has been waived. “Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Company, any of its Subsidiaries or any of their respective ERISA Affiliates or to which the Company, any of its Subsidiaries or any of their respective ERISA Affiliates contributes or has an obligation to contribute or has made or has had an obligation to make contributions at any time in the preceding five plan years. “Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such term is defined in Part I of Subtitle E of Title IV of ERISA.
iii.At no time during the past six (6) years has the Company or any member of its “Controlled Group” (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) maintained, sponsored or contributed to, or been obligated to contribute to (i) any retirement plan which is subject to Title IV of ERISA or Section 412 of the Code or (ii) any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(mm)Management. During the past two (2) year period, no current or former officer or director or, to the Knowledge of the Company, no current ten percent (10%) or greater stockholder of the Company or any of its Subsidiaries has been the subject of:
i.a petition under applicable bankruptcy Laws or any other applicable insolvency or moratorium Law or the appointment by a court of a receiver, fiscal agent or similar officer for such Person, or any partnership in which such person was a general partner at or within two (2) years before the filing of such petition or such appointment, or any corporation or business association of which such person was an executive officer at or within two (2) years before the time of the filing of such petition or such appointment;
ii.a conviction in a criminal proceeding or a named subject of a pending criminal proceeding (excluding traffic violations that do not relate to driving while intoxicated or driving under the influence);
iii.any Order that has not subsequently reversed, suspended or vacated, permanently or temporarily enjoining any such person from, or otherwise limiting, the following activities:
1.acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the United States Commodity Futures Trading Commission or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an Affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;
2.engaging in any particular type of business practice; or
3.engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of securities Laws or commodities Laws;
iv.any Order that has not been subsequently reversed, suspended or vacated, barring, suspending or otherwise limiting for more than sixty (60) days the right of any such person to engage in any activity described in the preceding sub paragraph, or to be associated with persons engaged in any such activity;
v.a finding by a Governmental Entity in a civil Action or by the SEC or other authority to have violated any securities Laws or decrees, and the judgment in such civil Action or finding by the SEC or any other authority has not been subsequently reversed, suspended or vacated; or
vi.a finding by a Governmental Entity in a civil Action or by the Commodity Futures Trading Commission to have violated any federal commodities Laws, and the judgment in such civil Action or finding has not been subsequently reversed, suspended or vacated.

(nn)Stock Option Plans. Each stock option granted by the Company was granted (i) in accordance with the terms of the applicable stock option plan of the Company and (ii) with an exercise price at least equal to the fair market value of the Common Stock on the date such stock option would be considered granted under GAAP and applicable Law. No stock option granted under the Company’s stock option plan has been backdated. The Company has not, to the Company’s Knowledge, granted, and there is no and has been no policy or practice of the Company to knowingly grant, stock options prior to, or otherwise knowingly coordinated the grant of stock options with, the release or other public announcement of material information regarding the Company or its Subsidiaries or their financial results or prospects.

(oo)No Disagreements with Accountants and Lawyers. There are no material disagreements of any kind presently existing or, to the Company’s Knowledge, reasonably anticipated to arise between the Company and/or any of its Subsidiaries, on the one hand, and the accountants and lawyers formerly or presently employed by the Company and/or any of its Subsidiaries, on the other hand, and the Company and each of its Subsidiaries is current with respect to any fees owed to its respective accountants and lawyers which, the failure to pay could affect the Company’s ability to perform any of its obligations under any of the Definitive Documents. In addition, on or prior to the date hereof, the Company had discussions with its accountants about its Financial Statements. Based on those discussions, to the Company’s Knowledge, the Company will not be required to restate any Financial Statements or any part thereof.

(pp)No Disqualification Events. With respect to Securities to be offered and sold hereunder in reliance on Rule 506(b) under the Securities Act (“Regulation D Securities”), none of the Company, any of its predecessors, any Affiliated issuer, any director, executive officer, other officer of the Company participating in the offering of the Securities contemplated by the Definitive Documents, or to the Company’s Knowledge, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Commitment Parties a copy of any disclosures provided thereunder.

(qq)Other Covered Persons. The Company is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Commitment Parties or other potential purchasers in connection with the sale of the Securities contemplated by the Definitive Documents.

(rr)No Additional Agreements. The Company does not have any agreement or understanding with any Commitment Party with respect to the transactions contemplated by the Definitive Documents other than as specified in the Definitive Documents.

(ss)Public Utility Holding Act. None of the Company nor any of its Subsidiaries is a “holding company,” or an “affiliate” of a “holding company,” as such terms are defined in the Public Utility Holding Act of 2005.

(tt)Federal Power Act. None of the Company nor any of its Subsidiaries is subject to regulation as a “public utility” under the Federal Power Act, as amended.

(uu)Customers and Vendors. Except as set forth on Schedule (uu), (i) neither the Company nor any of its Subsidiaries is engaged in a material dispute or is in material breach or material default under any Contract with any customer whose purchases from the Company or any of its Subsidiaries exceeded 5% of the consolidated net sales of the Company or Vendors of the Company or any of its Subsidiaries that represented greater than 5% of the cash cost of goods sold by the Company or any of its Subsidiaries, as applicable, in each case, during the fiscal year ended December 31, 2018, (ii) there has been no material adverse change in the business relationships of the Company or any of its Subsidiaries with any such customer or Vendor, as applicable, since December 31, 2018, and (iii) no such customer or Vendor has, to the Company’s Knowledge, threatened any material modification or change in the business relationship with the Company or any of its Subsidiaries.

(vv)Disclosure. The Company understands and confirms that each of the Commitment Parties will and is entitled to rely on the foregoing representations in effecting transactions in securities of the Company. All disclosure provided to the Commitment Parties regarding the Company and its Subsidiaries, their businesses and the transactions contemplated by the Definitive Documents, including the schedules and exhibits to the Agreement (including this Exhibit), furnished by or on behalf of the Company or any of its Subsidiaries, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred and no information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, liabilities, prospects, operations (including results thereof) or conditions (financial or otherwise), which, under applicable Law, requires public disclosure at or before the date hereof or announcement by the Company but which has not been so publicly disclosed. All financial projections and forecasts that have been prepared by or on behalf of the Company or any of its Subsidiaries and made available a Commitment Party have been prepared in good faith based upon reasonable assumptions and represented, at the time each such financial projection or forecast was delivered to such Commitment Party, the Company’s best estimate of future financial performance (it being recognized that such financial projections or forecasts are not to be viewed as facts and that the actual results during the period or periods covered by any such financial projections or forecasts may differ from the projected or forecasted results). The Company acknowledges and agrees that no Commitment Party makes or has made any representations or warranties with respect to the transactions contemplated by the Definitive Documents other than those specifically set forth in Article IV of the Agreement.

EXHBIT D

WARRANT CERTIFICATE

FORM OF WARRANT
THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(i)    REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND
(ii)    AGREES FOR THE BENEFIT OF Infrastructure and Energy Alternatives, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN EXCEPT:

a. TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR

b. PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR

c. PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

PRIOR TO THE REGISTRATION OF ANY TRANSFER OF THIS SECURITY OR ANY SECURITY ISSUABLE UPON EXERCISE OF THIS SECURITY, IF ANY, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.
Warrant Certificate No.: W-[__]

Original Issue Date: [__________], 2019

FOR VALUE RECEIVED, Infrastructure AND Energy Alternatives, INC., a Delaware corporation (the “Company”), hereby certifies that [NAME OF HOLDER], a [JURISDICTION AND TYPE OF ENTITY], or its registered assigns (the “Holder”) is entitled to purchase from the Company a number of duly authorized, validly issued, fully paid and nonassessable shares of Common Stock equal to the Warrant Share Number at a purchase price per share of $0.0001 (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth below in this Warrant. Certain capitalized terms used herein are defined in Section 1.

This Warrant has been issued pursuant to the terms of the Equity Commitment Agreement, dated as of [___________], 2019, by among the Company, the Holder and the other parties thereto (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Commitment Agreement”).

1.	Definitions. As used in this Warrant, the following terms have the respective meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question.

”Aggregate Exercise Price” means an amount equal to the product of (a) the number of Warrant Shares in respect of which this Warrant is then being exercised pursuant to Section 3 hereof, multiplied by (b) the Exercise Price.

“Automatic Exercise” has the meaning set forth in Section 3(f).

“Board” means the board of directors of the Company.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Change of Control” means any (a) direct or indirect acquisition (whether by a purchase, sale, transfer, exchange, issuance, merger, consolidation or other business combination) of shares of capital stock or other securities, in a single transaction or series of related transactions, (b) merger, consolidation or other business combination directly or indirectly involving the Company (c) reorganization, equity recapitalization, liquidation or dissolution directly or indirectly involving the Company, in each case for clauses (a) - (c) which results in any one Person, or more than one Person that are Affiliates or that are acting as a group, acquiring direct or indirect ownership of equity securities of the Company which, together with the equity securities held by such Person, such Person and its Affiliates or such group, constitutes more than 50% of the total direct or indirect voting power of the equity securities of the Company, taken as a whole, or (d) direct or indirect sale, lease, exchange, transfer or other disposition, in a single transaction or series of related transactions, of assets or businesses that constitute or represent all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole; provided, that no Change of Control shall be deemed to have occurred pursuant to clause (a) due to the acquisition of shares of Common Stock by Oaktree or its Affiliates upon (x) the conversion of shares of Series A Preferred Stock held by Oaktree or its Affiliates on the date hereof (after giving effect to the Closing) into shares of Common Stock, (y) pursuant to Section 3.6 of the Merger Agreement or (z) the exercise of any Warrants.

“Closing” has the meaning given such term in the Commitment Agreement.

“Closing Date” has the meaning given such term in the Commitment Agreement.

“Commitment Agreement” has the meaning set forth in the preamble.

“Common Stock” means the common stock, par value $0.0001 per share, of the Company, and any capital stock into which such Common Stock shall have been converted, exchanged or reclassified following the date hereof.

“Company” has the meaning set forth in the preamble.

“Convertible Securities” means any securities (directly or indirectly) convertible into or exchangeable for Common Stock, but excluding Options.

“Deemed Liquidation Event” means, directly or indirectly, in one or more related transactions, (a) a liquidation or dissolution of the Company in accordance with the terms and subject to the conditions set forth in the Certificate of Incorporation, (b) any merger, consolidation, recapitalization, reorganization or sale of the Company, or sale, transfer or issuance of voting securities of the Company or any other transaction or series of related transactions, in each case, in which the holders of voting securities of the Company owning a majority of the voting power of the Company immediately prior to such transaction do not own and control a majority of the voting power represented by the outstanding equity of the surviving entity after the closing of such transaction or (c) any sale, transfer or disposition of all or substantially all of the assets of the Company to another Person in one or more transactions.

“Ex-dividend Date” means the first date on which shares of the Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market; provided that if the Common Stock does not trade on an exchange or market, the “Ex-Dividend date” shall mean the record date for such issuance, dividend or distribution.

“Exercise Date” means, for any given exercise of this Warrant, the date on which the conditions to such exercise as set forth in Section 3 shall have been satisfied at or prior to 5:00 p.m., New York City time, on a Business Day, including, without limitation, the receipt by the Company of the Notice of Exercise, the Warrant and the Aggregate Exercise Price.

“Exercise Period” has the meaning set forth in Section 2.

“Exercise Price” has the meaning set forth in the preamble.

“Fair Market Value” means, as of any particular date: (a) the volume weighted average price per share of the Common Stock for each Business Day referred to below on the principal domestic securities exchange on which the Common

Stock may at the time be listed; (b) if there have been no sales of the Common Stock on any such exchange on any such Business Day referred to below, the average of the highest bid and lowest asked prices for the Common Stock on such exchanges at the end of such Business Day referred to below; (c) if on any such Business Day referred to below the Common Stock is not listed on a domestic securities exchange, the closing sales price of the Common Stock as quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association for such Business Day referred to below; or (d) if there have been no sales of the Common Stock on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association on any such Business Day referred to below, the average of the highest bid and lowest asked prices for the Common Stock quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association at the end of such Business Day referred to below; in each case, averaged over twenty (20) consecutive Business Days ending on the Business Day immediately prior to the day as of which “Fair Market Value” is being determined; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading. If at any time the Common Stock is not listed on any domestic securities exchange or quoted on the OTC Bulletin Board, the Pink OTC Markets or similar quotation system or association, the “Fair Market Value” of the Common Stock shall be the fair market value per share as determined jointly by the Board and the Holder. If such parties are unable to reach agreement within ten (10) Business Days after the occurrence of an event requiring valuation (the “Valuation Event”), the fair market value of such consideration will be determined within ten (10) Business Days after the tenth (10th) day following the Valuation Event by an independent, reputable appraiser selected by the Company. The determination of such appraiser shall be final and binding upon all parties absent manifest error and the fees and expenses of such appraiser shall be borne by the Company.

“Funded Commitment Amount” has the meaning given to such term in the Commitment Agreement.

“Holder” has the meaning set forth in the preamble.

“Merger Agreement” means that certain Agreement and Plan of Merger, dated November 3, 2017, by and among the Company, IEA Energy Services, LLC, a Delaware limited liability company, Infrastructure and Energy Alternatives, LLC, a Delaware limited liability company, and the other parties thereto.

“Notice of Exercise” has the meaning set forth in Section 3(a)(i).

“Oaktree” means Oaktree Power Opportunities Fund III Delaware, L.P.

“Options” means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

“Original Issue Date” means [_________], 2019.

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Person” means any individual, sole proprietorship, partnership, limited liability company, corporation, joint venture, trust, association, incorporated organization or government or department or agency thereof.

“Pink OTC Markets” means the OTC Markets Group Inc. electronic inter-dealer quotation system, including OTCQX, OTCQB and OTC Pink.

“Series A Preferred Stock” means the Series A Preferred Stock of the Company.

“Series B-3 Preferred Stock” means the Series B-3 Preferred Stock of the Company.

“Stockholder Rule 5635 Approval” has the meaning given such term in the Commitment Agreement.

“Warrant” means this Warrant and all warrants issued upon division or combination of, or in substitution for, this Warrant.

“Warrant Share Number” means, at any time, the aggregate number of Warrant Shares for which this Warrant is exercisable at such time, as such number may be adjusted from time to time pursuant to the terms hereof. The Warrant Share Number shall initially be [____].

“Warrant Shares” means the shares of Common Stock or other capital stock of the Company then purchasable upon exercise of this Warrant in accordance with the terms of this Warrant.

2.	Term of Warrant. Subject to the terms and conditions hereof, the Holder of this Warrant may exercise this Warrant on or after the date hereof at any time and from time to time (the “Exercise Period”).

3.Exercise of Warrant.
(a)Exercise Procedure. This Warrant may be exercised for any or all unexercised Warrant Shares upon:
(i)surrender of this Warrant to the Company at its then principal executive offices (or an indemnification undertaking with respect to this Warrant in the case of its loss, theft or destruction), together with a notice of exercise (each a “Notice of Exercise”) substantially in the form attached hereto as Exhibit A, duly completed (including specifying the number of Warrant Shares to be purchased) and executed; and
(ii)payment to the Company of the Aggregate Exercise Price in accordance with Section 3(b).
(b)Payment of the Aggregate Exercise Price. Payment of the Aggregate Exercise Price shall be made, at the option of the Holder as expressed in the Notice of Exercise, by the following methods:
(i)by delivery to the Company of a certified or official bank check payable to the order of the Company or by wire transfer of immediately available funds to an account designated in writing by the Company, in the amount of such Aggregate Exercise Price;
(ii)by instructing the Company to withhold a number of Warrant Shares then issuable upon exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price; or
(iii)any combination of the foregoing.
In the event of any withholding of Warrant Shares pursuant to clause (ii) or (iii) above where the number of shares whose value is equal to the Aggregate Exercise Price is not a whole number, the number of shares withheld by or surrendered to the Company shall be rounded up to the nearest whole share and the Company shall make a cash payment to the Holder (by delivery of a certified or official bank check or by wire transfer of immediately available funds) based on the incremental fraction of a share being so withheld by or surrendered to the Company in an amount equal to the product of (x) such incremental fraction of a share being so withheld or surrendered multiplied by (y) the Fair Market Value of one Warrant Share as of the Exercise Date.

(c)Delivery of Stock Certificates and/or Book-Entry Shares. Upon receipt by the Company of a Notice of Exercise, surrender of this Warrant and payment of the Aggregate Exercise Price (in accordance with Section 3(a) hereof), the Company shall, as promptly as practicable, and in any event within five (5) Business Days thereafter, at the option of the Holder, either (i) execute (or cause to be executed) and deliver (or cause to be delivered) to the Holder a certificate or certificates representing the Warrant Shares issuable upon such exercise or (ii) cause to be issued to such Holder by entry on the books of the Company (or the Company’s transfer agent, if any) the Warrant Shares issuable upon such exercise, in each case, together with cash in lieu of any fraction of a share, as provided in Section 3(b). The stock certificate or certificates or book-entry interests of Warrant Shares so delivered or issued, as the case may be, shall be, to the extent possible, in such denomination or denominations as the exercising Holder shall reasonably request in the Notice of Exercise and shall be registered in the name of the Holder or, subject to compliance with Section 5 below, such other Person's name as shall be designated in the Notice of Exercise. This Warrant shall be deemed to have been exercised and such certificate or certificates or book-entry interests of Warrant Shares shall be deemed to have been issued, and the Holder or any other Person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Shares for all purposes, as of the Exercise Date.

(d)Delivery of New Warrant. Unless the purchase rights represented by this Warrant shall have been fully exercised, the Company shall, at the time of delivery of the certificate or certificates or book-entry interests representing the Warrant Shares being issued in accordance with Section 3(c) hereof, deliver to the Holder a new Warrant evidencing the rights of the Holder to purchase the unexpired and unexercised Warrant Shares called for by this Warrant. Such new Warrant shall in all other respects be identical to this Warrant.

(e)Valid Issuance of Warrant and Warrant Shares; Payment of Taxes. With respect to the exercise of this Warrant, the Company hereby represents, warrants, covenants and agrees as follows:
(i)This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.
(ii)All Warrant Shares issuable upon the exercise of this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company and free and clear of all taxes, liens and charges.

(iii)The Company shall use commercially reasonable efforts to ensure that all such Warrant Shares are issued without violation by the Company of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock or other securities constituting Warrant Shares may be listed at the time of such exercise (except for official notice of issuance which shall be immediately delivered by the Company upon each such issuance).
(iv)The Company shall pay all expenses in connection with, and all taxes and other governmental charges that may be imposed with respect to, the issuance or delivery of Warrant Shares upon exercise of this Warrant; provided, that the Company shall not be required to pay any tax or governmental charge that may be imposed with respect to any applicable withholding or the issuance or delivery of the Warrant Shares to any Person other than the Holder, and no such issuance or delivery shall be made unless and until the Person requesting such issuance has paid to the Company the amount of any such tax, or has established to the satisfaction of the Company that such tax has been paid.

(f)Reservation of Shares. During the Exercise Period, the Company shall at all times reserve and keep available out of its authorized but unissued Common Stock or treasury shares constituting Warrant Shares, solely for the purpose of issuance upon the exercise of this Warrant, the maximum number of Warrant Shares issuable upon the exercise of this Warrant, and the par value per Warrant Share shall at all times be less than or equal to the applicable Exercise Price. The Company shall not increase the par value of any Warrant Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, and shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.

(g)Holders Exercise Limitation. Subject to the provisions set forth in Section 5.6(ii) of the Commitment Agreement, until Stockholder Rule 5635 Approval is obtained, the Company shall not effect any exercise of this Warrant, and a Holder shall not have the right to exercise any portion of this Warrant, pursuant to this Section 3 or otherwise, to the extent that after giving effect to such exercise as set forth on the applicable Notice of Exercise, such exercise would cause the Company to have issued a number of Warrant Shares with respect to Warrants issued pursuant to the Commitment Agreement, together with any shares of Common Stock issued upon the exercise of warrants as contemplated by the Commitment Agreement or in transactions that would otherwise require shareholder approval under Nasdaq Rule 5635 that are contemplated by the Commitment Agreement (in each case, to the extent such warrants or Common Stock are actually issued by the Company pursuant to legally binding definitive agreements among the applicable parties), greater than 19.9% of the Company’s outstanding Common Stock or outstanding voting power immediately prior to the Closing on the Closing Date. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

4.Adjustments. In order to prevent dilution of the purchase rights granted under this Warrant, the Warrant Share Number issuable upon exercise of this Warrant shall be subject to adjustment (an “Adjustment”) from time to time as provided in this Section 4 (in each case, after taking into consideration any prior Adjustments pursuant to this Section 4).

(a)Adjustment to Number of Warrant Shares Upon Dividend, Subdivision or Combination of Common Stock. If the Company shall, at any time or from time to time after the Original Issue Date, (i) pay a dividend or make any other distribution upon the Common Stock or any other capital stock of the Company payable in shares of Common Stock or in Options or Convertible Securities to all or substantially all the holders of the Common Stock, or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, in each case other than any such transaction covered by Section 4(b), Section 4(c), or Section 4(d), the Warrant Share Number immediately prior to any such dividend, distribution or subdivision shall be proportionately increased so that the Holder shall be entitled to receive upon the exercise of this Warrant the number of shares of Common Stock or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of any event described above, had this Warrant been exercised or converted immediately prior to the occurrence of such event. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Warrant Share Number immediately prior to such combination shall be proportionately decreased so that the Holder shall be entitled to receive upon the exercise of this Warrant the number of shares of Common Stock or other securities of the Company that the Holder would have owned or would have been entitled to receive upon or by reason of any event described above, had this Warrant been exercised or converted immediately prior to the occurrence of such event. Any Adjustment under this Section 4(a) shall become effective immediately after the open of business on the Ex-dividend Date for such dividend or immediately after the open of business on the effective date for such subdivision or combination.

(b)Adjustment Upon Cash Distributions and Other Distributions. If the Company distributes to the holders of Common Stock, (x) cash or any other property or securities, or (y) any rights, options or warrants to subscribe for or purchase any of the foregoing (other than, in each case set forth in clause (x) and clause (y), any dividend or distribution described in Section 4(a) or Section 4(d)), then, in each such case, the Holder shall be entitled to participate in such distribution to the same extent that the Holder would have participated therein if the Holder had exercised this Warrant in full immediately before the date of which a record is taken for such distribution, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the participation in such distribution. For the avoidance of doubt, no repurchase or redemption by the Company or any of its subsidiaries of any securities of the Company shall be considered a distribution.

(c)Adjustment Upon Reorganization, Reclassification, Consolidation or Merger. In the event of any (i) capital reorganization of the Company, (ii) reclassification of the stock of the Company (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), (iii) consolidation or merger of the Company with or into another Person, (iv) sale of all or substantially all of the Company’s assets to another Person, (v) Deemed Liquidation Event or (vi) other similar transaction, in each case which entitles all or substantially all of the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities, cash or other assets or consideration with respect to or in exchange for Common Stock, each Warrant shall, immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction, be canceled (without any action of the Holder and regardless of any limitation or restriction on the exercisability of this Warrant that may otherwise be applicable) with the Holder entitled to receive the kind and number of shares of stock, securities, cash or other assets or consideration resulting from such transaction to which the Holder would have been entitled as a holder of the applicable number of Warrant Shares then issuable hereunder as a result of such exercise if the Holder had exercised this Warrant in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Warrant Shares then issuable hereunder as a result of such exercise (without taking into account any limitations or restrictions on the exercisability of this Warrant). The Company shall make provision for compliance with this Section 4(c) in the agreements, if any, relating to such transactions, if necessary to give effect to this Section 4(c).

(d)Adjustment of Warrant Upon Spin-off. If, at any time after the issuance of this Warrant but prior to the exercise hereof, the Company shall spin‑off another Person (the “Spin‑off Entity”), then the Company (a) shall issue to the Holder a new warrant to purchase, at the Exercise Price, the number of shares of common stock or other proprietary interest in the Spin‑off Entity (and any other consideration) that the Holder would have owned had the Holder exercised or converted this Warrant immediately prior to the consummation of such spin‑off and (b) shall make provision therefor in the agreement, if any, relating to such spin-off. Such new warrant shall provide for rights and obligations which shall be as nearly equivalent as may be practicable to the rights and obligations provided for in this Warrant. The provisions of this Section 4(d) (and any equivalent thereof in any such new warrant) shall apply to successive transactions.

(e)Certificate as to Adjustment.
(i)As promptly as reasonably practicable following any adjustment of the number of Warrant Shares pursuant to the provisions of this Section 4, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an officer of the Company setting forth in reasonable detail such Adjustment and the facts upon which it is based and certifying the calculation thereof.
(ii)As promptly as reasonably practicable following the receipt by the Company of a written request by the Holder, but in any event not later than five (5) Business Days thereafter, the Company shall furnish to the Holder a certificate of an officer of the Company certifying the number of Warrant Shares or the amount, if any, of other shares of stock, securities or assets then issuable upon exercise of the Warrant.

(f)Notices. In the event:
(i)that the Company shall take a record of the holders of its Common Stock (or other capital stock or securities at the time issuable upon exercise of the Warrant) for the purpose of entitling or enabling them to receive any dividend or other distribution (including any spin-off); or
(ii)of any capital reorganization of the Company, any reclassification of the Common Stock of the Company, any consolidation or merger of the Company with or into another Person, or sale of all or substantially all of the Company's assets to another Person;
(iii)of the voluntary or involuntary dissolution, liquidation or winding-up of the Company; or
(iv)any other event that may cause an Adjustment;
then, and in each such case, the Company shall send or cause to be sent to the Holder at least ten (10) Business Days or, if less, as soon as practicable, prior to the applicable Ex-dividend Date, record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be, (A) the Ex-dividend Date, the record date for such dividend or distribution, and a description of such dividend or distribution, or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other event is proposed to take place, and the date, if any is to be fixed, as of which the books of the Company shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other capital stock or securities at the time issuable upon exercise of the Warrant) shall be entitled to exchange their shares of Common Stock (or such other capital stock or securities)

for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, winding-up or other event, and the amount per share and character of such exchange applicable to the Warrant and the Warrant Shares.
(g)In the event that more than one Adjustment is required to be made in connection with an event or series of events, the Adjustments pursuant to this Section 4 shall be applied in such order as to provide the holders of the Warrants with the benefits to which they would have been entitled had the Warrants been exercised immediately prior to the earliest record date for such events.

5.Transfer of Warrant. Subject to the transfer conditions referred to in the legend endorsed hereon and in Section 8, this Warrant and all rights hereunder are and will be transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed assignment agreement in form and substance reasonably satisfactory to the Company, together with funds sufficient to pay any transfer taxes described in the proviso to Section 3(e)(iv) in connection with the making of such transfer. Upon such compliance, surrender and delivery and, if required, such payment, the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly be cancelled.

6.Holder Not Deemed a Stockholder; Limitations on Liability. Except as expressly set forth herein, this Warrant does not entitle the Holder to any voting rights or other rights as a shareholder of the Company until the Holder has received Warrant Shares issuable upon exercise of this Warrant pursuant to the terms hereof, nor shall anything contained in this Warrant be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends (except as set forth in Section 5) or subscription rights, or otherwise. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a stockholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

7.Replacement on Loss; Division and Combination.
(a)Replacement of Warrant on Loss. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and upon delivery of an indemnity reasonably satisfactory to it and, in case of mutilation, upon surrender of such Warrant for cancellation to the Company, the Company at its own expense shall execute and deliver to the Holder, in lieu hereof, a new Warrant of like tenor and exercisable for an equivalent number of Warrant Shares as the Warrant so lost, stolen, mutilated or destroyed.
(b)Division and Combination of Warrant. Subject to compliance with the applicable provisions of this Warrant as to any transfer or other assignment which may be involved in such division or combination, including the provisions of Section 8, this Warrant may be divided or, following any such division of this Warrant, subsequently combined with other Warrants, upon the surrender of this Warrant or Warrants to the Company at its then principal executive offices, together with a written notice specifying the names and denominations in which new Warrants are to be issued, signed by the respective Holders or their agents or attorneys. Subject to compliance with the applicable provisions of this Warrant as to any transfer or assignment which may be involved in such division or combination, the Company shall at its own expense execute and deliver a new Warrant or Warrants in exchange for the Warrant or Warrants so surrendered in accordance with such notice. Such new Warrant or Warrants shall be of like tenor to the surrendered Warrant or Warrants and shall be exercisable in the aggregate for an equivalent number of Warrant Shares as the Warrant or Warrants so surrendered in accordance with such notice.

8.Compliance with the Securities Act.
(a)Agreement to Comply with the Securities Act; Legend. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 8 and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell or otherwise dispose of this Warrant or any Warrant Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act of 1933, as amended (the “Securities Act”). This Warrant and all Warrant Shares issued upon exercise of this Warrant shall be stamped or imprinted with a legend in substantially the following form:
“THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT IN ACCORDANCE WITH THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF OR OF A BENEFICIAL INTEREST HEREIN, THE ACQUIRER:
(i)    REPRESENTS THAT IT IS AN ACCREDITED INVESTOR WITHIN THE MEANING OF REGULATION D AS PROMULGATED UNDER THE SECURITIES ACT, AND

(ii)    AGREES FOR THE BENEFIT OF INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC. (THE “COMPANY”) THAT IT WILL NOT OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER THIS SECURITY AND THE SECURITIES, IF ANY, ISSUABLE UPON EXERCISE OF THIS SECURITY OR ANY BENEFICIAL INTEREST HEREIN OR THEREIN EXCEPT:
a. TO THE COMPANY OR ANY SUBSIDIARY THEREOF, OR
b. PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BECOME EFFECTIVE UNDER THE SECURITIES ACT, OR
c. PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.
PRIOR TO THE REGISTRATION OF ANY TRANSFER OF THIS SECURITY OR ANY SECURITY ISSUABLE UPON EXERCISE OF THIS SECURITY, IF ANY, THE COMPANY RESERVES THE RIGHT TO REQUIRE THE DELIVERY OF SUCH LEGAL OPINIONS, CERTIFICATIONS OR OTHER EVIDENCE AS MAY REASONABLY BE REQUIRED IN ORDER TO DETERMINE THAT THE PROPOSED TRANSFER IS BEING MADE IN COMPLIANCE WITH THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. NO REPRESENTATION IS MADE AS TO THE AVAILABILITY OF ANY EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.”
The requirement imposed by this Section 8 shall cease and terminate as to this Warrant or any particular Warrant Share when, in the written opinion of counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act. Wherever such requirement shall cease and terminate as to this Warrant or any Warrant Share, the Holder or the holder of such Warrant Share, as the case may be, shall be entitled to receive from the Company, without expense, a new warrant or a new stock certificate, as the case may be, not bearing the legend set forth in this Section 8.
(b)Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:
(i)The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Warrant Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Warrant Shares, except pursuant to sales registered or exempted under the Securities Act.
(ii)The Holder understands and acknowledges that this Warrant and the Warrant Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.
(iii)The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Warrant Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects and financial condition of the Company.

9.Tax Treatment. The parties hereto agree that (i) the Warrant shall be treated as common equity of the Company for U.S. federal, and applicable state and local, income tax purposes and (ii) the exchange of the Warrant for Warrant Shares pursuant to Section 3 shall be treated as a recapitalization within the meaning of Section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended. The parties hereto agree that the aggregate fair market value of the Warrant on the date hereof is $2.84 per Warrant Share and that such amount of the Holder’s Funded Commitment Amount will be allocable to the Holder’s Warrants ratably on the basis of the number of Warrant Shares with the balance of the Funded Commitment Amount allocable to the Holder’s shares of Series B-3 Preferred Stock for U.S. federal, and applicable state and local, income tax purposes. If a Holder receives additional Warrants pursuant to Section 5.6 of the Commitment Agreement, such additional Warrants will be treated as an adjustment to purchase price of the Holder’s Warrants and the Holder’s shares of Series B-3 Preferred Stock for U.S. federal, and applicable state and local, income tax purposes, with such additional Warrants valued at the same amount stated in the first sentence of this Section 2.3, and the allocation of the Holder’s Funded Commitment Amount pursuant to this Section 9 and Section 2.3 of the Commitment Agreement shall be readjusted accordingly. The parties hereto shall prepare their respective U.S. federal, and applicable state and local income Tax Returns in a manner consistent with the foregoing treatment and allocation.

10.Warrant Register. The Company shall keep and properly maintain at its principal executive offices books for the registration of the Warrant and any transfers thereof. The Company may deem and treat the Person in whose name the Warrant is registered on such register as the Holder thereof for all purposes, and the Company shall not be affected by any notice to the contrary, except any assignment, division, combination or other transfer of the Warrant effected in accordance with the provisions of this Warrant.

11.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11).

If to the Company:	Infrastructure and Energy Alternatives, Inc. 6325 Digital Way, Suite 460 Indianapolis, Indiana 46278 Attn: Gil Melman, Esq. Tel: (765) 828-3513 Email: Gil.Melman@iea.net
with a copy to (which shall not constitute notice):	Kirkland & Ellis LLP 333 South Hope Street 29th Floor Los Angeles, CA 90071 Attn: Tana Ryan, Esq. Tel: (213) 680-8430 Email: tryan@kirkland.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attn: Michael Kim, Esq. Tel: (212) 446 4746 Email: michael.kim@kirkland.com
If to the Holder:	c/o Ares Management LLC 2000 Avenue of the Stars, 12th Floor Los Angeles, CA 90067 Email: sgraves@aresmgmt.com PEGeneralCounsel@aresmgmt.com Attention: Scott Graves with a copy to (which shall not constitute notice):
Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Attention:Kenneth M. Schneider
                   Lawrence G. Wee
Facsimile:(212) 492-0303
(212) 492-0052
Email:kschneider@paulweiss.com
lwee@paulweiss.com

12.
Entire Agreement. This Warrant, the Commitment Agreement and the Registration Rights Agreement dated as of March 26, 2018 by and among [the Company, IEA Parent, M III Sponsor I LLC and M III Sponsor I LP, Cantor Fitzgerald & Co., Mr. Osbert Hood, Mr. Philip Marber, Ares and OT POF IEA Preferred B Aggregator, L.P.], as amended from time to time, constitute the sole and entire agreement of the parties to this Warrant with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the provisions contained in this Warrant and the Commitment Agreement, the provisions contained in this Warrant shall control.

13.Successor and Assigns. This Warrant and the rights evidenced hereby shall be binding upon and shall inure to the benefit of the successors of the Company and the successors and permitted assigns of the Holder. Such successors and/or permitted assigns of the Holder shall be deemed to be a Holder for all purposes hereunder.

14.No Third-Party Beneficiaries. This Warrant is for the sole benefit of the Company and the Holder and their respective successors and, in the case of the Holder, permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Warrant.

15.Headings. The headings in this Warrant are for reference only and shall not affect the interpretation of this Warrant.

16.Amendment and Modification; Waiver. Except as otherwise provided herein, this Warrant may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by the Company or the Holder of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Warrant shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.Severability. If any term or provision of this Warrant is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

18.Governing Law; Specific Enforcement; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Warrant shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.
(b)The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Warrant were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Warrant and to enforce specifically the terms and provisions of this Warrant in any court of competent jurisdiction, in each case without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy.
(c)Each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction, any state or federal court within the State of Delaware), for the purposes of any action or legal proceeding arising out of this Warrant and the rights and obligations arising hereunder, and irrevocably and unconditionally waives any objection to the laying of venue of any such action or legal proceeding in any such court, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action or legal proceeding has been brought in an inconvenient forum. Each party hereto agrees that service of any process, summons, notice or document by registered mail to such party’s respective address set forth in Section 11 shall be effective service of process for any such action or legal proceeding.
(d)Each party hERETO Hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect OF any ACTION, CLAIM OR LEGAL PROCEEDING directly or indirectly arising out of, under or in connection with this WARRANT. Each party HERETO (i) certifies that no Representative of any other party has represented, expressly or otherwise, that such other party would not, in the event of ANY ACTION, CLAIM OR LEGAL PROCEEDING, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties HERETO have been induced to enter into this WARRANT by, among other things, the mutual waivers and certifications in this SECTION 18.

19.Counterparts. This Warrant may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Warrant delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Warrant.

20.No Strict Construction. This Warrant shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted.

IN WITNESS WHEREOF, the Company has duly executed this Warrant on the Original Issue Date.

INFRASTRUCTURE AND ENERGY ALTERNATIVES, INC.
By: _____________________ Name: Title:

Accepted and agreed,
[HOLDER NAME]
By: _______________________ Name: Title:

EXHIBIT A
NOTICE OF EXERCISE
Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278
Attn: Gil Melman

Date: [•]

Pursuant to the provisions set forth in the Warrant (Warrant Certificate No.: W-1), dated as of [_________], 2019 (the “Warrant”), attached hereto as Annex I, the undersigned hereby irrevocably elects to exercise such Warrant and hereby notifies you of such election to purchase [•] Warrant Shares and herewith makes payment of $[•] (the “Aggregate Exercise Price”) in accordance with Section 3(b) of the Warrant, representing the full payment of the Aggregate Exercise Price for such Warrant Shares. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Warrant.
Number of Warrant Shares (check the box that applies).
This Notice of Exercise involves fewer than all of the Warrant Shares that are exercisable under the Warrant and I retain the right to exercise my Warrant for the balance of the Warrant Shares remaining in accordance with the terms and subject to the conditions of the Warrant. I hereby request that the Company deliver to me a new Warrant evidencing my rights to purchase the unexpired and unexercised Warrant Shares.
This Notice of Exercise involves all of the Warrant Shares that are exercisable under the Warrant, which Warrant is hereby enclosed herewith and surrendered to the Company hereby (or, in the case of its loss, theft or destruction, the undersigned undertakes to indemnify the Company from any loss as a result thereof).
Payment of Aggregate Exercise Price (check the box(es) that applies).
Payment of the Aggregate Exercise Price will be made by delivery to the Company of a certified or official bank check payable to the order of the Company in the amount of $[•];
Payment of the Aggregate Exercise Price will be made by wire transfer of immediately available funds to an account designated in writing by the Company; or
Payment of the Aggregate Exercise Price will be made by instructing the Company to withhold [•] Warrant Shares issuable upon the exercise of this Warrant with an aggregate Fair Market Value as of the Exercise Date equal to such Aggregate Exercise Price.

[HOLDER]
By: _____________________________
Name:_____________________________
Title: _____________________________

ANNEX I
WARRANT
[To be attached.]

EXHIBIT E
1.    The Second Amended and Restated Certificate of Designation of Series B-1 Preferred Stock will be the Series B-1 COD, conformed as applicable to the Series B-3 COD, including as it relates to Consent Rights and Conversion Rights.
2.    The Amended and Restated Certificate of Designation of Series B-2 Preferred Stock will be the Series B-2 COD, conformed as applicable to the Series B-3 COD, including as it relates to Consent Rights and Conversion Rights.

E-1

Exhibit F

Commitment Fees

2019 Commitment

Commitment fee:	$375,000

Commitment length:    Date of this Agreement through December 31, 2019

Duration fee:        Payable on any committed but uninvested amounts on the respective                 anniversaries as follows:

45 days-$150,000

2020 Commitment

Commitment fee:	$375,000

Commitment length:	180 days following the Closing

Duration fees:	Up to $562,500 in the aggregate payable on any committed but uninvested amounts on the respective anniversaries as follows:

45 days-$150,000
90 days-$187,500
180 days-$225,000

F-1

Exhibit G

Form of Officer’s Certificate

[], 2019

This officer’s certificate (this “Certificate”) is furnished pursuant to the Equity Commitment Agreement by and among Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), the commitment parties party thereto and the other parties set forth therein, dated as of October 29, 2019 (the “Equity Commitment Agreement”). Unless the context requires otherwise, all capitalized terms used but not defined in this Certificate shall have the meanings set forth in the Equity Commitment Agreement.

I, Andrew Layman, Chief Financial Officer of the Company, do hereby certify, solely in my capacity as such officer, and not in my individual capacity, that based on the calculation of Adjusted EBITDA attached hereto as Exhibit A, the Company is projected to (or has) generate(d) Adjusted EBITDA for the year ended December 31, 2019 of at least $100 million.

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first set forth above.

By:
Name: Andrew Layman
Title: Chief Financial Officer

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Exhibit A

(000's)	Actual Results					Forecast Results	Actual & Forecast Results
	Qtr Ended	Qtr Ended	Qtr Ended	Month Ended	Month Ended	Month Ended	Year Ended
	3/31/2019	6/30/2019	9/30/2019	10/31/2019	11/30/2019	12/31/2019	12/31/2019
Net income (loss)	$(22,889)	$6,208
Interest expense, net	10,367	11,496
Provision (benefit) for income taxes	(8,629)	6,112
Depreciation and amortization	12,017	11,784
EBITDA	$(9,134)	$35,600	0	0	0	0	0

Adjustments
Transaction costs	—	—
Diversification SG&A	—	—
Consulting fees & expenses	—	—
Non-cash stock compensation expense	1,039	722
Acquisition integration costs	3,380	3,084
Loss on debt extinguishment	—	—
Contingent consideration fair value adjustment	—	(18,835)
Adjusted EBITDA	$(4,715)	$20,571	0	0	0	0	0

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